Exhibit 99.1

INGERSOLL-RAND plc

Directors’ Report and Financial Statements

For the Year Ended 31 December 2010

INGERSOLL-RAND PLC

DIRECTORS’ REPORT

Group Directors’ report for the year ended 31 December 2010

The directors present their report and audited consolidated financial statements for the fiscal year ended 31 December 2010.

Principal Activities

Ingersoll-Rand plc (IR-Ireland or the Company), an Irish public limited company, and its consolidated subsidiaries (collectively referred to as the Group) are a diversified, global company that provides products, services and solutions to enhance the quality and comfort of air in homes and buildings, transport and protect food and perishables, secure homes and commercial properties, and increase industrial productivity and efficiency. Our business segments consist of Climate Solutions, Residential Solutions, Industrial Technologies and Security Technologies, each with strong brands and leading positions within their respective markets. We generate turnover and cash primarily through the design, manufacture, sale and service of a diverse portfolio of industrial and commercial products that include well-recognized, premium brand names such as Club Car®, Hussmann®, Ingersoll-Rand®, Schlage®, Thermo King® and Trane®.

To achieve our mission of becoming a world leader in creating safe, comfortable and efficient environments, as well as to become a more diversified Group with strong growth and profitability prospects, we transformed our enterprise portfolio by divesting cyclical, low-growth and asset-intensive businesses. In addition, our acquisition strategy has helped deliver more consistent turnover and earnings performance across all phases of the economic cycle. Aside from our portfolio transformation, we continue to focus on increasing our recurring turnover stream, which includes turnover from parts, service, used equipment and rentals. We also intend to continuously improve the efficiencies, capabilities, products and services of our high-potential businesses.

Ireland Reorganization

On 5 March 2009, our board of directors approved a reorganization of the Group that would change the jurisdiction of incorporation of our parent company from Bermuda to Ireland. The first step in the Ireland Reorganization was the establishment of IR-Limited’s tax residency in Ireland, which occurred in March 2009. Subsequently, IR-Ireland replaced IR-Limited as the ultimate parent company pursuant to a scheme of arrangement under Bermuda law. The Ireland Reorganization was accounted for as a reorganization of entities under common control and accordingly, did not result in any changes to the consolidated amounts of assets, liabilities and equity. As a result of the Ireland Reorganization, IR-Limited became a wholly-owned subsidiary of IR-Ireland and the Class A common shareholders of IR-Limited became ordinary shareholders of IR-Ireland.

On 1 July 2009, Ingersoll-Rand Company Limited (IR-Limited), a Bermuda company, completed a reorganization to change the jurisdiction of incorporation of the parent company of Ingersoll Rand from Bermuda to Ireland. As a result, IR-Ireland replaced IR-Limited as the ultimate parent company effective 1 July 2009. In conjunction with the Ireland Reorganization, IR-Limited became a wholly-owned subsidiary of IR-Ireland and the Class A common shareholders of IR-Limited became ordinary shareholders of IR-Ireland. All references related to the Company prior to 1 July 2009 relate to IR-Limited.

On 1 July 2009, IR-Limited completed the transfer of all the outstanding shares of Ingersoll-Rand Global Holding Company Limited (IR-Global) to Ingersoll-Rand International Holding Limited (IR-International), another wholly-owned indirect subsidiary of IR-Limited incorporated in Bermuda, whereupon IR-International assumed the obligations of IR-Limited as an issuer or guarantor, as the case may be, under the indentures governing the Group’s outstanding notes, medium-term notes and debentures. IR-Ireland and IR-Limited also fully and unconditionally guarantee the payment obligations of IR-International, IR-Global and Ingersoll-Rand Company, a wholly-owned indirect subsidiary of IR-Limited incorporated in New Jersey (IR-New Jersey), as the case may be, as the issuers of debt securities under these indentures. Neither IR-Ireland nor IR-Limited has issued or intends to issue guarantees in respect of any indebtedness incurred by Trane. In addition, any securities issued by the Company that were convertible, exchangeable or exercisable into Class A common shares of IR-Limited became convertible, exchangeable or exercisable, as the case may be, into the ordinary shares of IR-Ireland.

The Ireland Reorganization did not have a material impact on our financial results. Ingersoll-Rand plc continues to be subject to United States Securities and Exchange Commission reporting requirements and prepares financial statements in accordance with U.S. Generally Accepted Accounting Principles (U.S. GAAP). Shares of Ingersoll-Rand plc continue to trade on the New York Stock Exchange under the symbol “IR”, the same symbol under which the Ingersoll-Rand Company Limited Class A common shares previously traded.

Review of Business Segments

Our business segments provide products, services and solutions used to increase the efficiency and productivity of both industrial and commercial operations and homes, as well as improve the security, safety, health and comfort of people around the world.

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The segment discussions that follow describe the significant factors contributing to the changes in results for each segment included in continuing operations.

Climate Solutions

Our Climate Solutions segment delivers energy-efficient refrigeration and Heating, Ventilation and Air Conditioning (HVAC) solutions throughout the world. Encompassing the transport and stationary refrigeration markets as well as the commercial HVAC markets, this segment offers customers a broad range of products, services and solutions to manage controlled temperature environments. This segment includes the market-leading brands of Hussmann, Thermo King and Trane.

On 4 October 2010, we completed the divestiture of our European refrigerated display case business, which was sold under the KOXKA brand, to an affiliate of American Industrial Acquisition Corporation (AIAC Group). The business, which was previously reported as part of the Climate Solutions segment, designs, manufactures and markets commercial refrigeration equipment through sales branches and a network of distributors throughout Europe, Africa and the Middle East. KOXKA had two manufacturing facilities in Spain and employed 445 people.

Trane commercial HVAC turnover continues to be impacted by declining activity in non-residential construction markets, which has affected our commercial HVAC turnover in all geographic areas, except Asia. Both equipment and systems turnover were impacted by the decrease in end-market activity. However, increased turnover for parts, services and solutions helped to mitigate these declines. Net turnover in our transport and stationary refrigeration businesses experienced strong improvements in all geographic areas due to the refrigerated trailer and truck markets. In addition, sea-going container turnover and worldwide bus turnover have begun to improve due to an increase in end-market activity. Worldwide display cases and contracting turnove also increased due to recovering supermarket capital expenditures.

Operating income for the year ended 31 December 2010 increased by 38.8%, or $167.3 million, compared with the same period of 2009. The increase, which improved operating margins to 7.7% from 6.0%, was primarily related to improved productivity actions ($280 million) as well as higher volumes and product mix ($178 million). However, the benefits resulting from these improvements were partially offset by increases in material and other costs ($266 million). Included in 2010 operating income was $23.7 million of charges associated with ongoing restructuring actions, which had a 0.3 point impact on operating margins. The comparable amount recorded in 2009 was $35.9 million, which had a 0.5 point impact on operating margins.

Residential Solutions

Our Residential Solutions segment provides safety, comfort and efficiency to homeowners throughout North America and parts of South America. It offers customers a broad range of products, services and solutions including mechanical and electronic locks, energy-efficient HVAC systems, indoor air quality solutions, advanced controls, portable security systems and remote home management. This segment is comprised of well-known brands like American Standard, Schlage and Trane.

Trane residential HVAC turnover was impacted by continued weakness in the U.S. new residential construction market. However, improved sales to the replacement market more than offset the effect of the new construction market. Excluding the impact of the devaluation of the Venezuelan Bolivar, turnover in the residential security business increased primarily as a result of improving remodeling markets and an increase in end-market activity in the U.S. new builder channel.

Operating income for the year ended 31 December 2010 increased by 47.8%, or $58.7 million, compared with the same period of 2009. The increase, which improved operating margins to 8.6% from 6.1%, was primarily related to improved productivity actions ($97 million) and higher volumes and product mix ($43 million). However, the benefits resulting from these improvements were partially offset by increased material and other costs ($50 million) and unfavorable pricing ($15 million). In addition, the devaluation of the Venezuelan Bolivar negatively impacted year-over-year results by $18.0 million.

Industrial Technologies

Our Industrial Technologies segment provides products, services and solutions that enhance energy efficiency, productivity and operations. It offers our global customers a diverse and innovative range of products including compressed air systems, tools, pumps, fluid handling systems, as well as golf, utility, and rough terrain vehicles. It also includes a diverse range of service offerings including full coverage and preventative maintenance service contracts, service parts, installation, and remanufactured compressors and tools. This segment includes the Club Car, Ingersoll Rand, and ARO market-leading brands.

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On 31 December 2010, we completed the divestiture of our gas microturbine generator business, which was sold under the Energy Systems brand, to Flex Energy, LLC. The business, which was previously reported as part of the Industrial Technologies segment, designs, manufactures, markets, distributes, and services gas powered microturbine generators which feature energy efficient design and low emissions technology.

Air and Productivity turnover outside of the U.S. increased as improved aftermarket activity in Asia was partially offset by weaker markets in Europe. U.S. markets increased as the equipment market continues to improve. Club Car turnover increased as a result of improving golf markets.

Operating income increased by 73.9% or $131.9 million during 2010. The increase, which improved operating margins to 12.5% from 8.2% was primarily related to improved productivity actions ($104 million), higher volumes and product mix ($91 million), and favorable pricing ($23 million). However, these improvements were partially offset by increased material and other costs ($68 million). Included in 2010 operating income was $17.9 million of charges associated with ongoing restructuring actions, which had a 0.7 point impact on operating margins. The comparable amount recorded in 2009 was $27.1 million, which had a 1.2 point impact on 2009 operating margins.

Security Technologies

Our Security Technologies segment is a leading global provider of products and services that make environments safe, secure and productive. The segment’s market-leading products include electronic and biometric access control systems and software, locks and locksets, door closers, exit devices, steel doors and frames, portable security devices, as well as time, attendance and personnel scheduling systems. These products serve a wide range of markets including the commercial construction market, healthcare, retail, maritime and transport industries as well as educational and governmental facilities. This segment includes the CISA, LCN, Schlage and Von Duprin brands.

The decline in worldwide commercial building and remodeling markets continue to impact segment turnover, especially in the United States. Slight improvement in Europe and modest volume increases in Asia helped mitigate continued weakness in the United States.

Operating income for the year ended 31 December 2010 increased by 0.1% or $0.2 million, compared with the same period of 2009. Operating margins improved to 19.4% from 18.8%. The segment’s operating results benefitted from improved productivity actions ($79 million) and a reduction in restructuring activities in 2010. Included in 2010 operating income was $3.1 million of charges associated with ongoing restructuring actions, which had a 0.2 point impact on operating margins. The comparable amount recorded in 2009 was $24.5 million, which had a 1.4 point impact on 2009 operating margins. These improvements were offset by a reduction in volumes and product mix ($46 million) and increases in material and other costs ($38 million).

Operations by Geographic Area

More than 35% of our 2010 net turnover was derived outside the U.S. and we sold products in more than 100 countries. Therefore, the attendant risks of manufacturing or selling in a particular country, such as nationalization and establishment of common markets, would not be expected to have a significant effect on our non-U.S. operations.

Trends and Economic Events

We are a global corporation with worldwide operations. As a global business, our operations are affected by worldwide, regional and industry-specific economic factors, as well as political factors, wherever we operate or do business. Our geographic and industry diversity, as well as the diversity of our product sales and services, has helped limit the impact of any one industry or the economy of any single country on our consolidated operating results.

Given the broad range of products manufactured and geographic markets served, management uses a variety of factors to predict the outlook for the Group. We monitor key competitors and customers in order to gauge relative performance and the outlook for the future. In addition, our order rates are indicative of future turnover and thus a key measure of anticipated performance. In those industry segments where we are a capital equipment provider, turnover depends on the capital expenditure budgets and spending patterns of our customers, who may delay or accelerate purchases in reaction to changes in their businesses and in the economy.

During 2010, current market conditions continued to impact our financial results. The U.S. and European non-residential construction markets remain weak. However, we experienced modest volume growth in some of our other major end markets. As economic conditions continue to stabilize, we expect this modest turnover growth to continue along with the continued benefits of restructuring savings and productivity programs.

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Despite the current market environment, we have a solid foundation of global brands and leading market shares in all of our major product lines. Our growing geographic and industry diversity coupled with our large installed product base provides growth opportunities within our service, parts and replacement turnover streams. In addition, we are investing substantial resources to innovate and develop new products and services which will fuel our future growth.

Key Performance Indicators

Net Turnover

Net turnover for the year ended 31 December 2010 increased by 7.5%, or $977.3 million, compared with the same period of 2009, which primarily resulted from the following:

Volume/product mix	7.4%
Pricing	0.2%
Currency exchange rates	0.3%
Devaluation of Venezuelan Bolivar	-0.5%
Acquisitions	0.1%

Total	7.5%

The increase in turnover was primarily driven by higher volumes experienced within the Climate Solutions, Residential Solutions, and Industrial Technologies business segments, as well as favorable foreign currency impacts. However, the devaluation of the Venezuelan Bolivar had a $70.0 million impact on reported turnover during 2010.

Cost of Sales

For the year ended 31 December 2010, cost of goods sold increased by $616.3 million, or 6.5% compared to the same period in 2009. The increase was primarily due to higher volumes, increases in material and other costs and unfavorable foreign currency impacts. However, these costs were partially offset by productivity actions and restructuring programs implemented during 2009. These actions helped to mitigate the impact of the depressed economic climate in several of our major end markets. As a result, cost of goods sold as a percentage of turnover decreased to 72.1% from 72.8%. In addition, restructuring costs had a 0.2 point impact on cost of goods sold as a percentage of turnover in 2010.

Distribution and Administrative Expenses

For the year ended 31 December 2010, distribution and administrative expense decreased by $14.2 million, or 0.5% compared to the same period in 2009. The decrease was primarily due to benefits from productivity actions and restructuring programs implemented during 2009. These actions helped to mitigate the impact of the depressed economic climate in several of our major end markets. As a result, distribution and administrative expense as a percentage of turnover decreased to 19.0% from 20.5% in 2009. In addition, restructuring costs had a 0.1 point and 0.4 point impact on distribution and administrative expense as a percentage of turnover in 2010 and 2009, respectively.

Operating Margin

Operating margin for the year ended 31 December 2010 increased to 8.9% from 6.7% for the same period in 2009. The benefit of higher volumes, productivity actions and restructuring programs more than offset the negative effect of increased material and other costs. Also, included in operating income was $45.3 million of charges associated with ongoing restructuring actions compared to $109.6 million recorded in 2009. These costs had a 0.3 point and 0.8 point impact on operating margin in 2010 and 2009, respectively.

Interest payable

Interest expense for the year ended 31 December 2010 decreased $18.4 million compared with the same period of 2009 as a result of lower average debt balances in 2010.

Provision for taxation

For the year ended 31 December 2010, the effective tax rate was 22.3% compared to 13.5% in 2009. The 2010 tax rate was below the U.S. Statutory rate of 35.0% primarily due to earnings in non-U.S. jurisdictions, which, in aggregate, have a lower effective rate. The 8.8 point increase in the effective rate is primarily the result of a $40.5 million non-cash charge to income tax expense related to the Healthcare reform legislation (See Note 25 in the Consolidated Financial Statements) in the United States of America as well as changes in earnings mix, offset by a reduction in our liability for unrecognized tax benefits.

See Note 9 to the Consolidated Financial Statements for further discussion of tax matters.

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Liquidity and Capital Resources

During 2009, we completed a comprehensive financing program that significantly enhanced our liquidity and debt profile. Significant actions included the repayment of the outstanding balance of our senior unsecured bridge loan facility with the proceeds from the issuance of $1.0 billion of long-term debt (Senior Notes and Exchangeable Senior Notes) and the expansion of our Trane accounts receivable purchase program to encompass originators from all four of our business segments. In addition, we reduced our quarterly stock dividend from $0.18 per share to $0.07 per share, effective with our September 2009 payment. During 2010, we paid a $260 million debt maturity in February and a $250 million Senior Note maturity in August. Additionally, on 17 February 2010, we terminated the expanded accounts receivable purchase program prior to its expiration in March 2010.

We currently believe that our cash and cash equivalents balance, the cash generated by our operations, our committed credit lines as well as our expected ability to access the capital markets will be sufficient to meet our operating and capital needs for the foreseeable future.

Liquidity

The following table contains several key measures to gauge our financial condition and liquidity at the period ended 31 December:

	2010 $m	2009 $m
Cash and cash equivalents	1,014.3	876.7
Short-term borrowings and current maturities of long-term debt	761.6	1,191.7
Long-term debt	2,922.3	2,904.9
Total debt	3,683.9	4,096.6
Total Ingersoll-Rand plc equity shareholders’ funds	7,964.3	7,071.8
Total shareholders’ funds	8,059.1	7,175.7
Debt-to-total capital ratio	31.3%	36.2%

Short-term borrowings and current maturities of long-term debt consisted of the following:

	2010 $m	2009 $m
Debentures with put feature	343.6	343.6
Exchangeable Senior Notes	328.3	315.0
Current maturities of long-term debt	48.4	526.5
Other short-term borrowings	41.3	6.6

Total	761.6	1,191.7

Cash Flows

The following table reflects the major categories of cash flows for the years ended 31 December, respectively. For additional details, please see the Consolidated Statements of Cash Flows in the Consolidated Financial Statements.

	2010 $m	2009 $m
Operating cash flow provided by (used in) continuing operations	756.3	1,764.9
Investing cash flow provided by (used in) continuing operations	(179.0)	(183.1)
Financing cash flow provided by (used in) continuing operations	(403.7)	(1,208.1)

Operating Activities

Net cash provided by operating activities from continuing operations was $756.3 million for the year ended 31 December, 2010 compared with $1,764.9 million in 2009. As a result of the severe economic downturn, positive operating cash flows for 2009 reflected decreased volume levels and our increased focus on working capital management, including improvements in accounts receivable collections and inventory management. While we continued to actively manage working capital in 2010, our operating cash flows reflect increased inventory levels from 2009 as several of our end markets have stabilized and we anticipate improvement in several of our key end markets during 2011. Additionally, during 2010 the Group made discretionary cash contributions to its pension fund of $444 million ($359 million after tax benefit received).

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Investing Activities

Net cash used in investing activities from continuing operations was $179.0 million for the year ended 31 December 2010 compared with $183.1 million in 2009. The change in investing activities is primarily attributable to a reduction in capital expenditures during 2010.

Financing Activities

Net cash used in financing activities during the year ended 31 December 2010 was $403.7 million, compared with $1,208.1 million during 2009. The change in financing activities is primarily related to less debt repayments in 2010 and a reduction of the quarterly stock dividend.

Capital Resources

Based on historical performance and current expectations, we believe our cash and cash equivalents balance, the cash generated from our operations, our committed credit lines and our expected ability to access capital markets will satisfy our working capital needs, capital expenditures and other liquidity requirements associated with our operations through at least the next 12 months.

Capital expenditures were $179.5 million and $204.1 million for 2010 and 2009, respectively. Our investments continue to improve manufacturing productivity, reduce costs and provide environmental enhancements and advanced technologies for existing facilities. The capital expenditure program for 2011 is estimated to be approximately $250 million, including amounts approved in prior periods. Many of these projects are subject to review and cancellation at our option without incurring substantial charges.

We announced plans to initiate enterprise-wide restructuring actions in October 2008. These actions included streamlining the footprint of manufacturing facilities and reducing the general and administrative cost base. During 2009, we incurred approximately $109.6 million of costs associated with this restructuring program. During 2010, we incurred costs of $45.3 million associated with ongoing restructuring actions.

Capitalization

In addition to cash on hand and operating cash flow, we maintain significant credit availability under our commercial paper programs. Our ability to borrow at a cost-effective rate under the commercial paper programs is contingent upon maintaining an investment-grade credit rating.

As of 31 December 2010, our credit ratings were as follows:

	Short-term	Long-term
Moody’s	P-2	Baa1
Standard and Poor’s	A-2	BBB+

The credit ratings set forth above are not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal by the assigning rating organization. Each rating should be evaluated independently of any other rating.

On 26 May 2010, we entered into a 3-year, $1.0 billion Senior Unsecured Revolving Credit Facility through our wholly-owned subsidiary, IR-Global. This new facility replaced our pre-existing $1.25 billion, 5-year revolving credit facility that was scheduled to mature on 12 August 2010.

At 31 December 2010, our committed revolving credit facilities totaled $2.0 billion, of which $1.0 billion expires in June 2011 and $1.0 billion expires in May 2013. These lines are unused and provide support for our commercial paper program as well as for other general corporate purposes. Other available non-U.S. lines of credit were $699.2 million, of which $524.7 million were unused at 31 December 2010. These lines provide support for bank guarantees, letters of credit and other general corporate purposes.

Our public debt does not contain any financial covenants and our revolving credit lines have a debt-to-total capital covenant of 65%. As of 31 December 2010, our debt-to-total capital ratio was significantly beneath this limit.

Guarantees

As part of the reorganization of IR-New Jersey in 2001, IR-Limited fully and unconditionally guaranteed all of the issued public debt securities of IR-New Jersey. IR-New Jersey unconditionally guaranteed payment of the principal, premium, if any, and interest on IR-Limited’s 4.75% Senior Notes due in 2015 in aggregate principal amount of $300 million. The guarantee is unsecured and provided on an unsubordinated basis. The guarantee ranks equally in right of payment with all of

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the existing and future unsecured and unsubordinated debt of IR-New Jersey. In addition, public debt securities issued by IR-Global are fully and unconditionally guaranteed by IR-Limited.

As a part of the reorganization of IR-Limited in 2009, the guarantee structure was updated to reflect the newly created legal structure under which (i) IR-International assumed the obligations of IR-Limited as issuer or guarantor, as the case may be, and (ii) IR-Ireland and IR-Limited fully and unconditionally guaranteed the obligations under the various indentures covering the currently outstanding public debt of IR-International, IR-Global and IR-New Jersey. Neither IR-Ireland nor IR-Limited has issued or intends to issue guarantees in respect of any indebtedness incurred by Trane.

Contractual Obligations

The following table summarizes our contractual cash obligations by required payment periods, in millions:

	Less than 1 year		1 - 3 years	3 - 5 years	More than 5 years	Total
Short-term debt	$41.3		$—	$—	$—	$41.3
Long-term debt	737.0	*	654.4	1,168.4	1,101.3	3,661.1
Interest payments on long-term debt	246.2		460.2	269.7	603.3	1,579.4
Purchase obligations	885.2		18.6	—	—	903.8
Operating leases	157.2		214.5	131.2	102.8	605.7

Total contractual cash obligations	$2,066.9		$1,347.7	$1,569.3	$1,807.4	$6,791.3

*	Includes $343.6 million of debt redeemable at the option of the holder. The scheduled maturities of these bonds range between 2027 and 2028. Includes $345 million related to the Exchangeable Senior Notes due in 2012. See Note 23 in the consolidated financial statements for additional information.

Future expected obligations under our pension and postretirement benefit plans, income taxes, environmental and asbestos matters have not been included in the contractual cash obligations table above.

Pensions

At 31 December 2010, we had net obligations of $550.9 million, which consist of noncurrent pension assets of $5.1 million and current and non-current pension benefit liabilities of $556 million. It is our objective to contribute to the pension plans to ensure adequate funds are available in the plans to make benefit payments to plan participants and beneficiaries when required. We currently project that we will contribute approximately $51.2 million to our plans worldwide in 2011. Because the timing and amounts of long-term funding requirements for pension obligations are uncertain, they have been excluded from the preceding table. See Note 25 to the Consolidated Financial Statements for additional information.

Postretirement Benefits Other than Pensions

At 31 December 2010, we had postretirement benefit obligations of $883 million. We fund postretirement benefit costs principally on a pay-as-you-go basis as medical costs are incurred by covered retiree populations. Benefit payments, which are net of expected plan participant contributions and Medicare Part D subsidy, are expected to be approximately $76.8 million in 2011. Because the timing and amounts of long-term funding requirements for postretirement obligations are uncertain, they have been excluded from the preceding table. See Note 25 to the Consolidated Financial Statements for additional information.

Pension Plans

Our investment objectives in managing defined benefit plan assets are to ensure that present and future benefit obligations to all participants and beneficiaries are met as they become due; to provide a total return that, over the long-term, minimizes our required contributions at the appropriate levels of risk; and to meet any statutory or regulatory requirements.

We monitor the impact of market conditions on our funding requirements on a quarterly basis. None of our defined benefit pension plans have experienced any significant impact on their liquidity due to the volatility in the markets. For further details on pension plan activity, see Note 25 to the Consolidated Financial Statements.

Taxation

At 31 December 2010, we have total unrecognized tax benefits for uncertain tax positions of $534.1 million and $100.4 million of related accrued interest and penalties. The liability has been excluded from the preceding table as we are unable to reasonably estimate the amount and period in which these liabilities might be paid. See Note 9 to the Consolidated Financial

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Statements for additional information regarding matters relating to income taxes, including unrecognized tax benefits and U.S. Internal Revenue Service (IRS) tax disputes.

Environmental and Asbestos Matters

We are involved in various litigations, claims and administrative proceedings, including those related to environmental and product liability matters. We believe that these liabilities are subject to the uncertainties inherent in estimating future costs for contingent liabilities, and will likely be resolved over an extended period of time. Because the timing and amounts of potential future cash flows are uncertain, they have been excluded from the preceding table. See Note 28 to the Consolidated Financial Statements for additional information.

Competitive Conditions

Our products are sold in highly competitive markets throughout the world. Due to the diversity of these products and the variety of markets served, we encounter a wide variety of competitors that vary by product line. They include well-established regional or specialized competitors, as well as larger U.S. and non-U.S. corporations or divisions of larger companies.

The principal methods of competition in these markets relate to price, quality, delivery, service and support, technology and innovation. We believe that we are one of the leading manufacturers in the world of HVAC systems and services, air compression systems, transport temperature control products, refrigerated display merchandisers, refrigeration systems and controls, air tools, and golf and utility vehicles. In addition, we believe we are a leading supplier in U.S. markets for architectural hardware products, mechanical locks and electronic and biometric access-control technologies.

Distribution

Our products are distributed by a number of methods, which we believe are appropriate to the type of product. U.S. sales are made through branch sales offices and through distributors, dealers and large retailers across the country. Non-U.S. sales are made through numerous subsidiary sales and service companies with a supporting chain of distributors throughout the world.

Customers

We have no major customers that accounted for more than 10% of our consolidated turnover in 2010 or 2009. No material part of our business is dependent upon a single customer or a small group of customers; therefore, the loss of any one customer would not have a material adverse effect on our operations.

Raw Materials

We manufacture many of the components included in our products, which requires us to employ a wide variety of raw materials. Principal raw materials, such as steel, copper and aluminum, are purchased from a large number of independent sources around the world. In the past, higher prices for some raw materials, particularly steel and non-ferrous metals, have caused pricing pressures in some of our businesses; we have historically been able to pass certain of these cost increases on to customers in the form of price increases.

We believe that available sources of supply will generally be sufficient for the foreseeable future. There have been no raw material shortages which have had a material adverse effect on our businesses. However, significant changes in certain material costs may have an adverse impact on our costs and operating margins. To mitigate this potential impact, we enter into long-term supply contracts in order to manage our exposure to potential supply disruptions.

Working Capital

We manufacture products that usually must be readily available to meet our customer’s rapid delivery requirements. Therefore, we maintain an adequate level of working capital to support our business needs and our customers’ requirements. Such working capital requirements are not, however, in the opinion of management, materially different from those experienced by our major competitors. Our sales and payment terms are generally similar to those of our competitors.

Patents and Licenses

We own numerous patents and patent applications, and are licensed under others. Although in aggregate we consider our patents and licenses to be valuable to our operations, we do not believe that our business is materially dependent on a single patent or license or any group of them. In our opinion, engineering, production skills and experience are more responsible for our market position than our patents and/or licenses.

Environmental Matters

We continue to be dedicated to an environmental program intended to reduce the utilization and generation of hazardous materials during the manufacturing process as well as to remediate identified environmental concerns. As to the latter, we are

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currently engaged in site investigations and remediation activities to address environmental cleanup from past operations at current and former manufacturing facilities.

We are sometimes a party to environmental lawsuits and claims and have received notices of potential violations of environmental laws and regulations from the Environmental Protection Agency and similar state authorities. We have been also identified as a potentially responsible party (PRP) for cleanup costs associated with off-site waste disposal at federal Superfund and state remediation sites. For all such sites, there are other PRPs and, in most instances, our involvement is minimal.

In estimating our liability, we have assumed that we will not bear the entire cost of remediation of any site to the exclusion of other PRPs who may be jointly and severally liable. The ability of other PRPs to participate has been taken into account, based generally on the parties’ financial condition and probable contributions on a per site basis. Additional lawsuits and claims involving environmental matters are likely to arise from time to time in the future.

During 2010, we spent $11.6 million for environmental remediation at sites presently or formerly owned or leased by us. As of 31 December 31, 2010 and 2009, we have recorded reserves for environmental matters of $81.0 million and $91.4 million, respectively. Given the evolving nature of environmental laws, regulations and technology, the ultimate cost of future compliance is uncertain.

Principal Risks

Risks Relating to Our Businesses

The following are certain risk factors that could affect our business, financial condition, results of operations, and cash flows. The risk factors below are not the only risks faced by the Group.

Oil for Food Program Foreign Corrupt Practices Act (FCPA) matters

On 10 November 2004, the Securities and Exchange Commission (SEC) issued an Order directing that a number of public companies, including us, provide information relating to their participation in transactions under the United Nations’ Oil for Food Program. Upon receipt of the Order, we undertook a thorough review of our participation in the Oil for Food Program, provided the SEC with information responsive to the Order and provided additional information requested by the SEC. On 31 October 2007, we announced we had reached settlements with the SEC and the Department of Justice (DOJ) relating to this matter. Under the terms of the settlements, we paid a total of $6.7 million in penalties, interest and disgorgement of profits. We consented to the entry of a civil injunction in the SEC action and entered into a three-year deferred prosecution agreement (DPA) with the DOJ. The DPA expired on 31 October 2010. Under both settlements, we have implemented and will continue to implement improvements to our compliance program that are consistent with our longstanding policy against improper payments. On 16 February 2011, the DOJ filed a motion to dismiss the Oil for Food charges against us. In its motion, the DOJ noted that we fully cooperated with the investigation, and that we had met our obligations regarding improving our compliance policies and procedures relating to the FCPA.

Additionally, we have reported to the DOJ and SEC certain matters which raise potential issues under the FCPA and other applicable anti-corruption laws, including matters which were reported during the past year. We have conducted, and continue to conduct, investigations and have had preliminary discussions with respect to these matters with the SEC and DOJ, which are ongoing. The SEC has sought additional information and documents regarding certain of these and other matters. These matters may be deemed to violate the FCPA and other applicable anti-corruption laws. Such determinations could subject us to, among other things, civil and criminal penalties, material fines, equitable remedies (including profit disgorgement and injunctions on future conduct), securities litigation and a general loss of investor confidence, any one of which could adversely affect our business prospects, financial position, or the market value of our stock.

Our global operations subject us to economic risks.

Our global operations are dependent upon products manufactured, purchased and sold in the U.S. and internationally, including Europe, China, Brazil, Venezuela, Africa, India and Turkey. These activities are subject to risks that are inherent in operating globally, including the following:

•	countries could change regulations or impose currency restrictions and other restraints;

•	in some countries, there is a risk that the government may expropriate assets;

DIRECTORS’ REPORT continued

•	some countries impose burdensome tariffs and quotas;

•	national and international conflict, including terrorist acts, could significantly impact our financial condition and results of operations; and

•	economic downturns, political instability and war or civil disturbances may disrupt production and distribution logistics or limit sales in individual markets.

Currency exchange rate and commodity price fluctuations may adversely affect our results.

More than 35% of our 2010 net turnover was derived outside the U.S., and we expect turnover to non-U.S. customers to continue to represent a significant portion of our consolidated net turnover. Although we enter into currency exchange contracts to reduce our risk related to currency exchange fluctuations, changes in the relative values of currencies occur from time to time and may, in some instances, have a significant effect on our results of operations. Because we do not hedge against all of our currency exposure, our business will continue to be susceptible to currency fluctuations.

Furthermore, the reporting currency for our financial statements is the U.S. dollar. We have assets, liabilities, turnover and expenses denominated in currencies other than the U.S. dollar. To prepare our consolidated financial statements, we must translate those assets, liabilities, turnover and expenses into U.S. dollars at the applicable exchange rates. Consequently, increases and decreases in the value of the U.S. dollar versus other currencies will affect the amount of these items in our consolidated financial statements, even if their value has not changed in their original currency.

We are also a large buyer of steel and non-ferrous metals, as well as other commodities required for the manufacture of our products. Volatility in the prices of these commodities could increase the costs of our products and services. We may not be able to pass on these costs to our customers and this could have a material adverse effect on our results of operations and cash flows. Although we do not currently, we may purchase commodity derivatives in the future which could reduce the near-term volatility of the commodity prices for supplier contracts where fixed pricing is not available. However, the Group’s hedging activities would not be designed to mitigate long-term commodity price fluctuations and, therefore, would not protect the Group from long-term commodity price increases.

Material adverse legal judgments, fines, penalties or settlements could adversely affect our results of operations or financial condition.

We are involved in a number of legal proceedings. Our business may be adversely affected by the outcome of these proceedings and other contingencies (including, without limitation, asbestos-related matters) that cannot be predicted with certainty. As required by generally accepted accounting principles in the United States, we establish reserves based on our assessment of contingencies. Subsequent developments in legal proceedings and other contingencies may affect our assessment and estimates of the loss contingency recorded as a reserve and we may be required to make additional material payments, which could result in an adverse effect on our results of operations or financial condition.

Such an outcome could have important consequences. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our flexibility in planning for, or reacting to, changes in our businesses and the industries in which we operate;

•	restrict our ability to exploit business opportunities; and

•	make it more difficult for us to satisfy our payment obligations with respect to our outstanding indebtedness.

Significant shortages in the raw materials we use in our businesses and higher energy prices could increase our operating costs.

We rely on suppliers to secure raw materials, particularly steel and non-ferrous metals, required for the manufacture of our products. A disruption in deliveries from our suppliers or decreased availability of raw materials or commodities could have an adverse effect on our ability to meet our commitments to customers or increase our operating costs. We believe that available sources of supply will generally be sufficient for our needs for the foreseeable future. Nonetheless, the unavailability of some raw materials may have an adverse effect on our results of operations or financial condition.

DIRECTORS’ REPORT continued

Additionally, we are exposed to large fluctuations for the price of petroleum-based fuel due to the instability of current market prices. Higher energy costs increase our operating costs and the cost of shipping our products to, and supplying services to, customers around the world. Consequently, sharp price increases, the imposition of taxes or an interruption of supply, could cause us to lose the ability to effectively manage the risk of rising fuel prices and may have an adverse effect on our results of operations or financial condition.

Changes in weather patterns and seasonal fluctuations may adversely affect certain segments of the Group’s business and impact overall results of operations.

Demand for certain segments of the Group’s products and services is influenced by weather conditions. For instance, Trane’s sales have historically tended to be seasonally higher in the second and third quarters of the year because, in the U.S. and other northern hemisphere markets, summer is the peak season for sales of air conditioning systems and services. Additionally, while there is demand for Trane’s products and services throughout the year, a significant percentage of total sales are related to U.S. residential and commercial construction activity, which is generally higher in the second and third quarters of the year. Therefore, results of any quarterly period may not be indicative of expected results for a full year and unexpected cool trends or unseasonably warm trends during the summer season could negatively or positively affect certain segments of the Group’s business and impact overall results of operations.

If the distribution of WABCO’s shares by Trane on 31 July 2007 were to fail to qualify as tax-free for U.S. federal income tax purposes under Section 355 of the Internal Revenue Code (the Code), then Trane and Trane’s shareholders who received WABCO common stock in the distribution may be required to pay U.S. federal income taxes.

On 31 July 2007, Trane (then known as American Standard Companies Inc.) completed the spinoff of its vehicle control systems business into a new publicly traded company named WABCO. At the time, Trane received a private letter ruling from the Internal Revenue Service (IRS) substantially to the effect that the distribution qualified as tax-free for U.S. federal income tax purposes under Section 355 of the Code. In addition, Trane received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, tax counsel to Trane, substantially to the effect that the distribution will qualify as tax-free to Trane, WABCO and Trane shareholders under Section 355 and related provisions of the Code. The ruling and opinion were based on, among other things, certain assumptions as well as on the accuracy of certain factual representations and statements made by WABCO and Trane. In rendering its ruling, the IRS also relied on certain covenants that Trane and WABCO entered into, including the adherence to certain restrictions on WABCO’s and Trane’s future actions.

In connection with our acquisition of Trane in June 2008, we received an opinion of Simpson Thacher & Bartlett LLP, tax counsel to us, substantially to the effect that the distribution should continue to qualify as tax-free to Trane, WABCO and Trane shareholders under Section 355 and related provisions of the Code. Notwithstanding receipt by Trane and us of the private letter ruling as well as the opinions of counsel, there can be no assurance that the IRS will not later assert that the distribution should be treated as a taxable transaction.

If the distribution fails to qualify for tax-free treatment, then Trane would recognize a gain in an amount equal to the excess of (i) the fair market value of WABCO’s common stock distributed to the Trane shareholders over (ii) Trane’s tax basis in such common stock. Under the terms of the Tax Sharing Agreement, in the event the distribution were to fail to qualify as a tax-free reorganization and such failure was not the result of actions taken after the distribution by Trane or any of its subsidiaries or shareholders, WABCO would be responsible for all taxes imposed on Trane as a result thereof. In addition, each Trane shareholder who received WABCO common stock in the distribution generally would be treated as having received a taxable distribution in an amount equal to the fair market value of WABCO’s common stock received (including any fractional share sold on behalf of the shareholder), which would be taxable as a dividend to the extent of the shareholder’s ratable share of Trane’s current and accumulated earnings and profits at the time (as increased to reflect any current income including any gain recognized by Trane on the taxable distribution). The balance, if any, of the distribution would be treated as a nontaxable return of capital to the extent of the Trane shareholder’s tax basis in its Trane stock, with any remaining amount being taxed as capital gain. If WABCO was unable to satisfy its obligations under the Tax Sharing Agreement or if Trane was unable to rely on the Tax Sharing Agreement for any reason, any potential liability arising from the distribution of WABCO’s shares by Trane could have a material adverse effect on our financial condition and results of operations.

Risks Relating to Our Past Reorganizations

DIRECTORS’ REPORT continued

We effected a corporate reorganization in December 2001 to become a Bermuda company (the “Bermuda Reorganization”) and a subsequent corporate reorganization in July 2009 to become an Irish public limited company (the “Ireland Reorganization”). These reorganizations exposed us and our shareholders to the risks described below. In addition, we cannot be assured that all of the anticipated benefits of the reorganizations will be realized.

Changes in tax laws, regulations or treaties, changes in our status under U.S. or other tax laws or adverse determinations by taxing authorities could increase our tax burden or otherwise affect our financial condition or operating results, as well as subject our shareholders to additional taxes.

The realization of any tax benefit related to our reorganizations could be impacted by changes in tax laws, tax treaties or tax regulations or the interpretation or enforcement thereof by the U.S. tax authorities or any other tax authority. From time to time, proposals have been made and/or legislation has been introduced to change the tax laws of various jurisdictions that if enacted could increase our tax burden and could have a material adverse impact on our financial condition and results of operations. For instance, recent U.S. tax legislative proposals would broaden the circumstances under which we would be considered a U.S. resident, which would significantly diminish the realization of any tax benefit related to our reorganizations. There are other recent U.S. tax legislative proposals that could modify or eliminate the tax deductibility of various currently deductible payments, which could materially and adversely affect our effective tax rate and cash tax position. Moreover, other U.S. tax legislative proposals could potentially affect us by overriding certain tax treaties and limiting the treaty benefits on certain payments by our U.S. subsidiaries to our non-U.S. affiliates, which would adversely affect our effective tax rate. We cannot predict the outcome of any specific legislation in any jurisdiction. While we are currently monitoring these proposals and others and are investigating all options, we could still be subject to increased taxation on a going forward basis no matter what action we undertake if certain legislative proposals are enacted and/or certain tax treaties are amended.

While our U.S. operations are subject to U.S. tax, we believe that a significant portion of our non-U.S. operations are generally not subject to U.S. tax other than withholding taxes. Our conclusions are based on, among other things, our determination that we, and a significant portion of our foreign subsidiaries, are not currently controlled foreign corporations (CFC) within the meaning of the U.S. tax laws, although the IRS or a court may not concur with our conclusions. A non-U.S. corporation, such as us, will constitute a CFC for U.S. federal income tax purposes if certain ownership criteria are met. If the IRS or a court determined that we (or any of our non-U.S. subsidiaries) were a CFC, then each of our U.S. shareholders who own (directly, indirectly, or constructively) 10% or more of the total combined voting power of all classes of our stock (or the stock of any of our non-U.S. subsidiaries) on the last day of the applicable taxable year (a “10% U.S. Voting Shareholder”) would be required to include in gross income for U.S. federal income tax purposes its pro rata share of our subpart F and other similar types of income (and the subpart F and other similar types of income of any of our subsidiaries determined to be a CFC) for the period during which we (and our non-U.S. subsidiaries) were a CFC. In addition, gain on the sale of our shares realized by such a shareholder may be treated as ordinary income to the extent of the shareholder’s proportionate share of our and our CFC subsidiaries’ undistributed earnings and profits accumulated during the shareholder’s holding period of the shares while we (or any of our non-U.S. subsidiaries) are a CFC. Treatment of us or any of our non-U.S. subsidiaries as a CFC could have a material adverse impact on our financial condition and results of operations.

On 20 July 2007, we received a notice from the IRS containing proposed adjustments to our tax filings in connection with an audit of the 2001 and 2002 tax years. The IRS did not contest the validity of our reincorporation in Bermuda. The most significant adjustments proposed by the IRS involve treating the entire intercompany debt incurred in connection with our reincorporation in Bermuda as equity. As a result of this recharacterization, the IRS disallowed the deduction of interest paid on the debt and imposed dividend withholding taxes on the payments denominated as interest. The IRS also asserted an alternative argument to be applied if the intercompany debt is respected as debt. In that circumstance, the IRS proposed to ignore the entities that hold the debt and to which the interest was paid, and impose 30% withholding tax on a portion of the interest payments as if they were made directly to a company that was not eligible for reduced U.S. withholding tax under a U.S. income tax treaty. The IRS asserted under this alternative theory that we owe additional taxes with respect to 2002 of approximately $84 million plus interest. If either of these positions were upheld in their entirety, we would be required to record additional charges. We strongly disagreed with the view of the IRS, and filed a protest with the IRS in the third quarter of 2007.

On 12 January 2010, we received an amended notice from the IRS eliminating its assertion that the intercompany debt incurred in connection with our reincorporation in Bermuda should be treated as equity. However, the IRS continues to assert the alternative position described above and proposes adjustments to our 2001 and 2002 tax filings. In addition, the IRS provided notice on 19 January 2010, that it is assessing penalties of 30% on the asserted underpayment of tax described above.

DIRECTORS’ REPORT continued

We have and intend to continue to vigorously contest these proposed adjustments. We, in consultation with our outside advisors, carefully considered the form and substance of our intercompany financing arrangements, including the actions necessary to qualify for the benefits of the applicable U.S. income tax treaties. We believe that these financing arrangements are in accordance with the laws of the relevant jurisdictions including the U.S., that the entities involved should be respected and that the interest payments qualify for the U.S. income tax treaty benefits claimed.

Although the outcome of this matter cannot be predicted with certainty, based upon an analysis of the strength of our position, we believe that we are adequately reserved for this matter. As we move forward to resolve this matter with the IRS, it is reasonably possible that the reserves established may be adjusted. However, we do not expect that the ultimate resolution will have a material adverse impact on our future results of operations or financial position. At this time, the IRS has not proposed any similar adjustments for years subsequent to 2002. However, if all or a portion of these adjustments proposed by the IRS are ultimately sustained, it is likely to also affect subsequent tax years.

As noted above, the IRS did not contest the validity of the Bermuda Reorganization in the above-mentioned notices. We believe that neither we nor our consolidated subsidiary IR-New Jersey will incur significant U.S. federal income or withholding taxes as a result of the transfer of the shares of our subsidiaries that occurred as part of the Bermuda Reorganization. However, we cannot give any assurances that the IRS will agree with our determination.

The inability to realize any anticipated tax benefits related to our reorganizations could have a material adverse impact on our financial condition and results of operations.

Legislative and regulatory action could materially and adversely affect us.

Our tax position could be adversely impacted by changes in tax laws, tax treaties or tax regulations or the interpretation or enforcement thereof by the U.S. tax authorities or any other tax authority. From time to time, proposals have been made and/or legislation has been introduced to change the tax laws of various jurisdictions that if enacted could increase our tax burden and could have a material adverse impact on our financial condition and results of operations. For example, the Obama administration has recently announced various U.S. tax legislative proposals that, if adopted, could adversely impact the Group. Legislative action may be taken by the U.S. Congress which, if ultimately enacted, could potentially override U.S. tax treaties upon which we rely, broaden the circumstances under which we would be considered a U.S. resident or modify or eliminate the tax deductibility of various currently deductible payments, each of which could materially and adversely affect our effective tax rate and cash tax position. We cannot predict the outcome of any specific legislative proposals, whether in the U.S. or another jurisdiction. However, if these or similar proposals were enacted that had the effect of disregarding the Ireland Reorganization, limiting our ability to take advantage of tax treaties between Ireland and other jurisdictions (including the United States), modifying or eliminating the deductibility of various currently deductible payments, or increasing the tax burden of operating or being resident in a particular country, we could be subjected to increased taxation. In addition, any future amendments to current income tax treaties, including between Ireland and other jurisdictions (including the United States) could subject us to increased taxation.

Also, the U.S. federal government and various states and municipalities have enacted or may enact legislation intended to deny government contracts to U.S. companies that reincorporate outside of the U.S. or have reincorporated outside of the U.S.

For instance, the Homeland Security Act of 2002, as amended, includes a provision that prohibits “inverted domestic corporations” and their subsidiaries from entering into contracts with the Department of Homeland Security. In addition, the State of California adopted legislation intended to limit the eligibility of certain non-U.S. chartered companies to participate in certain state contracts. More recently, the 2008, 2009 and 2010 Consolidated Appropriations Acts prohibit any federal government agency from using funds appropriated by Congress for fiscal years 2008, 2009 and 2010 to pay an inverted domestic corporation or any of its subsidiaries for work performed or products provided under certain federal contracts (“Affected Contracts”). Although the amount of monies already paid to us or to be paid to us under the Affected Contracts is not material to the Group, we cannot provide any assurance that the impact of future actions taken by the government in this area will not be materially adverse to our operations.

In addition, there continues to be negative publicity regarding, and criticism of, companies that conduct business in the United States and in other countries but have changed their place of incorporation to another country.

DIRECTORS’ REPORT continued

Irish law differs from the laws in effect in the United States and may afford less protection to holders of our securities.

It may not be possible to enforce court judgments obtained in the United States against us in Ireland based on the civil liability provisions of the U.S. federal or state securities laws. In addition, there is some uncertainty as to whether the courts of Ireland would recognize or enforce judgments of U.S. courts obtained against us or our directors or officers based on the civil liabilities provisions of the U.S. federal or state securities laws or hear actions against us or those persons based on those laws. We have been advised that the United States currently does not have a treaty with Ireland providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any U.S. federal or state court based on civil liability, whether or not based solely on U.S. federal or state securities laws, would not automatically be enforceable in Ireland.

As an Irish company, we are governed by the Irish Companies Act, which differs in some material respects from laws generally applicable to U.S. corporations and shareholders, including, among others, differences relating to interested director and officer transactions and shareholder lawsuits. Likewise, the duties of directors and officers of an Irish company generally are owed to the company only. Shareholders of Irish companies generally do not have a personal right of action against directors or officers of the company and may exercise such rights of action on behalf of the company only in limited circumstances. Accordingly, holders of our securities may have more difficulty protecting their interests than would holders of securities of a corporation incorporated in a jurisdiction of the United States.

In addition, Irish law allows shareholders to authorize share capital which then can be issued by a board of directors without shareholder approval. Also, subject to specified exceptions, Irish law grants statutory pre-emptive rights to existing shareholders to subscribe for new issuances of shares for cash, but allows shareholders to authorize the waiver of the statutory pre-emptive rights with respect to any particular allotment of shares. These authorizations must be renewed by the shareholders every five years and we cannot guarantee that these authorizations will always be approved.

A future transfer of our shares may be subject to Irish stamp duty.

In certain circumstances, the transfer of shares in an Irish incorporated company will be subject to Irish stamp duty (currently at the rate of 1% of the higher of the price paid or the market value of the shares acquired) payable by the buyer. Although in the majority of transactions there will be no stamp duty because both the seller and buyer hold the shares beneficially, this additional risk for the buyer could adversely affect the price of our shares. Although we currently intend to cause one of our affiliates to pay stamp duty in connection with share transfers made in the ordinary course of trading by a seller who holds shares directly to a buyer who holds the acquired shares beneficially, our articles of association provide that, in the event of any such payment, we (i) may seek reimbursement from the transferor or transferee (at our discretion), (ii) may set-off the amount of the stamp duty against future dividends payable to the transferor or transferee (at our discretion), and (iii) will have a lien against our shares on which we have paid stamp duty and any dividends paid on such shares.

Our effective tax rate may increase notwithstanding the Ireland Reorganization.

While the Ireland Reorganization is not anticipated to have any material impact on our effective tax rate, there is uncertainty regarding the tax policies of the jurisdictions where we operate (which include the potential legislative actions described above), and our effective tax rate may increase and any such increase may be material. Additionally, the tax laws of Ireland and other jurisdictions could change in the future, and such changes could cause a material change in our effective tax rate.

Dividends received by our shareholders may be subject to Irish dividend withholding tax.

In certain circumstances, as an Irish tax resident company, we are required to deduct Irish dividend withholding tax (currently at the rate of 20%) from dividends paid to our shareholders. In the majority of cases, shareholders resident in the United States will not be subject to Irish withholding tax, and shareholders resident in a number of other countries will not be subject to Irish withholding tax provided that they complete certain Irish dividend withholding tax forms. However, some shareholders may be subject to withholding tax, which could adversely affect the price of our shares.

Dividends received by our shareholders could be subject to Irish income tax.

Dividends paid in respect of our shares will generally not be subject to Irish income tax where the beneficial owner of these dividends is exempt from dividend withholding tax, unless the beneficial owner of the dividend has some connection with Ireland other than his or her shareholding in Ingersoll Rand.

DIRECTORS’ REPORT continued

Our shareholders who receive their dividends subject to Irish dividend withholding tax will generally have no further liability to Irish income tax on the dividends unless the beneficial owner of the dividend has some connection with Ireland other than his or her shareholding in Ingersoll Rand.

Research and Development

We engage in research and development activities in an effort to introduce new products, enhance existing product effectiveness, increase safety, improve ease of use and reliability as well as expand the various applications for which our products may be appropriate. In addition, we continually evaluate developing technologies in areas that we believe will enhance our business for possible investment or acquisition. We anticipate that we will continue to make significant expenditures for research and development activities as we look to maintain and improve our competitive position. Research and development expenditures, including qualifying engineering costs, were approximately $244.0 million in 2010 and $255.0 million in 2009.

Dividends paid

The dividends paid in 2010 to ordinary shareholders and minority interests were $110.7 million (2009: $181.0 million).

Results for the year and proposed transfer to reserves

The results for the year are set out in the Group consolidated profit and loss account on page 23. The balance to be transferred to reserves is $642.2 million.

Future Developments

The Group is very focused on achieving margin expansion through pricing and sustained productivity. We aspire to and are working toward growing through customer-driven innovation. Successful execution of all these critical focus areas will be essential for Ingersoll Rand to become a top-tier company, among our peers and across industry lines.

Company Books of Account

The directors are responsible for ensuring that the Company keeps proper books of accounting records and appropriate accounting systems. To achieve this, the directors have appointed a Chief Financial Officer who makes regular reports to the Board of Directors and ensures compliance with the requirements of Section 202 of the Companies Act, 1990. The Chief Financial Officer makes regular reports to the Audit Committee of the Board of Directors. In addition, the head of the Company’s internal audit department make regular reports to the Audit Committee regarding fraud and other financial-related irregularities. The Audit Committee, in turn, briefs the full Board of Directors on significant financial matters arising from reports of the Chief Financial Officer, the head of internal audit and the external auditor.

The measures taken by the directors to secure compliance with the Company’s obligation to keep proper books of account are the use of appropriate systems and procedures and employment of competent persons. The books of account are kept at 170-175 Lakeview Drive, Airside Business Park, Swords, Co. Dublin, Republic of Ireland.

Significant Events Since Year End

There have been no significant events affecting the Group since the year-end.

Political Donations

The Electoral Act, 1997 requires companies to disclose all political donations over €5,079 in aggregate made during the financial year. The Directors, on enquiry, have satisfied themselves that no such donations have been made by the company during the financial year.

Subsidiary Companies and Associates

Information regarding subsidiary undertakings and associates are provided in Note 38 to the consolidated financial statements.

Branches

The Company does not operate any branches outside of the State.

Going Concern

The board has formed a judgment at the time of approving the financial statements that there is a reasonable expectation that the Group and the Company have adequate resources to continue in operational existence for the foreseeable future. In arriving at this conclusion the board has taken account of current and anticipated trading performance, together with the

DIRECTORS’ REPORT continued

current and anticipated levels of net debt and the availability of the committed borrowing facilities. For this reason, the going concern basis continues to be adopted in the preparation of the Group and the Company financial statements.

Directors and Secretary

The names of the persons who were directors or secretary at any time during the year ended 31 December 2010 or since 31 December 2010 are set out below.

A. Berzin

J. Bruton (Appointed 3 February 2010)

J. Cohon

G. Forsee

P. Godsoe

E. Hagenlocker

H. Henkel (Retired 3 June 2010)

C. Horner

M. Lamach (Appointed 3 February 2010)

T. Martin

P. Nachtigal (Retired 3 June 2010)

O. Smith

R. Swift

T. White

B. Santoro (Company Secretary)

K. Yi (Assistant Secretary Appointed 16 February 2011)

Directors’ and Secretary’s Interests in Shares

No director, the secretary or any member of their immediate families had any interest in shares or debentures of any subsidiary. Directors’ remuneration is set forth in Note 8 the consolidated financial statements. The interests of the directors and secretary in office at the 31 December 2010 and at 31 December 2009 (or date of appointment if later) in the ordinary share capital of Ingersoll-Rand plc are shown in the table below.

	Ordinary shares At 31 December 2010		Ordinary shares At 31 December 2009 (or date of appointment if later)
Directors	Shares	Options	Shares	Options
A. Berzin	11,049	9,000	10,917	9,000
J. Bruton	287	—	—	—
J. Cohon	33,808	67,392	20,000	81,792
G. Forsee	13,813	—	12,213	—
P. Godsoe	6,000	—	6,000	—
E. Hagenlocker	19,449	29,420	8,261	40,608
C. Horner	1,791	—	1,791	—
M. Lamach	16,559	811,165	9,205	561,165
T. Martin	13,695	13,500	13,695	18,000
O. Smith	39,334	9,000	34,834	13,500
R. Swift	11,610	9,000	11,484	9,000
T. White	17,260	13,500	17,260	18,000

Secretary

B. Santoro	6,859	116,394	5,391	119,664

AGM

The Annual General Meeting of the Company will take place at Adare Manor, Adare, Co. Limerick, Ireland on 2 June 2011. The notice of meeting and a description of the business to be transacted is available on the Company’s website at www.irco.com.

DIRECTORS’ REPORT continued

Auditors

PricewaterhouseCoopers (PwC) were re-appointed as auditors during the year and have expressed their willingness to continue in office in accordance with Section 160 (2) of the Companies Act, 1963.

On behalf of the Directors

/s/ Richard Swift	/s/ Peter Godsoe
Richard Swift	Peter Godsoe
Director	Director

STATEMENT OF DIRECTORS’ RESPONSIBILITIES

The directors are responsible for preparing the annual report and the financial statements in accordance with applicable law and regulations.

Irish company law requires the directors to prepare financial statements for each financial period. Under that law the directors have prepared the Group financial statements in accordance with applicable Irish law and accounting principles generally accepted in the United States of America (U.S. GAAP), as defined in Section 1(1) of the Companies (Miscellaneous Provisions) Act 2009, to the extent that the use of those principles in the preparation of the financial statements does not contravene any provision of the Companies Acts or of any regulations made thereunder. The directors have elected to prepare the Company financial statements in accordance with Generally Accepted Accounting Principles in Ireland (Irish GAAP), comprising the financial reporting standards issued by the Accounting Standards Board (ASB) and published by the Institute of Chartered Accountants in Ireland (ICAI) together with the Companies Acts, 1963 to 2009. The financial statements are required by law to give a true and fair view of the state of affairs of the Company and of the Group and of the profit or loss of the Group for that period.

In preparing these financial statements, the directors are required to:

•	select suitable accounting policies and then apply them consistently;

•	make judgments and estimates that are reasonable and prudent;

•

state that the Group financial statements comply with U.S. GAAP to the extent that it does not contravene Irish Company Law and that the Company financial statements comply with the accounting standards issued by the Accounting Standards Board and Irish GAAP.

•	prepare the financial statements on the going concern basis, unless it is inappropriate to presume that the Group will continue in business.

The directors confirm that they have complied with the above requirements in preparing the financial statements.

The directors are responsible for keeping proper books of account that disclose with reasonable accuracy at any time the financial position of the Company and the Group and to enable them to ensure that the financial statements comply with the Irish Companies Acts, 1963 to 2009 and the European Communities (Companies: Group Accounts) Regulations, 1992. They are also responsible for safeguarding the assets of the Company and the Group and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

The directors are responsible for the maintenance and integrity of the website (www.irco.com). Legislation in the Republic of Ireland concerning the preparation and dissemination of financial statements may differ from legislation in other jurisdictions.

PricewaterhouseCoopers
One Spencer Dock
North Wall Quay
Dublin 1
Ireland
Telephone +353 (0) 1 792 6000
Facsimile +353 (0) 1 792 6200
I.D.E. Box No. 137
Internet www.pwc.com/ie

INDEPENDENT AUDITORS’ REPORT TO THE MEMBERS OF INGERSOLL-RAND PLC

We have audited the group financial statements of Ingersoll-Rand plc for the year ended 31 December 2010 which comprise the Consolidated Balance Sheet, the Consolidated Profit and Loss Account, the Consolidated Reconciliation of Movement in Shareholders’ Funds, the Consolidated Statement of Cash Flows Statement and the related notes. These group financial statements have been prepared under the accounting policies set out therein.

We have reported separately on the parent company financial statements of Ingersoll-Rand plc for the year ended 31 December 2010.

Respective responsibilities of directors and auditors

The directors’ responsibilities for preparing the Annual Report and the group financial statements, in accordance with applicable Irish law and accounting principles generally accepted in the United States of America (U.S. GAAP), as defined in Section 1(1) of the Companies (Miscellaneous Provisions) Act 2009, to the extent that the use of those principles in the preparation of the financial statements does not contravene any provision of the Companies Acts or of any regulations made thereunder, are set out in the Statement of Directors’ Responsibilities on page 20.

Our responsibility is to audit the group financial statements in accordance with relevant legal and regulatory requirements and International Standards on Auditing (UK and Ireland). This report, including the opinion, has been prepared for and only for the company’s members as a body in accordance with Section 193 of the Companies Act, 1990 and for no other purpose. We do not, in giving this opinion, accept or assume responsibility for any other purpose or to any other person to whom this report is shown or into whose hands it may come save where expressly agreed by our prior consent in writing.

We report to you our opinion as to whether the group financial statements give a true and fair view, in accordance with U.S. GAAP to the extent that the use of those principles in the preparation of the group financial statements does not contravene any provision of the Companies Acts or of any regulations made thereunder, and have been properly prepared in accordance with Irish statute comprising the Companies Acts, 1963 to 2009 and the European Communities (Companies: Group Accounts) Regulations 1992. We state whether we have obtained all the information and explanations we consider necessary for the purposes of our audit. We also report to you our opinion as to whether the directors’ report is consistent with the group financial statements.

We also report to you if, in our opinion, any information specified by law regarding directors’ remuneration and directors’ transactions is not disclosed and, where practicable, include such information in our report.

We read the other information contained in the Annual Report and consider whether it is consistent with the audited group financial statements. The other information comprises only the Directors’ Report. We consider the implications for our report if we become aware of any apparent misstatements or material inconsistencies with the group financial statements. Our responsibilities do not extend to any other information.

Basis of audit opinion

We conducted our audit in accordance with International Standards on Auditing (UK and Ireland) issued by the Auditing Practices Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the group financial statements. It also includes an assessment of the significant estimates and judgments made by the directors in the preparation of the group financial statements, and of whether the accounting policies are appropriate to the group’s circumstances, consistently applied and adequately disclosed.

PricewaterhouseCoopers
One Spencer Dock
North Wall Quay
Dublin 1
Ireland
Telephone +353 (0) 1 792 6000
Facsimile +353 (0) 1 792 6200
I.D.E. Box No. 137
Internet www.pwc.com/ie

INDEPENDENT AUDITORS’ REPORT TO THE MEMBERS OF INGERSOLL-RAND PLC – continued

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the group financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the group financial statements.

Opinion

In our opinion the group financial statements:

•

give a true and fair view, in accordance with U.S. GAAP to the extent that the use of those principles in the preparation of the group financial statements does not contravene any provision of the Companies Acts or of any regulations made thereunder, of the state of the group’s affairs as at 31 December 2010 and of the profit and cash flows of the group for the year then ended; and

•	have been properly prepared in accordance with the Companies Acts, 1963 to 2009 and the European Communities (Companies: Group Accounts) Regulations 1992.

We have obtained all the information and explanations which we consider necessary for the purposes of our audit.

In our opinion the information given in the directors’ report is consistent with the group financial statements.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers

Chartered Accountants and Registered Auditors

Dublin

7 April 2011

Ingersoll-Rand plc

Consolidated profit and loss account

For the year ended 31 December 2010

	Note	2010 $m	2009 $m
Turnover	31	14,079.1	13,101.8
Cost of sales		(10,158.5)	(9,542.2)

Gross profit		3,920.6	3,559.6
Distribution costs		(1,337.5)	(1,326.0)
Administrative expenses		(1,335.6)	(1,361.4)
Other operating expenses	3	14.9	(2.0)

		(2,658.2)	(2,689.4)

Operating profit		1,262.4	870.2
Income from shares in associate undertakings	4	11.5	8.0
Interest receivable and similar income	5	15.2	12.7
Other finance income		0.7	0.1
Interest payable and similar charges	6	(283.2)	(301.6)

Profit on ordinary activities before taxation	7	1,006.6	589.4
Taxation	9	(224.8)	(79.6)

Profit on ordinary activities after taxation		781.8	509.8
Discontinued operations net of taxation	10	(116.7)	(33.6)

Profit after taxation		665.1	476.2
Minority interest in subsidiary undertaking	33	(22.9)	(24.9)

Profit for the financial year		642.2	451.3

Earnings/(loss) per share attributable to Ingersoll-Rand plc ordinary shareholders:
Basic:	12
Continuing operations		$2.34	$1.51
Discontinued operations		(0.36)	(0.10)

Net earnings		$1.98	$1.41
Diluted:	12
Continuing operations		$2.23	$1.47
Discontinued operations		(0.34)	(0.10)

Net earnings		$1.89	$1.37

Approved by the Board of Directors on 7 April 2011 and signed on its behalf by:

/s/ Richard Swift	/s/ Peter Godsoe
Richard Swift	Peter Godsoe
Director	Director

Ingersoll-Rand plc

Consolidated balance sheet

At 31 December 2010

	Note	2010 $m	2009 $m
Fixed Assets
Intangible assets	14	11,433.0	11,648.8
Tangible assets	15	1,776.5	1,888.8
Financial assets	13	174.3	162.8

		13,383.8	13,700.4
Current Assets
Stock	16	1,400.8	1,176.1
Debtors	17	2,799.4	2,478.6
Cash at bank and in hand	18	1,014.3	876.7
Assets held for sale	10	1.2	87.1

		5,215.7	4,618.5
Debtors – Amounts falling due after more than one year	19	1,391.4	1,672.0
Creditors – Amounts falling due within one year	21	(3,706.0)	(3,823.7)

Net current assets		1,509.7	794.8

Total assets less current liabilities		16,284.9	16,167.2
Creditors – Amounts falling due after more than one year	22	(3,024.9)	(3,026.9)

Net assets excluding provisions for liabilities and charges		13,260.0	13,140.3
Provisions for liabilities and charges	27	(5,200.9)	(5,964.6)

Net assets including provisions for liabilities and charges		8,059.1	7,175.7

Capital and reserves
Called up share capital	29	328.2	320.6
Share premium account	36	174.7	30.9
Other reserves	36	(238.2)	(434.3)
Profit and loss account	36	7,699.6	7,154.6

Equity shareholders’ funds		7,964.3	7,071.8
Minority interests	33	94.8	103.9

		8,059.1	7,175.7

Approved by the Board of Directors on 7 April 2011 and signed on its behalf by:

/s/ Richard Swift	/s/ Peter Godsoe
Richard Swift	Peter Godsoe
Director	Director

Ingersoll-Rand plc

Consolidated Reconciliation of Movement in Shareholders’ Funds

	Total Shareholders’ Equity $m	Called up Share Capital		Share Premium Account $m	Profit and Loss Account $m	Other Reserves $m	Minority Interest $m

		Amount $m	Shares Number
Balance at 31 December 2008	6,762.1	318.8	318.8	2,246.0	4,547.4	(450.8)	$100.7
Net earnings	476.2	—	—	—	451.3	—	24.9
Currency translation	67.3	—	—	—	—	67.3	—
Change in value of marketable securities and cash flow hedges, net of tax of $0.8	(0.8)	—	—	—	—	(0.8)	—
Pension and OPEB adjustments, net of tax of ($4.6)	(50.0)	—	—	—	—	(50.0)	—
Shares issued under incentive stock plans	27.9	1.8	1.8	26.1	—	—	—
Accretion of exchangeable notes	10.0	—	—	10.0	—	—	—
Share-based compensation	68.2	—	—	68.2	—	—	—
Acquisition of minority interests	(1.5)	—	—	(0.1)	—	—	(1.4)
Dividends to minority interests	(20.2)	—	—	—	—	—	(20.2)
Cash dividends, declared and paid ($0.50 per share)	(160.8)	—	—	—	(160.8)	—	—
Transfer to profit & loss account	—	—	—	(2,316.7)	2,316.7	—	—
Other	(2.7)	—	—	(2.6)	—	—	(0.1)

Balance at 31 December 2009	7,175.7	320.6	320.6	30.9	7,154.6	(434.3)	103.9
Net earnings	665.1	—	—	—	642.2	—	22.9
Currency translation	1.8	—	—	—	—	1.8	—
Change in value of marketable securities and cash flow hedges, net of tax of $0.1	7.9	—	—	—	—	7.9	—
Pension and OPEB adjustments, net of tax of $11.4	99.6	—	—	—	—	99.6	—
Shares issued under incentive stock plans	149.4	7.6	7.6	143.8	(2.0)	—	—
Accretion of exchangeable notes	13.3	—	—	—	—	13.3	—
Share-based compensation	73.5	—	—	—	—	73.5	—
Acquisition of minority interests	(8.4)	—	—	—	(4.5)	—	(3.9)
Dividends to minority interests	(20.2)	—	—	—	—	—	(20.2)
Cash dividends, declared and paid ($0.28 per share)	(90.5)	—	—	—	(90.5)	—	—
Other	(8.1)	—	—	—	(0.2)	—	(7.9)

Balance at 31 December 2010	8,059.1	328.2	328.2	174.7	7,699.6	(238.2)	94.8

Ingersoll-Rand plc

Consolidated Statement of Cash Flows

For the year ended 31 December 2010

	2010 $m	2009 $m
Cash flows from operating activities:
Profit after taxation	665.1	476.2
Loss from discontinued operations, net of tax	116.7	33.6
Adjustments to arrive at net cash provided by (used in) operating activities:
Depreciation and amortization	437.1	421.8
(Gain)/loss on sale of tangible fixed assets	4.6	2.4
Equity earnings, net of dividends	0.8	3.2
Share based compensation	73.5	68.3
Deferred income taxes	81.0	(38.8)
Other items	101.2	161.5
Changes in other assets and liabilities
(Increase) decrease in:
Debtors	(240.3)	396.3
Stock	(219.0)	420.6
Other current and noncurrent assets	169.7	270.5
Increase (decrease) in:
Creditors	251.5	39.7
Other current and noncurrent liabilities	(685.6)	(490.4)

Net cash (used in) provided by continuing operating activities	756.3	1,764.9
Net cash (used in) provided by discontinued operating activities	(60.9)	(30.3)

Cash flows from investing activities:
Capital expenditures	(179.5)	(204.1)
Proceeds from sale of tangible fixed assets	14.5	21.6
Acquisitions, net of cash acquired	(14.0)	—
Other	—	(0.6)

Net cash (used in) provided by continuing investing activities	(179.0)	(183.1)
Net cash (used in) provided by discontinued investing activities	0.4	0.4

Cash flows from financing activities:
Proceeds from bridge loan	—	196.0
Payments of bridge loan	—	(950.0)
Commercial paper program (net)	—	(998.7)
Other short-term borrowings (net)	33.1	(57.6)
Proceeds from long-term debt	62.9	1,010.3
Payments of long-term debt	(524.8)	(210.5)

Net proceeds (repayments) in debt	(428.8)	(1,010.5)
Settlement of cross currency swap	—	(26.9)
Debt issue costs	(5.5)	(16.1)
Proceeds from exercise of stock options	145.3	27.2
Excess tax benefit from share based compensation	4.2	0.7
Dividends paid to minority interests	(20.2)	(20.2)
Dividends paid to ordinary shareholders	(90.5)	(160.8)
Acquisition of minority interest	(8.0)	(1.5)
Other	(0.2)	—

Net cash (used in) provided by continuing financing activities	(403.7)	(1,208.1)

Effect of exchange rate changes on cash and cash equivalents	24.5	(17.3)

Net increase (decrease) in cash and cash equivalents	137.6	326.5
Cash at bank and in hand - beginning of period	876.7	550.2

Cash at bank and in hand - end of period	1,014.3	876.7

Cash paid during the year for:
Interest, net of amounts capitalized	225.7	209.8
Income taxes, net of refunds	117.4	71.5

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PREPARATION

The directors have elected to prepare the consolidated financial statements of Ingersoll-Rand plc (IR-Ireland or the Company) and its consolidated subsidiaries (collectively referred to as the Group) in accordance with applicable Irish law and accounting principles generally accepted in the United States of America (U.S. GAAP), as defined in Section 1(1) of the Companies (Miscellaneous Provisions) Act 2009, to the extent that the use of those principles in the preparation of the financial statements does not contravene any provision of the Companies Acts or of any regulations made thereunder.

The separate financial statements of the Company have been prepared in accordance with accounting standards generally accepted in Ireland and Irish statute comprising the Companies Acts, 1963 to 2009, and the European Communities (Companies: Group Accounts) Regulations, 1992. Accounting standards generally accepted in Ireland in preparing financial statements giving a true and fair view are those published by the Institute of Chartered Accountants in Ireland and issued by the Accounting Standards Board.

The profit attributable to equity shareholders dealt with in the financial statements of the Company was $5.0 million. In accordance with Section 148(8) of the Companies Act, 1963 and Section 7(1A) of the Companies Amendment Act, 1986, the Company is availing of the exemption from presenting its individual profit and loss account to the Annual General Meeting and from filing it with the Registrar of Companies.

The financial statements are presented in U.S. dollars.

2. SIGNIFICANT ACCOUNTING POLICIES

A summary of significant accounting policies used in the preparation of the accompanying financial statements follows:

Reorganization: IR-Ireland is the successor to IR-Limited following a corporate reorganization that became effective on 1 July 2009 (the Ireland Reorganization). IR-Limited is the successor to Ingersoll-Rand Company, a New Jersey corporation (IR-New Jersey), following a corporate reorganization that occurred on 31 December 2001 (the Bermuda Reorganization). Both the Ireland Reorganization and the Bermuda Reorganization were accounted for as a reorganization of entities under common control and accordingly, did not result in any changes to the consolidated amounts of assets, liabilities and equity shareholders’ funds.

Accounting Convention: These Financial Statements are prepared under the historical cost convention.

Basis of Consolidation: The consolidated financial statements include all majority-owned subsidiaries of the Company. Partially owned equity affiliates are accounted for under the equity method. The Company is also required to consolidate variable interest entities in which it bears a majority of the risk to the entities’ potential losses or stands to gain from a majority of the entities’ expected returns. All intercompany accounts and transactions have been eliminated. The assets, liabilities, results of operations and cash flows of all discontinued operations have been separately reported as discontinued operations and held for sale for all periods presented.

Turnover Recognition: Turnover is recognized and earned when all of the following criteria are satisfied: (a) persuasive evidence of a sales arrangement exists; (b) price is fixed or determinable; (c) collectability is reasonably assured; and (d) delivery has occurred or service has been rendered. Delivery generally occurs when the title and the risks and rewards of ownership have substantially transferred to the customer. Turnover from maintenance contracts or extended warranties is recognized on a straight-line basis over the life of the contract, unless another method is more representative of the costs incurred. The Group enters into agreements that contain multiple elements, such as equipment, installation and service turnover. For multiple-element arrangements, the Group recognizes turnover for delivered elements when the delivered item has stand-alone value to the customer, fair values of undelivered elements are known, customer acceptance has occurred, and only customary refund or return rights exist related to the delivered elements. Turnover from certain of our equipment and the related installation sold under construction-type contracts are recorded using the percentage-of-completion method in accordance with U.S. GAAP.

Dividends: Dividend income is recognized when the right to receive the payment is established. Quarterly dividends on ordinary shares are recognized in the financial statements when they are paid.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS continued

Use of Estimates: The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of turnove and expenses during the reporting period. Estimates are based on several factors including the facts and circumstances available at the time the estimates are made, historical experience, risk of loss, general economic conditions and trends, and the assessment of the probable future outcome. Some of the more significant estimates include accounting for doubtful accounts, useful lives of property, plant and equipment and intangible assets, purchase price allocations of acquired businesses, valuation of assets including goodwill and other intangible assets, product warranties, sales allowances, pension plans, postretirement benefits other than pensions, taxes, environmental costs, product liability, asbestos matters and other contingencies. Actual results could differ from those estimates. Estimates and assumptions are reviewed periodically, and the effects of changes, if any, are reflected in the profit and loss account in the period that they are determined.

Foreign Currency: Assets and liabilities of non-U.S. subsidiaries, where the functional currency is not the U.S. dollar, have been translated at year-end exchange rates, and income and expenses accounts have been translated using average exchange rates throughout the year. Adjustments resulting from the process of translating an entity’s financial statements into the U.S. dollar have been recorded in the equity section of the balance sheet within Other reserves. Transactions that are denominated in a currency other than an entity’s functional currency are subject to changes in exchange rates with the resulting gains and losses recorded within net earnings.

Cash at Bank and in Hand: Cash at bank and in hand include cash on hand, demand deposits and all highly liquid investments with original maturities at the time of purchase of three months or less.

Marketable Securities: The Group has classified its marketable securities as available-for-sale in accordance with U.S. GAAP. Available-for-sale marketable securities are accounted for at market prices, with the unrealized gain or loss, less applicable deferred income taxes, recorded within other reserves. If any of the Group’s marketable securities experience other than temporary declines in value as defined by U.S. GAAP, a loss is recorded in the Consolidated profit and loss account.

Stock: Depending on the business, U.S. stocks are stated at the lower of cost or market using the last-in, first-out (LIFO) method or the lower of cost or market using the first-in, first-out (FIFO) method. Non-U.S. inventories are primarily stated at the lower of cost or market using the FIFO method. At 31 December 2010 and 2009, approximately 47% and 44%, respectively, of all stock utilized the LIFO method.

Allowance for Doubtful Accounts: The Group has provided an allowance for doubtful accounts reserve which represents the best estimate of probable loss inherent in the Group’s account receivables portfolio. This estimate is based upon company policy, derived from knowledge of its end markets, customer base and products.

Product Warranties: Warranty accruals are recorded at the time of sale and are estimated based upon product warranty terms and historical experience. The Group assesses the adequacy of its liabilities and will make adjustments as necessary based on known or anticipated warranty claims, or as new information becomes available.

Tangible Fixed Assets: Tangible fixed assets are stated at cost, less accumulated depreciation. Assets placed in service are recorded at cost and depreciated using the straight-line method over the estimated useful life of the asset except for leasehold improvements, which are depreciated over the shorter of their economic useful life or their lease term. The range of useful lives used to depreciate tangible fixed assets is as follows:

Buildings	10 to 50 years
Machinery and equipment	3 to 15 years
Software	2 to 7 years

Repair and maintenance costs that do not extend the useful life of the asset are charged against earnings as incurred. Major replacements and significant improvements that increase asset values and extend useful lives are capitalized.

The Group assesses the recoverability of the carrying value of its tangible fixed assets whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability is measured by a comparison of the carrying amount of an asset to the future net undiscounted cash flows expected to be generated by the asset. If the undiscounted cash flows are less than the carrying amount of the asset, an impairment loss is recognized for the amount by which the carrying value of the asset exceeds the fair value of the assets.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS continued

Goodwill and Intangible Assets: The Group records as goodwill the excess of the purchase price over the fair value of the net assets acquired. Once the final valuation has been performed for each acquisition, adjustments may be recorded.

In accordance with U.S. GAAP, goodwill and other indefinite-lived intangible assets are tested and reviewed annually for impairment during the fourth quarter or whenever there is a significant change in events or circumstances that indicate that the fair value of the asset may be less than the carrying amount of the asset.

Recoverability of goodwill is measured at the reporting unit level and determined using a two step process. The first step compares the carrying amount of the reporting unit to its estimated fair value. If the estimated fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not impaired and the second step of the impairment test is not necessary. To the extent that the carrying value of the reporting unit exceeds its estimated fair value, a second step is performed, wherein the reporting unit’s carrying value of goodwill is compared to the implied fair value of goodwill. To the extent that the carrying value exceeds the implied fair value, impairment exists and must be recognized.

Recoverability of other indefinite-lived intangible assets is measured by a comparison of the carrying amount of the intangible assets to the estimated fair value of the respective intangible assets. Any excess of the carrying value over the estimated fair value is recognized as an impairment loss equal to that excess.

Intangible assets such as patents, customer-related intangible assets and other intangible assets with finite useful lives are amortized on a straight-line basis over their estimated economic lives. The weighted-average useful lives approximate the following:

Customer relationships	20 years
Trademarks	25 years
Completed technology/patents	10 years
Other	10 years	*

*	Excludes intangibles acquired and fully expensed in the year of acquisition.

Recoverability of intangible assets with finite useful lives is assessed in the same manner as property, plant and equipment as described above.

Research and Development Costs: The Group conducts research and development activities for the purpose of developing and improving new products and services. These expenditures, including qualifying engineering costs, are expensed when incurred.

Taxation: Current tax represents the expected tax payable on the taxable income for the year, using tax rates and tax laws enacted or substantially enacted at the balance sheet date, along with any adjustment to tax payable in respect of previous years.

Deferred tax assets and liabilities are determined based on temporary differences between financial reporting and tax bases of assets and liabilities, applying enacted tax rates expected to be in effect for the year in which the differences are expected to reverse. The Group recognizes future tax benefits, such as net operating losses and non-U.S. tax credits, to the extent that realizing these benefits is considered in its judgment to be more likely than not. The Group regularly reviews the recoverability of its deferred tax assets considering its historic profitability, projected future taxable income, timing of the reversals of existing temporary differences and the feasibility of its tax planning strategies. Where appropriate, the Group records a valuation allowance with respect to a future tax benefit.

Treasury Stock: The Company, through one of its consolidated subsidiaries, has repurchased its ordinary shares from time to time in the open market and in privately negotiated transactions as authorized by the Board of Directors. These repurchases are based upon current market conditions and the discretion of management. Amounts are recorded at cost and included within the Shareholders’ equity section. At 31 December 2010, a subsidiary of the Company held 25,249 ordinary shares in trust for a deferred compensation plan. These ordinary shares have been reflected as treasury shares in the consolidated balance sheet. Refer to Note 29 for further detail of the Company’s share capital.

Environmental Costs: The Group is subject to laws and regulations relating to protecting the environment. Environmental expenditures relating to current operations are expensed or capitalized as appropriate. Expenditures relating to existing conditions caused by past operations, which do not contribute to current or future turnover, are expensed. Liabilities for remediation costs are recorded when they are probable and can be reasonably estimated, generally no later than the completion of feasibility studies or the Group’s commitment to a plan of action. The assessment of this liability, which is

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS continued

calculated based on existing technology, does not reflect any offset for possible recoveries from insurance companies, and is not discounted.

Asbestos Matters: Certain of our wholly-owned subsidiaries are named as defendants in asbestos-related lawsuits in state and federal courts. The Group records a liability for its actual and anticipated future claims as well as an asset for anticipated insurance settlements. Although the Group was neither a manufacturer nor producer of asbestos, some of its formerly manufactured components from third party suppliers utilized asbestos-related components. As a result, the Group records certain income and expenses associated with our asbestos liabilities and corresponding insurance recoveries within discontinued operations, net of tax, as they relate to previously divested businesses. Income and expenses associated with Trane’s asbestos liabilities and corresponding insurance recoveries are recorded within continuing operations. Refer to Note 28 for further details of asbestos related matters.

Software Costs: The Group follows the guidance outlined in FASB ASC 350, “Intangibles – Goodwill and Other” (ASC 350) for all software developed or obtained for internal use, which requires companies to capitalize certain internal-use software costs once specific criteria are met and subsequently amortize these costs over the software’s useful life, which ranges from 2 to 7 years.

Employee Benefit Plans: The Group provides a range of benefits to eligible employees and retired employees, including pensions, postretirement and postemployment benefits. Determining the cost associated with such benefits is dependent on various actuarial assumptions including discount rates, expected return on plan assets, compensation increases, employee mortality, turnover rates and healthcare cost trend rates. Actuarial valuations are performed to determine expense in accordance with generally accepted accounting principles in the United States. Actual results may differ from the actuarial assumptions and are generally accumulated and amortized into earnings over future periods. The Group reviews its actuarial assumptions at each measurement date and makes modifications to the assumptions based on current rates and trends, if appropriate. The discount rate, the rate of compensation increase and the expected long-term rates of return on plan assets are determined as of each measurement date. A discount rate reflects a rate at which pension benefits could be effectively settled. For U.S. plans, the discount rates are established primarily based on bond studies using the Citigroup Pension Liability index. Beginning with the 2010 year-end remeasurement, the discount rates for non-U.S. plans are established using hypothetical yield curves based on yields of corporate bonds rated AA quality. Spot rates are developed from the yield curve and used to discount future benefit payments. Previously for non-U.S. plans, the discount rates were based upon a review of the current yields reported on AA corporate bonds or the yields of high-quality fixed-income investments available and expected to be available during the life of the plans. The rate of compensation increase is dependent on expected future compensation levels. The expected long-term rate of return on plan assets reflects the average rate of returns expected on the funds invested or to be invested to provide for the benefits included in the projected benefit obligation. The expected long-term rate of return on plan assets is based on what is achievable given the plan’s investment policy, the types of assets held and the target asset allocation. The expected long-term rate of return is determined as of each measurement date. The Group believes that the assumptions utilized in recording its obligations under its plans are reasonable based on input from its actuaries, outside investment advisors and information as to assumptions used by plan sponsors.

Provisions: Provisions are recorded for various liabilities which are uncertain in timing and amount arising in the normal course of business, including litigation and administrative proceedings, environmental matters, product liability, product warranty, worker’s compensation and other claims. The Group has recorded provisions in the financial statements related to these matters, which are developed using input derived from actuarial estimates and historical and anticipated experience data depending on the nature of the provision, and in certain instances with consultation of legal counsel, internal and external consultants and engineers. Subject to the uncertainties inherent in estimating future costs for these types of liabilities, the Group believes its estimated provisions are reasonable and does not believe the final determination of the liabilities with respect to these matters would have a material effect on the financial condition, results of operations, liquidity or cash flows of the Group for any year.

Recently Adopted Accounting Pronouncements

In January 2010, the FASB issued revised guidance within FASB ASC 820, “Fair Value Measurements and Disclosures” (ASC 820). The revisions require interim disclosures regarding the amounts and reasons for significant transfers in and out of Level 1 and Level 2 fair value measurements, as well as disclosures for each class of assets and liabilities and about the inputs and valuation techniques used to measure fair value for both recurring and non-recurring fair value measurements. These disclosures are required for fair value measurements that fall in either Level 2 or Level 3. Additionally, the revision also requires separate presentation of Level 3 activity for the fair value measurements, using significant unobservable inputs. These revisions were effective as of 1 January 2010, with the exception of the separate presentation of Level 3 activity, which is not effective until fiscal years beginning after 15 December 2010 and for interim periods within those fiscal years. See Note 14 to the Consolidated Financial Statements for these additional disclosures.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS continued

In July 2010, the FASB issued ASU 2010-20 which revised guidance within ASC 310, “Receivables” (ASC 310). These revisions include additional disclosures regarding the credit quality of financing receivables to aid financial statement users in their appraisal of credit risk exposure and the adequacy of the allowance for credit losses. The new disclosure requirements were effective for the Group as of 31 December 2010, and new disclosures regarding reporting period activity are effective for interim and annual periods thereafter. The provisions of ASU 2010-20 did not have a material impact on the Group’s Consolidated Financial Statements.

Derivative Instruments: The Group periodically enters into cash flow and other hedge transactions to specifically hedge exposure to various risks related to interest rates, currency rates and commodity pricing. The Group recognizes all derivatives on the consolidated balance sheet at their fair value as either assets or liabilities. For cash flow designated hedges, the effective portion of the changes in fair value of the derivative contract are recorded in other reserves, net of taxes, and are recognized in the profit and loss account at the time earnings are affected by the hedged transaction. For other derivative transactions, the changes in the fair value of the derivative contract are recognized in the Consolidated profit and loss account.

Reclassification: Certain comparative balances relating to businesses disposed of during the year have been re-classified from their original presentation to “Assets held for sale” in the current year financial statements. Details of these comparative balances can be found in Note 10.

3. OTHER OPERATING EXPENSES

	2010 $m	2009 $m
Net foreign exchange gain/(loss)	0.9	(36.2)
Other miscellaneous income	14.0	34.2

	14.9	(2.0)

Included in Exchange gain/(loss) in 2009 is a $24 million charge associated with the devaluation in the Venezuelan Bolivar. At 31 December 2009, the Group remeasured its foreign currency receivables and payables associated with the Venezuelan Bolivar at the parallel rate of 6.0 Bolivars for each U.S. dollar. This was based on the Group’s inability to settle certain transactions through the official government channels in an expeditious manner. Previously, the Group remeasured all foreign currency transactions at the official rate of 2.15 Bolivars to the U.S. dollar. In addition, effective 1 January 2010, Venezuela was designated highly inflationary, as the blended Consumer Price Index/National Consumer Price Index reached cumulative three-year inflation in excess of 100% during the fourth quarter of 2009. Accordingly, the U.S. dollar was determined to be the functional currency of the Group’s Venezuelan subsidiaries and all foreign currency fluctuations during 2010 have been recorded in income. On 17 May 2010, the government of Venezuela effectively closed down the parallel market claiming it was a significant cause of inflation in Venezuela. On 9 June 2010, a new parallel market (SITME) opened under control of the Central Bank and the Group has utilized it for currency exchange, subject to any limitations under local regulations. At 31 December 2010, the Group continues to utilize the SITME rate for re-measurement purposes.

4. INCOME FROM SHARES IN ASSOCIATED UNDERTAKINGS

	2010 $m	2009 $m
Income from equity investments	11.5	8.0

5. INTEREST RECEIVABLE AND SIMILAR INCOME

	2010 $m	2009 $m
Short term investments	14.8	12.6
Long term investments	0.4	0.1

	15.2	12.7

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS continued

6. INTEREST PAYABLE AND SIMILAR CHARGES

	2010 $m	2009 $m
Interest on bank debt (Note 23)	(257.4)	(254.3)
Amortization of debt issue costs (Note 23)	(7.9)	(7.2)
Interest on discounted receivables	(0.5)	(0.3)
Penalties	(0.6)	(2.5)
Interest derivatives (Note 24)	(1.1)	(1.0)
Other	(15.7)	(36.3)

	(283.2)	(301.6)

7. PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION

	2010 $m	2009 $m
Profit on ordinary activities before taxation has been arrived at after charging:
Staff costs
Wages & salaries	1,882.2	1,842.7
Social welfare & other pension costs	695.0	686.9
Depreciation (Note 15)	276.5	237.3
Amortization of intangible assets (Note 14)	153.4	156.3
Auditors’ remuneration	20.8	20.6
Restructuring costs (Note 10)	45.3	109.6
Research and development	244.0	255.0

Auditors Remuneration

	2010 $’000	2009 $’000
Audit of the group accounts (a)	304.8	488.3
Other assurance services (a)	475.8	532.5
Tax	23.5	—
Other non-audit	3.3	—

	807.4	1,020.9

(a)

The group incurred additional fees of $19.9m and $19.4m for 2010 and 2009, respectively, payable to affiliates of PricewaterhouseCoopers, Ireland. These additional amounts reflect fees for professional services rendered, including audit fees payable to PricewaterhouseCoopers in the United States for the audit of the Group’s consolidated financial statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS continued

8. EMPLOYEE COSTS

The average number of persons employed in the Group, including executive directors, during the year was as follows:

Business segment	2010	2009
Climate Solutions	31,696	32,229
Industrial Technologies	9,251	9,142
Residential Solutions	7,597	6,559
Security Technologies	8,676	9,382
Corporate	1,290	1,254

	58,510	58,566

Employee costs	2010 $m	2009 $m
Wages & salaries	1,882.2	1,842.7
Social welfare & other pension costs	695.0	686.9

	2,577.2	2,529.6

Directors’ remuneration	2010 $m	2009 $m
Fees	3.0	2.4
Remuneration and benefit in kind	2.3	2.4
Bonus	2.6	2.9

	7.9	7.7

9. TAXATION

Profit/(loss) on ordinary activities before taxation for the years ended 31 December were taxed within the following jurisdictions:

	2010 $m	2009 $m
United States	(42.8)	(298.8)
Non-U.S.	1,049.4	888.2

Total	1,006.6	589.4

The taxation components for income taxes for the years ended 31 December were as follows:

	2010 $m	2009 $m
Current tax expense (benefit):
United States	29.3	(22.7)
Non U.S.	114.5	141.1

Total:	143.8	118.4
Deferred tax expense (benefit):
United States	83.3	8.9
Non U.S.	(2.3)	(47.7)

Total:	81.0	(38.8)
Total tax expense (benefit):
United States	112.6	(13.8)
Non U.S.	112.2	93.4

Total	224.8	79.6

Taxation expense differs from the amount of income taxes determined by applying the applicable U.S. statutory income tax rate to pretax income, as a result of the following differences:

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS continued

	Percent of pretax income
	2010	2009
Statutory U.S. rate	35.0%	35.0%
Increase (decrease) in rates resulting from:
Subsidiaries results subject to non-U.S. tax rates (*)	(17.7)	(30.4)
U.S. tax on non-U.S. earnings (*)	2.4	9.7
State and local income taxes (*)	(0.1)	9.2
Reserves for uncertain tax positions	0.1	(3.3)
Impact of change in taxation of retiree drugs subsidy	4.0	—
Provision to return and other true-up adjustments	(0.2)	(6.0)
Other adjustments	(1.2)	(0.7)

Effective tax rate	22.3%	13.5%

(*)	Net of changes in valuation allowances

Tax incentives, in the form of tax holidays, have been granted in certain jurisdictions to encourage industrial development.

The expiration of these tax holidays varies by country. The most significant tax holiday relates to the Group’s qualifying locations in Ireland, which were granted a 10% tax rate through 2010. The benefit for the tax holidays for the year ended 31 December 2010 and 2009 was $2.3 million and $1.4 million, respectively.

At 31 December a summary of the deferred tax accounts is as follows:

	2010 $m	2009 $m
Deferred tax assets:
Stock and Debtors	35.8	39.9
Fixed assets and intangibles	3.5	15.8
Postemployment and other benefit liabilities	752.6	928.0
Product liability	282.7	293.0
Other reserves and accruals	213.1	269.4
Net operating losses and credit carryforwards	1,077.2	939.2
Other	169.7	104.9

Gross deferred tax assets	2,534.6	2,590.2
Less: deferred tax valuation allowances	(380.0)	(353.7)

Deferred tax assets net of valuation allowances	2,154.6	2,236.5

Deferred tax liabilities:
Stock and Debtors	(48.5)	(54.6)
Fixed assets and intangibles	(2,324.1)	(2,360.2)
Postemployment and other benefit liabilities	(2.9)	(2.5)
Other reserves and accruals	(12.7)	(13.5)
Other	(85.0)	(96.2)

Gross deferred tax liability	(2,473.2)	(2,527.0)

Net deferred tax assets (liabilities)	(318.6)	(290.5)

At 31 December 2010, no deferred taxes have been provided for any portion of the $7.1 billion of undistributed earnings of the Group’s subsidiaries, since these earnings have been, and under current plans will continue to be, permanently reinvested in these subsidiaries, and it is not practicable to estimate the amount of additional taxes which may be payable upon distribution.

At 31 December 2010, the Group had the following operating loss and tax credit carry forwards available to offset taxable income in prior and future years:

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS continued

	Amount $m	Expiration Period
U.S. Federal net operating loss carryforwards	1,713.9	2011-2030
U.S. Federal credit carryforwards	76.1	2014-2030
U.S. State net operating loss carryforwards	3,576.3	2011-2030
Non-U.S. net operating loss carryforwards	2,191.1	2011-Unlimited
Non-U.S. credit carryforwards	8.9	Unlimited

The U.S. state net operating loss carry forwards were incurred in various jurisdictions. The non-U.S. net operating loss carry forwards were incurred in various jurisdictions, predominantly in Belgium, Brazil, Germany, the Netherlands, Spain, Switzerland and the United Kingdom.

Activity associated with the Group’s valuation allowance is as follows:

	2010 $m	2009 $m
Beginning balance	353.7	247.8
Increase to valuation allowance	107.1	167.1
Decrease to valuation allowance	(45.9)	(17.8)
Other deductions	(1.5)	(4.9)
Write off against valuation allowance	0.0	(41.3)
Acquisition and purchase accounting	0.0	(38.9)
Translation and accumulated other comprehensive income	(33.4)	41.7

Ending balance	380.0	353.7

The Group has total unrecognized tax benefits of $534.1 million and $525.1 million as of December 2010 and 2009, respectively. The amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate are $471.2 million as of 31 December 2010. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	2010 $m	2009 $m
Beginning balance	525.1	589.6
Additions based on tax positions related to the current year	14.1	25.2
Additions based on tax positions related to acquisitions	0.0	0.0
Additions based on tax positions related to prior years	116.3	80.5
Reductions based on tax positions related to prior years	(101.4)	(121.8)
Reductions related to settlements with tax authorities	(11.9)	(33.4)
Reductions related to lapses of statute of limitations	(6.0)	(18.9)
Translation (gain)/loss	(2.1)	3.9

Ending balance	534.1	525.1

In connection with Trane’s spin-off of WABCO, Trane and WABCO entered into a tax sharing agreement for the allocation of pre spin-off taxes. Of the total unrecognized tax benefit of $534.1 million at 31 December 2010, WABCO has agreed to indemnify Trane for $25.6 million, which is reflected in another long-term receivable account.

The Group records interest and penalties associated with the uncertain tax positions within its Taxation expense. The Group had provisions associated with interest and penalties, net of tax, of $100.4 million and $80.3 million at 31 December 2010 and 2009, respectively. For the years ended 31 December 2010 and 2009, the Group recognized $19.1 million and $6.3 million, respectively, in interest and penalties net of tax related to these uncertain tax positions.

It is reasonably possible that the total amount of unrecognized tax benefits could change within 12 months as a result of settlements of ongoing tax examinations resulting in a decrease of approximately $9.2 million in the unrecognized tax benefits.

The provision for income taxes involves a significant amount of management judgment regarding interpretation of relevant facts and laws in the jurisdictions in which the Group operates. Future changes in applicable laws, projected levels of taxable income and tax planning could change the effective tax rate and tax balances recorded by the Group. In addition, tax authorities periodically review income tax returns filed by the Group and can raise issues regarding its filing positions, timing

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS continued

and amount of income or deductions, and the allocation of income among the jurisdictions in which the Group operates. A significant period of time may elapse between the filing of an income tax return and the ultimate resolution of an issue raised by a revenue authority with respect to that return. In the normal course of business the Group is subject to examination by taxing authorities throughout the world, including such major jurisdictions as Brazil, Canada, Germany, Ireland, Italy, the Netherlands and the United States. In general, the examination of the Group’s material tax returns is completed for the years prior to 2000, with certain matters being resolved through appeals and litigation.

On 20 July 2007, the Group received a notice from the IRS containing proposed adjustments to the Group’s tax filings in connection with an audit of the 2001 and 2002 tax years. The IRS did not contest the validity of the Group’s reincorporation in Bermuda. The most significant adjustments proposed by the IRS involve treating the entire intercompany debt incurred in connection with the Group’s reincorporation in Bermuda as equity. As a result of this recharacterization, the IRS disallowed the deduction of interest paid on the debt and imposed dividend withholding taxes on the payments denominated as interest. The IRS also asserted an alternative argument to be applied if the intercompany debt is respected as debt. In that circumstance the IRS proposed to ignore the entities that hold the debt and to which the interest was paid and impose 30% withholding tax on a portion of the interest payments as if they were made directly to a company that was not eligible for reduced U.S withholding tax under a U.S income tax treaty. The IRS asserted under this alternative theory that the Group owes additional taxes with respect to 2002 of approximately $84 million plus interest. If either of these positions were upheld in their entirety the Group would be required to record additional charges. The Group strongly disagreed with the view of the IRS and filed a protest with the IRS in the third quarter of 2007.

On 12 January 2010, the Group received an amended notice from the IRS eliminating its assertion that the intercompany debt incurred in connection with the Group’s reincorporation in Bermuda should be treated as equity. However, the IRS continues to assert the alternative position described above and proposes adjustments to the Group’s 2001 and 2002 tax filings. In addition, the IRS provided notice on 19 January 2010, that it is assessing penalties of 30% on the asserted underpayment of tax described above.

The Group has and intends to continue to vigorously contest these proposed adjustments. The Group, in consultation with its outside advisors, carefully considered the form and substance of the Group’s intercompany financing arrangements including the actions necessary to qualify for the benefits of the applicable U.S. income tax treaties. The Group believes that these financing arrangements are in accordance with the laws of the relevant jurisdictions including the U.S., that the entities involved should be respected and that the interest payments qualify for the U.S income tax treaty benefits claimed.

Although the outcome of this matter cannot be predicted with certainty, based upon an analysis of the strength of its position, the Group believes that it is adequately reserved for this matter. As the Group moves forward to resolve this matter with the IRS, it is reasonably possible that the provisions established may be adjusted within the next 12 months. However, the Group does not expect that the ultimate resolution will have a material adverse impact on its future results of operations or financial position. At this time, the IRS has not proposed any similar adjustments for years subsequent to 2002. However, if all or a portion of these adjustments proposed by the IRS are ultimately sustained, it is likely to also affect subsequent tax years.

The Group believes that it has adequately provided for any reasonably foreseeable resolution of any tax disputes, but will adjust its provisions if events so dictate in accordance with U.S. GAAP. To the extent that the ultimate results differ from the original or adjusted estimates of the Group, the effect will be recorded in the provision for income taxes.

As a result of the Patient Protection and Affordable Care Act (the Act) signed into law on 23 March 2010 and the Healthcare and Education Reconciliation Bill of 2010 signed into law on 30 March 2010 (together with the Act, the Healthcare Reform Legislation), effective 2013, the tax benefits available to the Group will be reduced to the extent its prescription drug expenses are reimbursed under the Medicare Part D retiree drug subsidy program. Although the provisions of the Healthcare Reform Legislation relating to the retiree drug subsidy program do not take effect until 2013, the Group is required to recognize the full accounting impact in its financial statements in the reporting period in which the Healthcare Reform Legislation is enacted. As retiree healthcare liabilities and related tax impacts are already reflected in the Group’s financial statements, the Healthcare Reform Legislation resulted in a non-cash charge to income tax expense in the first quarter of 2010 of $40.5 million.

The Healthcare Reform Legislation contains provisions which could impact our accounting for income taxes in future periods. We will continue to assess the accounting implications of the Healthcare Reform Legislation. In addition, we may consider plan amendments in future periods that may have accounting implications.

During 2010, the Group recorded to continuing operations a tax benefit of approximately $20 million as a result of reducing its deferred tax asset valuation allowance for state net operating losses.

During 2009, the Group identified certain accounting errors associated with its previously reported income tax balance sheet

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS continued

accounts. The Group corrected these errors in 2009, which resulted in a tax benefit for the year of $13 million recorded to continuing operations and a tax charge for the year of $29 million recorded to discontinued operations. The Group does not believe that the accounting errors are material to 2009 or to any of its previously issued financial statements. As a result, the Group did not adjust any prior period amounts.

In addition, during 2009, the Group recorded a net tax charge to continuing operations of approximately $35 million. The net charge was primarily driven by an increase in its deferred tax asset valuation allowances for state net operating losses and a write-off of foreign tax credit carryforwards offset by a reduction in its liability for unrecognized tax benefits. During 2009, the Group also recorded within discontinued operations a tax benefit of $22 million primarily resulting from reducing its liability for unrecognized tax benefits.

10. DIVESTITURES AND DISCONTINUED OPERATIONS

The components of discontinued operations for the years ended December 31 were as follows:

	2010 $m	2009 $m
Revenues	65.6	93.4

Pre-tax earnings/(loss) from operations	(169.3)	(90.7)
Pre-tax gain/(loss) on sale	(5.4)	(28.6)
Tax benefit	58.0	85.7

Discontinued operations, net	(116.7)	(33.6)

During 2009, the Group recorded a tax benefit of $28 million primarily associated with reducing its liability for unrecognized tax benefits, and a tax charge of $29 million associated with correcting immaterial accounting errors. See Note 9 for a further description of these tax matters.

Discontinued operations by business for the years ended 31 December were as follows:

	2010 $m	2009 $m
Energy Systems, net of tax	(17.6)	(4.3)
Koxka Business, net of tax	(54.0)	(17.7)
Compact Equipment, net of tax	(2.7)	(30.6)
Road Development, net of tax	(0.2)	9.0
Other discontinued operations, net of tax	(42.2)	10.0

Total discontinued operations, net of tax	(116.7)	(33.6)

Energy Systems Divestiture

On 30 December 2010, the Group completed the divestiture of its gas microturbine generator business, which was sold under the Energy Systems brand, to Flex Energy, LLC. The business, which was previously reported as part of the Industrial Technologies segment, designs, manufactures, markets, distributes, and services gas powered microturbine generators which feature energy efficient design and low emissions technology.

The planned divestiture met both the component and held for sale criteria in accordance with U.S. GAAP during the third quarter of 2010. Therefore, the Group reported this business as a discontinued operation and classified the assets and liabilities as held for sale for all periods presented. During 2010, the Group recognized an $8.3 million after-tax impairment loss within discontinued operations related to the write-down of the net assets to their estimated fair value.

Turnover and after-tax earnings of Energy Systems business for the years ended 31 December were as follows:

	2010 $m		2009 $m
Turnover	8.9		10.9

After-tax earnings/(loss) from operations	(14.4	) *	(4.3)
Gain/(loss) on sale, net of tax	(3.2)		—

Total discontinued operations, net of tax	(17.6)		(4.3)

*	Included in 2010 is an after-tax impairment of $8.3 million recorded within discontinued operations.

The components of assets and liabilities recorded as held for sale on the Consolidated Balance Sheet as of 31 December 2009

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS continued

are as follows:

31 December 2009 $m
Assets
Current assets	7.7
Tangible assets	6.1
Other assets and deferred income taxes	—

Assets held for sale	13.8

Liabilities
Current liabilities	0.5
Noncurrent liabilities	0

Liabilities held for sale	0.5

KOXKA Divestiture

On 4 October 2010, the Group completed the divestiture of its European refrigerated display case business, which was sold under the KOXKA brand, to an affiliate of American Industrial Acquisition Corporation (AIAC Group). The business, which was previously reported as part of the Climate Solutions segment, designs, manufactures and markets commercial refrigeration equipment through sales branches and a network of distributors throughout Europe, Africa and the Middle East. KOXKA had two manufacturing facilities in Spain and employed 445 people.

The planned divestiture met both the component and held for sale criteria in accordance with U.S. GAAP during the second quarter of 2010. Therefore, the Group reported this business as a discontinued operation and classified the assets and liabilities as held for sale for all periods presented. During 2010, the Group recognized a $53.9 million after-tax impairment loss within discontinued operations related to the write-down of the net assets to their estimated fair value.

Turnover and after-tax earnings of KOXKA business for the years ended 31 December were as follows:

	2010 $m		2009 $m
Turnover	56.7		82.5

After-tax earnings/(loss) from operations	(53.1	) *	(17.7)
Gain/(loss) on sale, net of tax	(0.9)		—

Total discontinued operations, net of tax	(54.0)		(17.7)

*	Included in 2010 is an after-tax impairment loss of $53.9 million recorded within discontinued operations. Also included in 2010 is a $12.2 million tax benefit resulting from a reduction in the Company’s deferred tax asset valuation allowance for net operating losses.

The components of assets and liabilities recorded as held for sale on the Consolidated Balance Sheet as of 31 December 2009 are as follows:

31 December 2009 $m
Assets
Current assets	36.6
Tangible assets	17.8
Other assets and deferred income taxes	18.9

Assets held for sale	73.3

Liabilities
Current liabilities	25.2
Noncurrent liabilities	4.3

Liabilities held for sale	29.5

Compact Equipment Divestiture

On 29 July 2007, the Group agreed to sell its Bobcat, Utility Equipment and Attachments businesses (collectively, Compact Equipment) to Doosan Infracore for gross proceeds of approximately $4.9 billion, subject to post-closing purchase price adjustments. The sale was completed on 30 November 2007. We are currently in the process of resolving the final purchase price adjustments with Doosan Infracore.

Compact Equipment manufactured and sold compact equipment, including skid-steer loaders, compact track loaders, mini-

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS continued

excavators and telescopic tool handlers; portable air compressors, generators and light towers; general-purpose light construction equipment; and attachments. The Group accounted for Compact Equipment as discontinued operations within the consolidated profit and loss account.

Turnover and after-tax earnings of Compact Equipment for the years ended 31 December were as follows:

	2010 $m	2009 $m
Turnover	—	—

After-tax earnings/(loss) from operations	(2.9)	7.2
Gain/(loss) on sale, net of tax	0.2	(37.8)

Total discontinued operations, net of tax	(2.7)	(30.6)

Road Development Divestiture

On 27 February 2007, the Group agreed to sell its Road Development business unit to AB Volvo (publ) for cash proceeds of approximately $1.3 billion. The sale was completed on 30 April 2007.

The Road Development business unit manufactured and sold asphalt paving equipment, compaction equipment, milling machines and construction-related material handling equipment. The Group accounted for the Road Development business unit as discontinued operations within the consolidated profit and loss account.

Turnover and after-tax earnings of the Road Development business unit for the years ended 31 December were as follows:

	2010 $m	2009 $m
Turnover	—	—

After-tax earnings/(loss) from operations	0.1	0.8
Gain/(loss) on sale, net of tax	(0.3)	8.2

Total discontinued operations, net of tax	(0.2)	9.0

Other Discontinued Operations

The Group also has retained costs from previously sold businesses that mainly include costs related to postretirement benefits, product liability and legal costs (mostly asbestos-related). The components of other discontinued operations for the years ended 31 December were as follows:

	2010 $m	2009 $m
Turnover	—	—

After-tax earnings/(loss) from operations	(42.2)	4.4
Gain on sale, net of tax	—	5.6

Total discontinued operations, net of tax	(42.2)	10.0

11. RESTRUCTURING ACTIVITIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS continued

Restructuring charges recorded during the years ended 31 December 2010 and 2009:

	2010 $m	2009 $m
Climate Solutions	23.7	35.9
Residential Solutions	0.6	8.9
Industrial Technologies	17.9	27.1
Security Technologies	3.1	24.5
Corporate and Other	—	13.2

Total	45.3	109.6

Cost of sales	29.1	56.9
Administrative expenses	16.2	52.7

Total	45.3	109.6

The changes in the restructuring reserve were as follows:

	Climate Solutions $m	Residential Solutions $m	Industrial Technologies $m	Security Technologies $m	Corporate and Other $m	Total $m
31 December 2008	17.6	8.0	2.7	6.8	5.5	40.6
Additions	35.9	10.9	27.1	26.3	13.2	113.4
Purchase accounting	—	(2.0)	—	(1.8)	—	(3.8)
Cash and non-cash uses	(35.4)	(9.1)	(25.5)	(13.4)	(10.4)	(93.8)
Currency translation	(3.6)	—	—	0.3	—	(3.3)

31 December 2009	14.5	7.8	4.3	18.2	8.3	53.1
Additions	23.7	0.6	17.9	3.1	—	45.3
Cash and non-cash uses	(33.6)	(5.2)	(11.6)	(12.3)	(4.9)	(67.6)
Currency translation	(1.4)	—	(0.5)	(0.9)	—	(2.8)

31 December 2010	3.2	3.2	10.1	8.1	3.4	28.0

In October 2008, the Group announced an enterprise wide restructuring program necessitated by the lower demand in many of the Group’s end markets resulting from the overall deterioration in global economic conditions that began in the second half of 2008 and continued through 2009. The program included streamlining the footprint of manufacturing facilities and reducing the general and administrative cost base across all segments of the Group. During 2009, the Group incurred costs of $109.6 million associated with this program.

During 2010, the Group incurred costs of $45.3 million associated with ongoing restructuring actions. These actions included workforce reductions as well as the closure and consolidation of manufacturing facilities in an effort to increase efficiencies across multiple lines of business. As of 31 December 2010, the Group had $28 million accrued for costs associated with these ongoing restructuring actions, which is expected to be paid within one year.

12. EARNINGS PER SHARE (EPS)

Basic EPS is calculated by dividing profit for the financial year attributable to Ingersoll-Rand plc by the weighted-average number of ordinary shares outstanding for the applicable period. Diluted EPS is calculated after adjusting the denominator of the basic EPS calculation for the effect of all potentially dilutive ordinary shares, which in the Group’s case, includes shares issuable under share-based compensation plans and the effects of the Exchangeable Senior Notes issued in April 2009.

The following table summarizes the weighted-average number of ordinary shares outstanding for basic and diluted earnings per share calculations:

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS continued

In millions	2010	2009
Weighted-average number of basic shares	324.7	321.1
Shares issuable under incentive stock plans	5.1	2.9
Exchangeable Senior Notes	10.0	5.1

Weighted-average number of diluted shares	339.8	329.1

Anti-dilutive shares	12.4	17.6

13. FINANCIAL ASSETS

The Group’s financial assets were comprised of

	2010 $m	2009 $m
Investment in associates	21.4	22.3
Capital investments	19.9	16.1
Deposits	12.0	11.3
Long term other investments	87.0	82.0
Long term notes receivable	3.3	2.5
Life insurance cash surrender value	30.7	28.6

	174.3	162.8

At 31 December marketable securities were as follows:

	2010			2009
	Amortized cost or cost $m	Unrealized gains $m	Fair value $m	Amortized cost or cost $m	Unrealized losses $m	Fair value $m
Long-term marketable securities:
Equity securities	6.9	8.6	15.5	6.7	5.1	11.8

Total	6.9	8.6	15.5	6.7	5.1	11.8

Long-term marketable securities are included within financial assets in the consolidated balance sheet.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS continued

14. INTANGIBLE ASSETS

The following table sets forth the gross amount and accumulated amortization of the Group’s intangible assets:

	Goodwill $m	Trademarks & Tradenames $m	Customer Relationships $m	Patents $m	Covenants Not To Compete $m	Installed Service Base $m	Other $m	Total $m
Cost
At 1 January 2010	7,054.9	2,825.3	2,358.5	203.9	2.0	3.5	182.6	12,630.7
Additions	(5.8)	0.3	(0.0)	0.2	—	—	1.3	(4.0)
Exchange differences	(50.8)	(7.6)	(11.3)	(1.6)	—	—	1.4	(69.9)
Acquisitions	9.1	—	—	—	0.6	(0.2)	—	9.5
Disposals	0.0	—	—	—	—	—	(10.5)	(10.5)
Other	(5.5)	—	—	3.3	—	—	(2.2)	(4.4)

At 31 December 2010	7,001.9	2,818.0	2,347.2	205.8	2.6	3.3	172.6	12,551.4

Accumulated amortization
At 1 January 2010	448.9	24.3	284.5	60.4	2.0	3.2	158.6	981.9
Charge for the year	—	4.3	120.5	24.0	—	0.3	4.3	153.4
Exchange differences	(6.9)	(1.5)	(1.8)	(0.7)	—	(0.2)	(0.1)	(11.2)
Acquisitions	(0.3)	—	—	—	—	—	—	(0.3)
Disposals	—	—	—	—	—	—	(5.4)	(5.4)
Other	—	—	—	—	—	—	—	—

At 31 December 2010	441.7	27.1	403.2	83.7	2.0	3.3	157.4	1,118.4

Net book amount
At 31 December 2009	6,606.0	2,801.0	2,074.0	143.5	—	0.3	24.0	11,648.8

At 31 December 2010	6,560.2	2,790.9	1,944.0	122.1	0.6	(0.0)	15.2	11,433.0

The changes in the carrying amount of goodwill are as follows:

	Climate Solutions $m	Residential Solutions $m	Industrial Technologies $m	Security Technologies $m	Total $m
At 31 December 2008	5,011.9	673.9	369.8	564.5	6,620.1
Acquisitions and adjustments*	(12.5)	8.4	—	—	(4.1)
Currency translation	(21.1)	—	3.1	8.0	(10.0)

At 31 December 2009	4,978.3	682.3	372.9	572.5	6,606.0
Acquisitions and adjustments	1.2	(3.1)	5.2	1.2	4.5
Currency translation	(30.1)	—	(10.0)	(10.2)	(50.3)

At 31 December 2010	4,949.4	679.2	368.1	563.5	6,560.2

*	Includes adjustments related to final purchase price allocation adjustments

The Group records as goodwill the excess of the purchase price over the fair value of the net assets acquired. Once the final valuation has been performed for each acquisition, adjustments may be recorded.

In the fourth quarter of 2009, the Group reduced its goodwill by approximately $37 million in the Climate Solutions and Residential Solutions segments related to the acquisition of Trane. These adjustments primarily relate to an overstatement of net deferred tax liabilities established during purchase accounting and represent accounting errors. The Group does not believe that the accounting errors are material to any of its previously issued financial statements and therefore, has not adjusted any prior period amounts.

At 31 December 2009, the Group had $5.0 billion of intangible assets. The Group amortizes intangible assets with finite useful lives on a straight-line basis over their estimated economic lives in accordance with U.S. GAAP. Indefinite-lived intangible assets are not subject to amortization, but instead, are tested for impairment at least annually (more frequently if certain indicators are present). The following table sets forth the gross amount and accumulated amortization of the Group’s intangible assets, including goodwill, at 31 December 2009.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS continued

At December 31, 2010, the Group had $4.9 billion of intangible assets. The Group amortizes intangible assets with finite useful lives on a straight-line basis over their estimated economic lives in accordance with U.S. GAAP. Indefinite-lived intangible assets are not subject to amortization, but instead, are tested for impairment at least annually (more frequently if certain indicators are present).

	2010 $m	2009 $m
Customer relationships	2,347.2	2,358.4
Completed technologies/patents	205.9	204.0
Other	178.5	188.1
Trademarks (finite-lived)	103.9	111.2

Total gross finite-lived intangible assets	2,835.5	2,861.7
Accumulated amortization	(676.7)	(533.0)

Total net finite-lived intangible assets	2,158.8	2,328.7
Trademarks (indefinite-lived)	2,714.1	2,714.1

Total	4,872.9	5,042.8

Intangible asset amortization expense for 2010 and 2009 was $153.5 million and $156.4 million, respectively.

Estimated amortization expense on existing intangible assets is approximately $160 million for each of the next five fiscal years.

In accordance with the Group’s indefinite-lived intangible asset impairment testing policy outlined in Note 2, the Group performed its annual impairment test in the fourth quarter of each 2010 and 2009. In each year, the Group determined the fair value of all indefinite-lived intangible assets to exceed their respective carrying values. Therefore, no impairment charges were recorded during 2010 and 2009.

15. TANGIBLE ASSETS

At 31 December the major classes of tangible assets were as follows:

	Land and Buildings $m	Machinery and Equipment $m	Fleet & Rentals $m	Fixtures and Fittings $m	Software $m	Construction In Progress $m	Total $m
Cost or valuation
At 1 January 2010	855.0	1,567.5	86.8	116.8	453.3	73.9	3,153.3
Additions at cost	46.1	102.6	27.0	2.4	50.1	—	228.2
Transfers	20.3	18.9	1.3	5.0	26.6	(23.3)	48.8
Exchange differences	(3.8)	(17.9)	0.2	(2.7)	(4.0)	0.3	(27.9)
Acquisitions	—	—	0.4	—	1.1	—	1.5
Disposals	(44.5)	(57.7)	(26.7)	(5.6)	—	(11.0)	(145.5)

At 31 December 2010	873.1	1,613.4	89.0	115.9	527.1	39.9	3,258.4

Accumulated depreciation
At 1 January 2010	213.0	718.9	36.2	89.4	207.0	—	1,264.5
Charge for the year	42.0	161.0	12.1	8.3	53.1	—	276.5
Transfers	8.9	16.9	0.2	(2.6)	26.5	—	49.9
Exchange differences	(1.5)	(8.0)	0.2	(2.2)	0.3	—	(11.2)
Acquisitions	—	—	—	—	—	—	—
Disposals	(22.8)	(59.1)	(10.5)	(5.4)	—	—	(97.8)

At 31 December 2010	239.6	829.7	38.2	87.5	286.9	—	1,481.8

Net book amount
At 31 December 2009	642.0	848.6	50.6	27.4	246.3	73.9	1,888.8

At 31 December 2010	633.5	783.7	50.8	28.4	240.2	39.9	1,776.5

During 2009, the Group purchased property, plant and equipment totaling approximately $39 million, with a corresponding

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS continued

increase in liabilities. This represented a non-cash investing activity and, therefore, was not initially included in the Consolidated Statement of Cash Flows. The cash impact of the capital expenditure is reflected in the Consolidated Statement of Cash Flows as the payments for the property, plant and equipment are made.

16. STOCK

At 31 December the major classes of stock were as follows:

	2010 $m	2009 $m
Raw materials	402.9	349.5
Work-in-process	245.7	211.8
Finished goods	838.1	697.7

	1,486.7	1,259.0
LIFO reserve	(85.9)	(82.9)

Total	1,400.8	1,176.1

The estimated replacement cost of stocks did not differ significantly from the figures shown above.

17. DEBTORS

	2010 $m	2009 $m
Amounts falling due within one year:
Trade debtors	2,183.7	1,955.8
Less: Provision for impairment of receivables	(41.3)	(57.1)
Less: Reserve for customer claims	(19.7)	(23.1)

Trade debtors – net	2,122.7	1,875.6
Trade notes receivable	31.2	32.4
Other debtors	190.4	186.1
Prepayments and accrued income	350.2	243.5
Income tax receivables	104.9	141.0

	2,799.4	2,478.6

18. CASH AT BANK AND IN HAND

	2010 $m	2009 $m
Cash at bank and in hand	1,014.3	876.7

19. DEBTORS – AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR

	2010 $m	2009 $m
Other debtors	432.7	450.7
Benefit trust assets	106.4	127.6
Prepayments and accrued income	6.9	7.0
Deferred tax receivable	845.4	1,086.7

	1,391.4	1,672.0

20. ACCOUNTS RECEIVABLE PURCHASE AGREEMENTS

In connection with the acquisition of Trane, the Group acquired Trane’s accounts receivable purchase agreement (the Trane Facility) in the U.S. As part of the Trane Facility, Trane formed a special purpose entity (SPE) for the sole purpose of buying and selling receivables generated by Trane. Under the Trane Facility, Trane, irrevocably and without recourse, transferred all eligible accounts receivable to the SPE, which, in turn, sold undivided ownership interests in them to a conduit administered by the participating bank. The assets of the SPE were not available to pay the claims of Trane or any of its subsidiaries.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS continued

On 31 March 2009, the Group expanded the Trane Facility to include originators from all four business segments (the Expanded IR Facility). Under the Expanded IR Facility, the Group continuously sold, through certain consolidated special purpose vehicles, designated pools of eligible trade receivables to an affiliated master special purpose vehicle (MSPV) which, in turn, sold undivided ownership interests to three conduits administered by unaffiliated financial institutions. The maximum purchase limit of the three conduits was $325.0 million. The Expanded IR Facility superseded the Trane Facility.

For the year ended 31 December 2009, the Group recorded a cash outflow of approximately $63 million within cash flow from operations, which represented the decrease in the net interests in the receivables sold to the conduits.

At 31 December 2009, the outstanding balance of eligible trade receivables sold to the MSPV was $544.2 million. However, no net interests were sold to any of the three conduits administered by unaffiliated financial institutions. On 17 February 2010, the Group terminated the Expanded IR Facility prior to its expiration in March 2010.

21. CREDITORS – AMOUNTS FALLING DUE WITHIN ONE YEAR

	2010 $m	2009 $m
Loans and overdrafts (Note 23)	761.6	1,191.7
Payments received on account	171.7	156.2
Trade creditors	1,313.9	1,061.1
Other creditors	747.1	684.0
Corporation tax	67.2	74.6
Other taxes	44.7	36.9
Value added tax	24.8	26.9
Income taxes	26.2	22.2
Excise duty	50.8	41.8
Liabilities held for sale (Note 10)	—	30.0
Convertible debt – Exchangeable Senior Notes 2012 (Note 23)	16.7	30.0
Derivatives payable (Note 24)	2.6	7.9
Accruals and deferred income	478.7	460.4

	3,706.0	3,823.7

Creditors for taxation and social welfare included in the table above:

	2010 $m	2009 $m
Irish PAYE	0.9	0.7
Other income tax	25.3	21.5
Corporation tax	67.2	74.6
Value added tax	24.8	26.9
Other tax	44.7	36.9

	162.9	160.6

Other creditors and accruals principally comprise amounts outstanding for trade purchases and ongoing costs. The directors consider that the carrying amount of trade creditors approximates their fair value.

22. CREDITORS – AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR

	2010 $m	2009 $m
Long term debt (Note 23)	2,922.3	2,904.9
Accruals and deferred income	102.6	122.0

	3,024.9	3,026.9

23. DEBT AND CREDIT FACILITIES

At 31 December short-term borrowings and current maturities of long-term debt consisted of the following:

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS continued

	2010 $m	2009 $m
Debentures with put feature	343.6	343.6
Exchangeable Senior Notes	328.3	315.0
Current maturities of long-term debt	48.4	526.5
Other short-term borrowings	41.3	6.6

Total	761.6	1,191.7

The weighted-average interest rate for total short-term borrowings and current maturities of long-term debt at 31 December 2010 and 2009 was 5.5% and 5.4%, respectively.

At 31 December long-term debt excluding current maturities consisted of:

	2010 $m	2009 $m
6.000% Senior notes due 2013	599.9	599.8
9.50% Senior notes due 2014	655.0	655.0
5.50% Senior notes due 2015	199.7	199.7
4.75% Senior notes due 2015	299.4	299.3
6.875% Senior notes due 2018	749.2	749.1
9.00% Debentures due 2021	125.0	125.0
7.20% Debentures due 2012-2025	105.0	112.5
6.48% Debentures due 2025	149.7	149.7
Other loans and notes, at end-of-year average interest rates of 5.55% in 2010 and 5.85% in 2009, maturing in various amounts to 2017	39.4	14.8

Total	2,922.3	2,904.9

The fair value of the Group’s debt at 31 December 2010 and 2009 was $4,131.8 million and $4,459.6 million, respectively. The fair value of long-term debt was primarily based upon quoted market values.

At 31 December 2010, long-term debt retirements are as follows:

2010 $m
2011	720.3
2012	45.1
2013	609.2
2014	661.8
2015	505.8
Thereafter	1,100.4

Total	3,642.6

Commercial Paper Program

The Group uses borrowings under its commercial paper program for general corporate purposes. As of 31 December 2010 and 2009, the Group had no amounts outstanding after repaying $998.7 million during 2009. These payments were funded primarily using cash generated from operations.

Debentures with Put Feature

At 31 December 2010 and 2009, the Group had outstanding $343.6 million of fixed rate debentures, which only requires early repayment at the option of the holder. These debentures contain a put feature that the holders may exercise on each anniversary of the issuance date. If exercised, the Group is obligated to repay in whole or in part, at the holder’s option, the outstanding principal amount (plus accrued and unpaid interest) of the debentures held by the holder. If these options are not exercised, the final maturity dates would range between 2027 and 2028. In 2010, holders of these debentures chose to exercise the put feature on less than $0.1 million of the outstanding debentures.

Convertible Debt – Exchangeable Senior Notes Due 2012

In April 2009, the Company issued $345 million of 4.5% Exchangeable Senior Notes (the Notes) through its wholly-owned

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS continued

subsidiary, Ingersoll-Rand Global Holding Group Limited (IR-Global). The Notes are fully and unconditionally guaranteed by each of IR-Ireland, IR-Limited and Ingersoll-Rand International Holding Limited (IR-International). Interest on the Notes is paid twice a year in arrears. Holders may exchange their notes at their option prior to 15 November 2011 in accordance with specified circumstances set forth in the indenture agreement or anytime on or after 15 November 2011 through their scheduled maturity in April 2012.

Upon any exchange, the Notes will be paid in cash up to the aggregate principal amount of the notes to be exchanged, the remainder due on the option feature, if any, will be paid in cash, the Company’s ordinary shares or a combination thereof at the option of the Group. The Notes are subject to certain customary covenants, however, none of these covenants are considered restrictive to the Group’s operations.

The Group accounts for the Notes in accordance with U.S. GAAP, which requires the Group to allocate the proceeds between debt and equity, in a manner that reflects the Group’s nonconvertible debt borrowing rate. The Group allocated approximately $305 million of the gross proceeds to debt, with the remaining discount of approximately $40 million (approximately $39 million after allocated fees) recorded within Equity. Additionally, the Group is amortizing the discount into earnings over a three-year period.

During the fourth quarter of 2010, the sales price condition set forth in the indenture agreement for the Notes continues to be satisfied. As a result, the Notes may be exchangeable at the holders’ option during the first quarter of 2011. Therefore, the Group classified the debt portion of the Notes within Loans and overdrafts in the Consolidated Balance Sheet at 31 December 2010. In addition, the Group classified the equity portion of the Notes as Convertible debt – Exchangeable Senior Notes Due 2012 within Creditors – Amounts falling due within one year to reflect the $16.7 million that could result in cash settlement at the balance sheet date. Refer to Note 21 in the Consolidated Financial Statements.

Senior Notes Due 2014

In April 2009, the Group issued $655 million of 9.5% Senior Notes through its wholly-owned subsidiary, IR-Global. The notes are fully and unconditionally guaranteed by each of IR-Ireland, IR-Limited and IR-International, another wholly-owned indirect subsidiary of IR-Limited. Interest on the fixed rate notes will be paid twice a year in arrears. The Group has the option to redeem them in whole or in part at any time, and from time to time, prior to their stated maturity date at redemption prices set forth in the indenture agreement. The notes are subject to certain customary covenants, however, none of these covenants are considered restrictive to the Group’s operations.

Other Debt

In August 2008, the Group filed a universal shelf registration statement with the SEC for an indeterminate amount of securities for future issuance and issued $1.6 billion of long-term debt pursuant to the shelf registration statement. Approximately $1.4 billion remains outstanding as of 31 December 2010 as the Group repaid $250 million as it became due during 2010. The remaining balance consists of $600 million 6.000% Senior Notes due in 2013 and $750 million 6.875% Senior Notes due in 2018. These notes are fully and unconditionally guaranteed by IR-Limited, which directly owns 100% of the subsidiary issuer, IR-Global. The net proceeds from the offering were used to partially reduce the amount outstanding under the senior unsecured bridge loan facility.

At 31 December 2010, the Group’s committed revolving credit facilities totaled $2.0 billion, of which $1.0 billion expires in June 2011 and $1.0 billion expires in May 2013. These lines are unused and provide support for the Group’s commercial paper program as well as for other general corporate purposes. In addition, other available non-U.S. lines of credit were $699.2 million, of which $524.7 million was unused at 31 December 2010. These lines provide support for bank guarantees, letters of credit and other general corporate purposes.

Modifications Relating to the Reorganization

In connection with the Ireland Reorganization discussed in Note 2, on 1 July 2009, IR-Limited completed the transfer of all the outstanding shares of IR-Global to IR-International, whereupon IR-International assumed the obligations of IR-Limited as an issuer or guarantor, as the case may be, under the indentures governing the Group’s outstanding notes, medium-term notes and debentures. IR-Ireland and IR-Limited also fully and unconditionally guarantee the payment obligations of IR-International, IR-Global and IR-New Jersey, a wholly-owned indirect subsidiary of IR-Limited incorporated in New Jersey, as the case may be, as the issuers of debt securities under these indentures. Neither IR-Ireland nor IR-Limited has issued or intends to issue guarantees in respect of any public indebtedness incurred by Trane. In addition, any securities issued by the Group that were convertible, exchangeable or exercisable into Class A common shares of IR-Limited became convertible, exchangeable or exercisable, as the case may be, into the ordinary shares of IR-Ireland.

On 1 July 2009, IR-Global amended and restated its commercial paper program (the Commercial Paper Program) pursuant to which IR-Global may issue, on a private placement basis, unsecured commercial paper notes up to a maximum aggregate

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS continued

amount outstanding at any time of $2.25 billion. The maximum aggregate amount under the program was reduced to $2.00 billion in November 2010 following the reduction in the Group’s available credit facilities in May 2010. Under the Commercial Paper Program, IR-Global may issue notes from time to time, and the proceeds of the financing will be used for general corporate purposes. Each of IR-Ireland, IR-Limited and IR-International has provided an irrevocable and unconditional guarantee for the notes issued under the Commercial Paper Program.

The Group had two credit facilities outstanding as of 1 July 2009. Pursuant to the terms of these credit facilities, which were entered into on 12 August 2005 and 27 June 2008, IR-Ireland and IR-International became guarantors to such credit facilities on July 1, 2009. In connection therewith, IR-Ireland and IR-International entered into Addendums on 1 July 2009 to become parties to these credit facilities. In May 2010, the 5-year $1.25 billion credit facility entered into on 12 August 2005 was replaced by a 3-year $1.0 billion Senior Unsecured Revolving Credit Facility. Each of IR-Ireland, IR-Limited and IR-International has provided an irrevocable and unconditional guarantee for the May 2010 credit facility.

24. FINANCIAL INSTRUMENTS

In the normal course of business, the Group uses various financial instruments, including derivative instruments, to manage risks associated with interest rate, currency rate, commodity price and share-based compensation exposures. These financial instruments are not used for trading or speculative purposes.

On the date a derivative contract is entered into, the Group designates the derivative instrument either as a cash flow hedge of a forecasted transaction, a cash flow hedge of a recognized asset or liability, or as an undesignated derivative. The Group formally documents its hedge relationships, including identification of the derivative instruments and the hedged items, as well as its risk management objectives and strategies for undertaking the hedge transaction. This process includes linking derivative instruments that are designated as hedges to specific assets, liabilities or forecasted transactions.

The fair market value of derivative instruments are determined through market-based valuations and may not be representative of the actual gains or losses that will be recorded when these instruments mature due to future fluctuations in the markets in which they are traded.

The Group also assesses both at the inception and at least quarterly thereafter, whether the derivatives used in cash flow hedging transactions are highly effective in offsetting the changes in the cash flows of the hedged item. To the extent the derivative is deemed to be a highly effective hedge, the fair market value changes of the instrument are recorded to other reserves. Any ineffective portion of a derivative instrument’s change in fair value is recorded in the profit and loss account in the period of change. If the hedging relationship ceases to be highly effective, or it becomes probable that a forecasted transaction is no longer expected to occur, the hedging relationship will be undesignated and any future gains and losses on the derivative instrument would be recorded in the profit and loss account.

Currency and Commodity Hedging Instruments

The notional amounts of the Group’s currency derivatives were $1,280.4 million and $884.8 million at 31 December 2010 and 2009, respectively. At 31 December 2010 and 2009, a gain of $0.3 million and a loss of $1.5 million, net of tax, respectively, were included in other reserves related to the fair value of the Group’s currency derivatives designated as accounting hedges. The amount expected to be reclassified into the profit and loss account over the next twelve months is a gain of $0.3 million. The actual amounts that will be reclassified to the profit and loss account may vary from this amount as a result of changes in market conditions.

Gains and losses associated with the Group’s currency derivatives not designated as hedges are recorded in the profit and loss account as changes in fair value occur. At 31 December 2010, the maximum term of the Group’s currency derivatives was 12 months.

The Group had no commodity derivatives outstanding as of 31 December 2010 and 31 December 2009.

Other Derivative Instruments

During the third quarter of 2008, the Group entered into interest rate locks for the forecasted issuance of approximately $1.4 billion of Senior Notes due in 2013 and 2018. These interest rate locks met the criteria to be accounted for as cash flow hedges of a forecasted transaction. Consequently, the changes in fair value of the interest rate locks were deferred in other reserves.

No further gain or loss will be deferred in other reserves related to these interest rate locks as the contracts were effectively terminated upon issuance of the underlying debt. However, the amount of other reserves associated with these interest rate locks at the time of termination will be recognized into interest expense over the term of the notes. At 31 December 2010

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS continued

and 2009, $10.8 million and $12.6 million, respectively, of deferred losses remained in other reserves related to these interest rate locks. The amount expected to be reclassified into interest expense over the next twelve months is $1.8 million.

In March 2005, the Group entered into interest rate locks for the forecasted issuance of $300 million of Senior Notes due 2015. These interest rate locks met the criteria to be accounted for as cash flow hedges of a forecasted transaction. Consequently, the changes in fair value of the interest rate locks were deferred in other reserves. No further gain or loss will be deferred in other reserves related to these interest rate locks as the contracts were effectively terminated upon issuance of the underlying debt. However, the amount of other reserves associated with these interest rate locks at the time of termination will be recognized into interest expense over the term of the notes. At 31 December 2010 and 2009, $5.4 million and $6.5 million, respectively, of deferred losses remained in other reserves related to these interest rate locks. The amount expected to be reclassified into interest expense over the next twelve months is $1.1 million.

The following table presents the fair values of derivative instruments included within the consolidated balance sheet as of 31 December 2010:

	Asset derivatives		Liability derivatives
	31 December 2010 $m	31 December 2009 $m	31 December 2010 $m	31 December 2009 $m
Derivatives designated as hedges:
Currency derivatives	1.9	0.3	1.7	2.7
Derivatives not designated as hedges:
Currency derivatives	19.6	7.0	0.9	5.2

Total derivatives	21.5	7.3	2.6	7.9

Asset and liability derivatives included in the table above are recorded within debtors and creditors, respectively, on the consolidated balance sheet.

The following table represents the amounts associated with derivatives designated as hedges affecting the consolidated profit and loss account and other reserves for the year ended 31 December 2010:

	Amount of gain/(loss) deferred		Location of gain/ (loss) reclassified and recognized into earnings	Amount of gain/(loss) reclassified and recognized into earnings
	2010 $m	2009 $m		2010 $m	2009 $m
Currency derivatives	2.2	(7.1)	Other operating expenses	(0.4)	5.3
Interest rate locks	—	—	Interest payable	(2.8)	(2.8)

Total	2.2	(7.1)		(3.2)	2.5

The following table represents the amounts associated with derivatives not designated as hedges affecting the consolidated profit and loss account for the year ended 31 December 2010:

	Location of gain (loss)	Amount of gain/(loss) recognised in earnings
		2010 $m	2009 $m
Currency derivatives	Other operating expenses	56.4	64.2	*
Commodity derivatives	Interest payable	—	1.8

Total		56.4	66.0

*	The gains and losses associated with the Group’s undesignated currency derivatives are materially offset in the consolidated profit and loss account by changes in the fair value of the underlying transactions.

Concentration of Credit Risk

The counterparties to the Group’s forward contracts consist of a number of investment grade major international financial institutions. The Group could be exposed to losses in the event of nonperformance by the counterparties. However, credit ratings of and concentration of risk in these financial institutions are monitored on a continuous basis and present no significant credit risk to the Group.

Fair Value of Financial Instruments

The carrying value of cash at bank and in hand, debtors, short-term borrowings and creditors are a reasonable estimate of

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS continued

their fair value due to the short-term nature of these instruments.

25. PENSIONS AND POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

The Group sponsors several U.S. defined benefit and defined contribution pension plans covering substantially all of our U.S. employees. Additionally the Group has many non-U.S. defined benefit and defined contribution pension plans covering non-U.S. locations. Postretirement benefits other than pensions provide healthcare benefits, and in some instances, life insurance benefits for certain eligible employees.

Pension Plans

The Group has noncontributory pension plans covering substantially all U.S. employees. Most of the plans for non-collectively bargained U.S. employees provide benefits on an average pay formula while most plans for collectively bargained U.S. employees provide benefits on a flat benefit formula. Effective 1 January 2010, non-collectively bargained U.S. employees of Trane began to participate in the Group’s main pension plan for U.S. non-collectively bargained employees. In addition, the Group maintains pension plans for non-U.S. employees in other countries. These plans generally provide benefits based on earnings and years of service. The Group also maintains additional other supplemental benefit plans for officers and other key employees.

The Group utilizes qualified actuaries to value its pension plans. For plans which require funding, the most recent valuations for funding purposes were at 1 January 2010 or in accordance with local statutory requirements and are available for inspection by the scheme members but not for public inspection.

Full actuarial valuations, on which the amounts recognized in the financial statements are based, were carried out at 31 December 2010.

The following table details information regarding the Group’s pension plans at 31 December:

	2010 $m	2009 $m
Change in benefit obligations:
Benefit obligation at beginning of year	3,598.9	3,217.3
Service cost	87.1	65.4
Interest cost	194.5	197.2
Employee contributions	1.8	2.8
Amendments	4.7	9.2
Actuarial (gains) losses	184.7	290.1
Benefits paid	(231.2)	(227.9)
Currency translation	(34.6)	63.1
Curtailments and settlements	(1.6)	(21.6)
Other, including expenses paid	(4.8)	3.3

Benefit obligation at end of year	3,799.5	3,598.9

Change in plan assets:
Fair value at beginning of year	2,695.9	2,363.1
Actual return on assets	316.9	403.6
Company contributions	499.2	113.5
Employee contributions	1.8	2.8
Benefits paid	(231.2)	(227.9)
Currency translation	(25.4)	49.4
Settlements	(3.8)	(11.9)
Other, including expenses paid	(4.8)	3.3

Fair value of assets end of year	3,248.6	2,695.9

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS continued

Funded status:
Plan assets less than the benefit obligations	(550.9)	(903.0)

Amounts included in the balance sheet:
Long-term prepaid expenses in other assets	5.1	1.1
Accrued compensation and benefits	(40.5)	(11.7)
Postemployment and other benefit liabilities	(515.5)	(892.4)

Net amount recognized	(550.9)	(903.0)

It is the Group’s objective to contribute to the pension plans to ensure adequate funds are available in the plans to make benefit payments to plan participants and beneficiaries when required. However, certain plans are not or cannot be funded due to either legal or tax requirements in certain jurisdictions. As of 31 December 2010, approximately six percent of our projected benefit obligation relates to plans that cannot be funded.

The pretax amounts recognized in other reserves were as follows:

	Net transition obligation $m	Prior service cost $m	Net actuarial losses $m	Total $m
31 December 2009	(0.1)	(41.7)	(1,128.2)	(1,170.0)
Current year changes recorded to Other reserves	—	(4.7)	(64.1)	(68.8)
Amortization reclassified to earnings	0.1	8.2	55.5	63.8
Settlements/curtailments reclassified to earnings	—	—	4.0	4.0
Currency translation and other	—	—	11.8	11.8

31 December 2010	—	(38.2)	(1,121.0)	(1,159.2)

Weighted-average assumptions used:

Benefit obligations at 31 December	2010	2009
Discount rate:
U.S. plans	5.00%	5.75%
Non-U.S. plans	5.50%	5.50%
Rate of compensation increase:
U.S. plans	4.00%	4.00%
Non-U.S. plans	4.50%	4.75%

The accumulated benefit obligation for all defined benefit pension plans was $3,630.6 million and $3,442.2 million at 31 December 2010 and 2009, respectively. The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for pension plans with accumulated benefit obligations more than plan assets were $2,210.5 million, $2,120.9 million and $1,683.2 million, respectively, as of 31 December 2010, and $3,529.6 million, $3,282.7 million and $2,629.8 million, respectively, as of 31 December 2009.

Pension benefit payments are expected to be paid as follows:

$m
2011	245.4
2012	225.0
2013	228.2
2014	234.6
2015	252.1
2016 - 2020	1,336.9

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS continued

The components of the Group’s pension related costs for the years ended 31 December include the following:

	2010 $m	2009 $m
Service cost	87.1	65.4
Interest cost	194.5	197.2
Expected return on plan assets	(196.3)	(178.4)
Net amortization of:
Prior service costs	8.2	8.5
Transition amount	0.1	0.2
Plan net actuarial losses	55.5	59.4

Net periodic pension benefit cost	149.1	152.3
Net curtailment and settlement (gains) losses	6.2	2.0

Net periodic pension benefit cost after net curtailment and settlement (gains) losses	155.3	154.3

Amounts recorded in continuing operations	148.4	142.9
Amounts recorded in discontinued operations	6.9	11.4

Total	155.3	154.3

The curtailment and settlement losses in 2010 and 2009 are associated with lump sum distributions under supplemental plans for officers and other key employees.

Pension expense for 2011 is projected to be approximately $128.8 million, utilizing the assumptions for calculating the pension benefit obligations at the end of 2010. The amounts expected to be recognized in net periodic pension cost during the year ended 2011 for prior service cost and plan net actuarial losses are $5.6 million and $52.9 million, respectively.

Weighted-average assumptions used:

Net periodic pension cost for the year ended 31 December	2010	2009
Discount rate:
U.S. plans	5.75%	6.25%
Non-U.S. plans	5.50%	6.50%
Rate of compensation increase:
U.S. plans	4.00%	4.00%
Non-U.S. plans	4.50%	4.50%
Expected return on plan assets:
U.S. plans	7.75%	7.75%
Non-U.S. plans	7.00%	7.25%

The expected long-term rate of return on plan assets reflects the average rate of returns expected on the funds invested or to be invested to provide for the benefits included in the projected benefit obligation. The expected long-term rate of return on plan assets is based on what is achievable given the plan’s investment policy; the types of assets held and target asset allocations. The expected long-term rate of return is determined as of the measurement date. The Group reviews each plan and its historical returns and target asset allocations to determine the appropriate expected long-term rate of return on plan assets to be used.

The Group’s investment objectives in managing its defined benefit plan assets are to ensure that present and future benefit obligations to all participants and beneficiaries are met as they become due; to provide a total return that, over the long-term, minimizes required Group contributions, at the appropriate levels of risk; and to meet any statutory and regulatory requirements. Key investment management decisions reviewed regularly are asset allocations and investment manager performance. Asset/liability modeling (ALM) studies are used as the basis for global asset allocation decisions and are updated as required.

Based on ALM studies, the Group has set its target strategic global asset allocations for its plans to be broadly 40% equities and 60% debt and real estate. Asset allocations are reviewed at least quarterly and appropriate adjustments are made as necessary.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS continued

The fair values of the Group’s pension plan assets at 31 December 2010 by asset category were as follows:

	Fair Value Measurements			Total Fair Value $m
	Level 1 $m	Level 2 $m	Level 3 $m
Cash at bank and in hand	40.6	169.6	—	210.2
Equity investments:
Commingled funds – equity speciality (a)	—	1,381.4	—	1,381.4

	—	1,381.4	—	1,381.4
Fixed income investments:
U.S. government and agency obligations (b)	—	449.0	—	449.0
Corporate and non-U.S. bonds	—	532.3	—	532.3
Asset-backed and mortgage-backed securities	—	202.6	—	202.6
Commingled funds – fixed income specialty (c)	25.4	369.8	—	395.2
Other fixed income (d)	—	—	22.2	22.2

	25.4	1,553.7	22.2	1,601.3
Derivatives	—	(0.4)	—	(0.4)
Real estate (e)	—	—	28.5	28.5
Other (f)	—	—	45.4	45.4

Total assets at fair value	66.0	3,104.3	96.1	3,266.4
Receivables and payables, net				(17.8)

Net assets available for benefits				3,248.6

(a)	This class comprises commingled funds actively managed by investment managers that focus on equity investments. It includes both indexed and actively managed funds.
(b)	This class represents U.S. treasuries and state and municipal bonds.
(c)	This class comprises commingled funds actively managed by investment managers that focus on fixed income securities.
(d)	This class includes insurance contracts with guaranteed income portion as well as sovereign debts.
(e)	This class includes several private equity funds that invest in real estate. It includes both direct investment funds and funds-of-funds.
(f)	This investment comprises the Group’s non-significant foreign pension plan assets. It mostly includes insurance contracts.

Cash equivalents are valued daily by the fund using a market approach with inputs including quoted market prices for either identical or similar instruments. Fixed income securities are valued through a market approach with inputs including, but not limited to, benchmark yields, reported trades, broker quotes and issuer spreads. Commingled funds are valued at their daily net asset value (NAV) per share or the equivalent. NAV per share or the equivalent is used for fair value purposes as a practical expedient. NAVs are calculated by the investment manager or sponsor of the fund. Private real estate fund values are reported by the fund manager and are based on valuation or appraisal of the underlying investments.

The Group made required and discretionary contributions to its pension plans of $499.2 million and $113.5 million in 2010 and 2009, respectively, The Group currently projects that it will contribute approximately $51.2 million to its plans worldwide in 2011. The Group’s policy allows it to fund an amount, which could be in excess of or less than the pension cost expensed, subject to the limitations imposed by current tax regulations. The Group anticipates funding the plans in 2011 in accordance with contributions required by funding regulations or the laws of each jurisdiction.

Most of the Group’s U.S. employees are covered by savings and other defined contribution plans. Employer contributions are determined based on criteria specific to the individual plans and amounted to approximately $69.9 million and $86.0 million in 2010 and 2009, respectively. The Group’s contributions relating to non-U.S. defined contribution plans and other non-U.S. benefit plans were $20.4 million and $19.5 million in 2010 and 2009, respectively.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS continued

Postretirement Benefits Other Than Pensions

The Group sponsors several postretirement plans that provide for healthcare benefits, and in some instances, life insurance benefits that cover certain eligible employees. These plans are unfunded and have no plan assets, but are instead funded by the Group on a pay-as-you-go basis in the form of direct benefit payments. Generally, postretirement health benefits are contributory with contributions adjusted annually. Life insurance plans for retirees are primarily noncontributory.

In March 2010, the Patient Protection and Affordable Care Act (the Act) and the Healthcare and Education Reform Reconciliation Bill of 2010 (together with the Act, the Healthcare Reform Legislation) was signed into law. The Healthcare Reform Legislation contains provisions which could impact our accounting for retiree medical benefits in future periods. The retiree medical plans currently receive the retiree drug subsidy under Medicare Part D. No later than 2014, a significant portion of the drug coverage will be moved to an Employer Group Waiver Plan while retaining the same benefit provisions. This change allowable under the Healthcare Reform Legislation resulted in an actuarial gain which decreased the 31 December 2010 retiree medical plan liability, as well as the net actuarial losses in other comprehensive income by $41.1 million. At this time, there were no other changes to our liabilities as a result of the Healthcare Reform Legislation. Healthcare Reform Legislation will continue to be monitored for provisions which potentially could impact our accounting for retiree medical benefits in future periods.

The following table details information regarding the Group’s postretirement plans at 31 December:

	2010 $m	2009 $m
Change in benefit obligations:
Benefit obligation at beginning of year	979.4	946.2
Service cost	8.9	9.0
Interest cost	48.1	55.8
Plan participants’ contributions	20.7	21.5
Actuarial (gains) losses	(86.2)	32.6
Benefits paid, net of Medicare Part D subsidy *	(83.4)	(87.4)
Settlements/curtailments	—	(3.7)
Amendments	(5.5)	3.0
Other	1.0	2.4

Benefit obligations at end of year	883.0	979.4

*	Amounts are net of Medicare Part D subsidy of $7.9 million and $5.5 million in 2010 and 2009, respectively

Funded status:
Plan assets less than benefit obligations	(883.0)	(979.4)

Amounts included in the balance sheet:
Creditors – Amounts falling due within one year	(76.7)	(77.1)
Creditors – Amounts falling due after more than one year	(806.3)	(902.3)

Total	(883.0)	(979.4)

The pretax amounts recognized in other reserves were as follows:

	Prior service gains $m	Net actuarial losses $m	Total $m
Balance at 31 December 2009	4.1	(210.3)	(206.2)
Current year changes recorded to Other reserves
Amortization reclassified to earnings	5.5	86.2	91.7
Settlements/curtailments reclassified to earnings	(3.4)	11.0	7.6
Currency translation and other	0.1	0.1	0.2

Balance at 31 December 2010	6.3	(113.0)	(106.7)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS continued

The components of net periodic postretirement benefit (income) cost for the years ended 31 December were as follows:

	2010 $m	2009 $m
Service cost	8.9	9.0
Interest cost	48.1	55.8
Net amortization of prior service gains	(3.4)	(3.2)
Net amortization of net actuarial losses	11.0	11.6

Net periodic postretirement benefit cost	64.6	73.2
Net curtailment and settlement (gains) losses	—	(0.5)

Net periodic postretirement benefit (income) cost after net curtailment and settlement (gains) losses	64.6	72.7

Amounts recorded in continuing operations	39.4	43.9
Amounts recorded in discontinued operations	25.2	28.8

Total	64.6	72.7

The curtailment and settlement gains and losses in 2009 are associated with the restructuring of U.S. operations. Postretirement cost for 2011 is projected to be $50.3 million. Amounts expected to be recognized in net periodic postretirement benefits cost in 2011 for prior service gains and plan net actuarial losses are $3.5 million and $2.9 million, respectively.

Assumptions:	2010	2009
Weighted-average discount rate assumption to determine:
Benefit obligations at 31 December	5.00%	5.50%
Net periodic benefit cost
For the period 1 January to 31 December	5.50%	6.25%
Assumed health-care cost trend rates at 31 December:
Current year medical inflation	8.85%	9.25%
Ultimate inflation rate	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2021	2021

A 1% change in the medical trend rate assumed for postretirement benefits would have the following effects at 31 December 2010:

	1% Increase $m	1% Decrease $m
Effect on total of service and interest cost components	1.9	(1.6)
Effect on postretirement benefit obligation	34.8	(30.2)

Benefit payments for postretirement benefits, which are net of expected plan participant contributions and Medicare Part D subsidy, are expected to be paid as follows:

$m
2011	76.8
2012	78.8
2013	77.5
2014	76.2
2015	75.1
2016 - 2020	340.8

26. FAIR VALUE MEASUREMENTS

ASC 820 establishes a framework for measuring fair value that is based on the inputs market participants use to determine the fair value of an asset or liability and establishes a fair value hierarchy to prioritize those inputs. The Group adopted this provision of ASC 820 on 1 January 2008. However, as allowed under ASC 820, the Group adopted the provision for the non-recurring fair value measurement of goodwill, indefinite-lived intangible assets and non-financial long-lived assets on January 1, 2009. The fair value hierarchy outlined in ASC 820 is comprised of three levels that are described below:

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS continued

•	Level 1 – Inputs based on quoted prices in active markets for identical assets or liabilities.

•

Level 2 – Inputs other than Level 1 quoted prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

•	Level 3 – Unobservable inputs based on little or no market activity and that are significant to the fair value of the assets and liabilities.

The fair value hierarchy requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs are obtained from independent sources and can be validated by a third party, whereas unobservable inputs reflect assumptions regarding what a third party would use in pricing an asset or liability based on the best information available under the circumstances. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Assets and liabilities measured at fair value on a recurring basis at 31 December 2010 were as follows:

	Fair Value Measurements			Total Fair Value $m
	Level 1 $m	Level 2 $m	Level 3 $m
Assets:
Cash and cash equivalents	1,014.3	—	—	1,014.3
Marketable securities	15.5	—	—	15.5
Derivative instruments	—	21.5	—	21.5
Benefit trust assets	17.3	157.6	—	174.9

Total	1,047.1	179.1	—	1,226.2

Liabilities:
Derivative instruments	—	2.6	—	2.6
Benefit liabilities	17.4	197.2	—	214.6

Total	17.4	199.8	—	217.2

Assets and liabilities measured at fair value on a recurring basis at 31 December 2009 were as follows:

	Fair Value Measurements			Total Fair Value $m
	Level 1 $m	Level 2 $m	Level 3 $m
Assets:
Cash and cash equivalents	876.7	—	—	876.7
Marketable securities	11.8	—	—	11.8
Derivative instruments	—	7.3	—	7.3
Benefit trust assets	17.6	147.7	—	165.3

Total	906.1	155.0	—	1,061.1

Liabilities:
Derivative instruments	—	7.9	—	7.9
Benefit liabilities	18.6	178.5	—	197.1

Total	18.6	186.4	—	205.0

See Note 25 for disclosure of fair value measurements related to the Group’s pension assets.

ASC 820 defines fair value as the exchange price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Group determines the fair value of its financial assets and liabilities using the following methodologies:

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS continued

•

Cash at bank and in hand – These amounts include cash on hand, demand deposits and all highly liquid investments with original maturities at the time of purchase of three months or less and are held in U.S and non-U.S. currencies.

•

Marketable securities – These securities include investments in publicly traded stock of non-U.S. companies held by non-U.S. subsidiaries of the Group. The fair value is obtained for the securities based on observable market prices quoted on public stock exchanges.

•

Derivatives instruments – These instruments include forward contracts related to non-U.S. currencies. The fair value of the derivative instruments are determined based on a pricing model that uses inputs from actively quoted currency markets that are readily accessible and observable.

•

Benefit trust assets – These assets include money market funds and insurance contracts that are the underlying for the benefit assets. The fair value of the assets is based on observable market prices quoted in a readily accessible and observable market.

•

Benefit liabilities – These liabilities include deferred compensation and executive death benefits. The fair value is based on the underlying investment portfolio of the deferred compensation and the specific benefits guaranteed in a death benefit contract with each executive.

These methodologies used by the Group to determine the fair value of its financial assets and liabilities at 31 December 2010 are the same as those used at 31 December 2009. As a result, there have been no significant transfers between Level 1 and Level 2 categories.

Effective 1 January 2008, the Group also adopted the provisions of FASB ASC 825, “Financial Instruments” (ASC 825) that allow companies the option, at specified election dates, to measure financial assets and liabilities at their current fair value, with the corresponding changes in fair value from period to period recognized in the income statement. Additionally, ASC 825 establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar assets and liabilities. As of 31 December 2010, the Group has not elected to utilize the fair value option on any of its financial assets or liabilities.

27. PROVISIONS FOR LIABILITIES AND CHARGES

	2010 $m	2009 $m
Pensions & similar obligations	1,552.6	1,973.7
Taxation including deferred taxation	1,715.5	1,933.6
Other provisions	1,932.8	2,057.3

	5,200.9	5,964.6

Current	535.5	503.8
Non-current	4,665.4	5,460.8

	5,200.9	5,964.6

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS continued

Movement on other provisions is as follows:

	Asbestos $m	Warranty $m	Environmental $m	Restructuring $m	Insurance $m	Other $m	Total $m
At 1 January 2010	1,113.1	625.0	91.4	53.0	153.6	21.2	2,057.3
Arising during the year	—	245.1	1.5	45.3	14.9	11.0	317.8
Utilised in the year	(92.6)	(247.7)	(11.9)	(67.4)	(29.5)	(4.1)	(453.2)
Changes in pre-existing accruals	—	14.7	—	—	—	—	14.7
Divestitures	—	(0.3)	—	—	—	—	(0.3)
Currency translation	—	(0.7)	—	(2.8)	—	—	(3.5)

At 31 December 2010	1,020.5	636.1	81.0	28.1	139.0	28.1	1,932.8

Current	75.5	257.7	27.9	28.0	17.0	27.5	433.6
Non-current	945.0	378.4	53.1	0.1	122.0	0.6	1,499.1

At 31 December 2010	1,020.5	636.1	81.0	28.1	139.0	28.1	1,932.7

Refer to Note 28 for a detailed description of these provisions.

28. COMMITMENTS AND CONTINGENCIES

The Group is involved in various litigations, claims and administrative proceedings, including those related to environmental and product liability matters. Amounts recorded for identified contingent liabilities are estimates, which are reviewed periodically and adjusted to reflect additional information when it becomes available. Subject to the uncertainties inherent in estimating future costs for contingent liabilities, management believes that the liability which may result from these legal matters would not have a material adverse effect on the financial condition, results of operations, liquidity or cash flows of the Group.

Environmental Matters

The Group continues to be dedicated to an environmental program to reduce the utilization and generation of hazardous materials during the manufacturing process and to remediate identified environmental concerns. As to the latter, the Group is currently engaged in site investigations and remediation activities to address environmental cleanup from past operations at current and former manufacturing facilities.

The Group is sometimes a party to environmental lawsuits and claims and has received notices of potential violations of environmental laws and regulations from the Environmental Protection Agency and similar state authorities. It has also been identified as a potentially responsible party (PRP) for cleanup costs associated with off-site waste disposal at federal Superfund and state remediation sites. For all such sites, there are other PRPs and, in most instances, the Group’s involvement is minimal.

In estimating its liability, the Group has assumed it will not bear the entire cost of remediation of any site to the exclusion of other PRPs who may be jointly and severally liable. The ability of other PRPs to participate has been taken into account, based generally on the parties’ financial condition and probable contributions on a per site basis. Additional lawsuits and claims involving environmental matters are likely to arise from time to time in the future.

During 2010, we spent $11.6 million for environmental remediation at sites presently or formerly owned or leased by us. As of 31 December 2010 and 2009, the Group has recorded provisions for environmental matters of $81.0 million and $91.4 million, respectively. The Group believes that these expenditures and accrual levels will continue and may increase over time. Given the evolving nature of environmental laws, regulations and technology, the ultimate cost of future compliance is uncertain.

Asbestos Matters

Certain wholly owned subsidiaries of the Group are named as defendants in asbestos-related lawsuits in state and federal courts. In virtually all of the suits, a large number of other companies have also been named as defendants. The vast majority of those claims has been filed against either IR-New Jersey or Trane and generally allege injury caused by exposure to asbestos contained in certain historical products sold by IR-New Jersey or Trane, primarily pumps, boilers and railroad brake shoes. Neither IR-New Jersey nor Trane was a producer or manufacturer of asbestos, however, some formerly manufactured products utilized asbestos-containing components such as gaskets and packings purchased from third-party

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS continued

suppliers.

Prior to the fourth quarter of 2007, the Group recorded a liability (which it periodically updated) for its actual and anticipated future asbestos settlement costs projected seven years into the future. The Group did not record a liability for future asbestos settlement costs beyond the seven-year period covered by its provision because such costs previously were not reasonably estimable for the reasons detailed below.

In the fourth quarter of 2007, the Group again reviewed its history and experience with asbestos-related litigation and determined that it had now become possible to make a reasonable estimate of its total liability for pending and unasserted potential future asbestos-related claims. This determination was based upon the Group’s analysis of developments in asbestos litigation, including the substantial and continuing decline in the filing of non-malignancy claims against the Group, the establishment in many jurisdictions of inactive or deferral dockets for such claims, the decreased value of non-malignancy claims because of changes in the legal and judicial treatment of such claims, increasing focus of the asbestos litigation upon malignancy claims, primarily those involving mesothelioma, a cancer with a known historical and predictable future annual incidence rate, and the Group’s substantial accumulated experience with respect to the resolution of malignancy claims, particularly mesothelioma claims, filed against it.

Accordingly, in the fourth quarter of 2007, the Group retained Dr. Thomas Vasquez of Analysis, Research & Planning Corporation (collectively, “ARPC”) to assist it in calculating an estimate of the Group’s total liability for pending and unasserted future asbestos-related claims. ARPC is a respected expert in performing complex calculations such as this. ARPC has been involved in many asbestos-related valuations of current and future liabilities, and its valuation methodologies have been accepted by numerous courts.

The methodology used by ARPC to project the Group’s total liability for pending and unasserted potential future asbestos-related claims relied upon and included the following factors, among others:

•	ARPC’s interpretation of a widely accepted forecast of the population likely to have been occupationally exposed to asbestos;

•	epidemiological studies estimating the number of people likely to develop asbestos-related diseases such as mesothelioma and lung cancer;

•	the Group’s historical experience with the filing of non-malignancy claims against it and the historical ratio between the numbers of non-malignancy and lung cancer claims filed against the Group;

•

ARPC’s analysis of the number of people likely to file an asbestos-related personal injury claim against the Group based on such epidemiological and historical data and the Group’s most recent three-year claims history;

•	an analysis of the Group’s pending cases, by type of disease claimed;

•	an analysis of the Group’s most recent three-year history to determine the average settlement and resolution value of claims, by type of disease claimed;

•

an adjustment for inflation in the future average settlement value of claims, at a 2.5% annual inflation rate, adjusted downward to 1.5% to take account of the declining value of claims resulting from the aging of the claimant population;

•	an analysis of the period over which the Group has and is likely to resolve asbestos-related claims against it in the future.

Based on these factors, ARPC calculated a total estimated liability of $755 million for the Group to resolve all pending and unasserted potential future claims through 2053, which is ARPC’s reasonable best estimate of the time it will take to resolve asbestos-related claims. This amount is on a pre-tax basis, not discounted for the time-value of money, and excludes the Group’s defense fees (which will continue to be expensed by the Group as they are incurred). After considering ARPC’s analysis and the factors listed above, in the fourth quarter of 2007, the Group increased its recorded liability for asbestos claims by $538 million, from $217 million to $755 million.

In addition, during the fourth quarter of 2007, the Group recorded an $89 million increase in its assets for probable asbestos-related insurance recoveries to $250 million. This represents amounts due to the Group for previously paid and settled claims and the probable reimbursements relating to its estimated liability for pending and future claims. In calculating this amount,

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS continued

the Group used the estimated asbestos liability for pending and projected future claims calculated by ARPC. It also considered the amount of insurance available, gaps in coverage, allocation methodologies, solvency ratings and creditworthiness of the insurers, the amounts already recovered from and the potential for settlements with insurers, and the terms of existing settlement agreements with insurers.

During the fourth quarter of 2007, the Group recorded a non-cash charge to earnings of discontinued operations of $449 million ($277 million after-tax), which is the difference between the amount by which the Group increased its total estimated liability for pending and projected future asbestos-related claims and the amount that the Group expects to recover from insurers with respect to that increased liability.

In connection with our acquisition of Trane, the Group requested ARPC to assist in calculating Trane’s asbestos-related valuations of current and future liabilities. As required by U.S. GAAP the Group is required to record the assumed asbestos obligations and associated insurance-related assets at their fair value at the Acquisition Date. The Group estimated that the assumed asbestos obligation and associated insurance-related assets at the Acquisition Date to be $494 million and $249 million, respectively. These amounts were estimated based on certain assumptions and factors consistent with those described above.

Trane has settled with insurers collectively accounting for approximately 95% of its recorded asbestos-related liability insurance receivable as of 31 January 2010. Most, although not all, of Trane’s settlement agreements constitute “coverage-in-place” arrangements, in which the insurer signatories agree to reimburse Trane for specified portions of its costs for asbestos bodily injury claims and Trane agrees to certain claims-handling protocols and grants to the insurer signatories certain releases and indemnifications.

Trane is in litigation against certain non-settled insurers whose policies Trane believes also provide coverage for asbestos claims. One of those insurers is the remaining unsettled insurer defendant in an action Trane filed in April 1999 in the Superior Court of New Jersey, Middlesex County, against various primary and lower layer excess insurance carriers (the NJ Litigation), which originally sought coverage for environmental claims and later was expanded to include claims for coverage for asbestos-related liabilities. The environmental claims against the insurers in the NJ Litigation have been resolved or dismissed without prejudice for later resolution. In addition, all but one of the insurer-defendants in the NJ Litigation have settled with Trane in connection with asbestos-related liabilities. Trane also filed an action in November 2010 in the Circuit Court for La Crosse County, Wisconsin, against two insurers that raises claims for coverage in connection with a subset of Trane’s historical asbestos liabilities.

More specifically, effective 26 August 2008, Trane entered into a coverage-in-place agreement (“August 26 Agreement”) with the following five insurance companies or groups: 1) Hartford; 2) Travelers; 3) Allstate (solely in its capacity as successor-in-interest to Northbrook Excess & Surplus Insurance Company); 4) Dairyland Insurance Company; and 5) AIG. In addition, on 12 September 2008, Trane entered into a settlement agreement with Mt. McKinley Insurance Company and Everest Reinsurance Company, both members of the Everest Re group, resolving all claims in the NJ Litigation involving policies issued by those companies (“Everest Re Agreement”). The Everest Re Agreement contains a number of elements, including policy buy-outs and partial buy-outs in exchange for a cash payment along with coverage-in-place features similar to those contained in the 26 August Agreement, in exchange for certain releases and indemnifications by Trane. Further, on 26 January 2009, Trane entered into a coverage-in-place agreement with Columbia Casualty Company, Continental Casualty Company, and Continental Insurance Company (“CNA Agreement”), and agreed to a dismissal without prejudice of its environmental claims against CNA. Trane also has reached a coverage-in-place agreement, effective 15 December 2009, with Century Indemnity Company and International Insurance Company (“Century-International Agreement”).

The Century-Indemnity Agreement has an initial term of three years, which renews automatically for successive three year terms unless either Trane or the insurer signatories elect to forward to the other party a notice of non-renewal. Most recently, effective 4 February 2010, Trane reached an agreement with certain London market insurance companies (“LMC Agreement”) that resolved all claims against the policies at issue. The LMC Agreement provides for the periodic reimbursement by the insurer signatories of a portion of Trane’s costs for asbestos bodily injury claims based on the attainment of certain aggregate indemnity and defense payment thresholds, and in exchange for certain releases and indemnifications from Trane. Trane also reached agreement on 31 December 2009 with Harper Insurance Company (“Harper”), a party to the LMC Agreement, for the buy-out of Harper’s obligations to Trane under the LMC Agreement and for certain releases and indemnifications from Trane in exchange for a one-time cash payment by Harper. Trane remains in settlement negotiations with the few insurer defendants in the NJ Litigation not encompassed within the 26 August Agreement, the Everest Re Agreement, the CNA Agreement, the Century-International Agreement and the LMC Agreement. In addition to its pursuit of coverage from its solvent insurers as outlined above, Trane also is pursuing claims against the estates of insolvent insurers in connection with its costs for asbestos bodily injury claims.

The amounts recorded by the Group for asbestos-related liabilities and insurance-related assets are based on currently

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS continued

available information. The Group’s actual liabilities or insurance recoveries could be significantly higher or lower than those recorded if assumptions used in the Group’s or ARPC’s calculations vary significantly from actual results. Key variables in these assumptions are identified above and include the number and type of new claims to be filed each year, the average cost of resolution of each such new claim, the resolution of coverage issues with insurance carriers, and the solvency risk with respect to the Group’s insurance carriers. Furthermore, predictions with respect to these variables are subject to greater uncertainty as the projection period lengthens. Other factors that may affect the Group’s liability include uncertainties surrounding the litigation process from jurisdiction to jurisdiction and from case to case, reforms that may be made by state and federal courts, and the passage of state or federal tort reform legislation.

The aggregate amount of the stated limits in insurance policies available to the Group for asbestos-related claims acquired over many years and from many different carriers, is substantial. However, limitations in that coverage, primarily due to the considerations described above, are expected to result in the projected total liability to claimants substantially exceeding the probable insurance recovery.

From receipt of its first asbestos claims more than twenty five years ago to 31 December 2010, the Group has resolved (by settlement or dismissal) approximately 339,000 claims arising from the legacy Ingersoll Rand businesses. The total amount of all settlements paid by the Group (excluding insurance recoveries) and by its insurance carriers is approximately $469 million. Because claims are frequently filed and settled in large groups, the amount and timing of settlements, as well as the number of open claims, can fluctuate significantly from period to period.

The table below provides additional information regarding asbestos-related claims filed against the legacy Ingersoll Rand businesses, excluding those filed against Trane, reflecting updated information for the last two years.

	2010	2009
Open claims – 1 January	63,887	63,309
New claims filed	4,445	4,821
Claims settled	(2,099)	(2,514)
Claims dismissed	(970)	(1,729)

Open claims – 31 December	65,263	63,887

From receipt of the first asbestos claim more than twenty years ago through 31 December 2010, the Group has resolved approximately 97,947 (by settlement or dismissal) claims arising from the legacy Trane business. The Group and its insurance carriers have paid settlements of approximately $178 million on these claims. At 31 December 2010, there were 83,369 open claims pending against Trane. Because claims are frequently filed and settled in large groups, the amount and timing of settlements, as well as the number of open claims, can fluctuate significantly from period to period.

The table below provides additional information regarding asbestos-related claims filed against the legacy Trane businesses, reflecting updated information for the last two years.

	2010	2009
Open claims – 1 January	92,298	100,309
New claims filed	2,448	2,343
Claims settled	(1,045)	(1,042)
Claims dismissed	(10,332)	(9,312)

Open claims – 31 December	83,369	92,298

At 31 December 2010, over 90 percent of the open claims against the Group are non-malignancy claims, many of which have been placed on inactive or deferral dockets and the vast majority of which have little or no settlement value against the Group, particularly in light of recent changes in the legal and judicial treatment of such claims.

At 31 December 2010, the Group’s liability for asbestos related matters and the asset for probable asbestos-related insurance recoveries totaled $1,025.5 million and $346.2 million, respectively, compared to $1,131.1 million and $424.2 million at 31 December 2009.

The (costs) income associated with the settlement and defense of asbestos related claims after insurance recoveries as at December were as follows:

	2010 $m	2009 $m
Continuing operations	(1.4)	13.8
Discontinued operations	(17.4)	(1.5)

Total	(18.8)	12.3

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS continued

The Group records certain income and expenses associated with its asbestos liabilities and corresponding insurance recoveries within discontinued operations, as they relate to previously divested businesses, primarily Ingersoll-Dresser Pump, which was sold in 2000. Income and expenses associated with Trane’s asbestos liabilities and corresponding insurance recoveries are recorded within continuing operations.

Oil for Food Program and Foreign Corrupt Practices Act (FCPA) matters

On 10 November 2004, the SEC issued an Order directing that a number of public companies, including the Group, provide information relating to their participation in transactions under the United Nations’ Oil for Food Program. Upon receipt of the Order, the Group undertook a thorough review of its participation in the Oil for Food Program, provided the SEC with information responsive to the Order and provided additional information requested by the SEC. On 31 October 2007, the Group announced it had reached settlements with the SEC and the Department of Justice (DOJ) relating to this matter. Under the terms of the settlements, the Group paid a total of $6.7 million in penalties, interest and disgorgement of profits. The Group consented to the entry of a civil injunction in the SEC action and entered into a three-year deferred prosecution agreement (DPA) with the DOJ. The DPA expired on 31 October 2010. Under both settlements, the Group has implemented and will continue to implement improvements to its compliance program that are consistent with its longstanding policy against improper payments. On 16 February 2011, the DOJ filed a motion to dismiss the Oil for Food charges against the Group. In its motion, the DOJ noted that the Group fully cooperated with the investigation, and that the Group had met its obligations regarding improving its compliance policies and procedures relating to the FCPA.

Additionally, the Group has reported to the DOJ and SEC certain matters which raise potential issues under the FCPA and other applicable anti-corruption laws, including matters which were reported during the past year. The Group has conducted, and continues to conduct, investigations and have had preliminary discussions with respect to these matters with the SEC and DOJ, which are ongoing. The SEC has sought additional information and documents regarding certain of these and other matters. These matters may be deemed to violate the FCPA and other applicable anti-corruption laws. Such determinations could subject the Group to, among other things, civil and criminal penalties, material fines, equitable remedies (including profit disgorgement and injunctions on future conduct), securities litigation and a general loss of investor confidence, any one of which could adversely affect the Group’s business prospects, financial position, or the market value of its stock.

Warranty Liability

The following represents the changes in the Group’s product warranty liability for 2010 and 2009:

	2010 $m	2009 $m
Balance at beginning of year	625.0	637.9
Reductions for payments	(247.7)	(287.6)
Accruals for warranties issued during the current period	245.1	259.3
Changes for accruals related to preexisting warranties	14.7	12.0
Acquisitions	(0.3)	—
Translation	(0.7)	3.4

Balance at end of the year	636.1	625.0

Other Commitments and Contingencies

Certain office and warehouse facilities, transportation vehicles and data processing equipment are leased by the Group. Total rental expense was $201.1 million in 2010 and $193.5 million in 2009. Minimum lease payments required under non-cancelable operating leases with terms in excess of one year for the next five years and thereafter, are as follows: $157.2 million in 2011, $122.1 million in 2012, $92.4 million in 2013, $71.8 million in 2014, $59.4 million in 2015 and $102.8 million thereafter.

Trane has commitments and performance guarantees, including energy savings guarantees, totaling $312.1 million extending from 2011-2030. These guarantees are provided under long-term service and maintenance contracts related to its air conditioning equipment and system controls. Through 2010, the Group has experienced no significant losses under such arrangements and considers the probability of any significant future losses to be remote.

The Group also has other contingent liabilities of $3.8 million. These liabilities primarily result from performance bonds, guarantees and stand-by letters of credit associated with the prior sale of products from divested businesses as well as existing loan guarantees and residual values of equipment.

As part of the reorganization of IR-New Jersey in 2001, IR-Limited fully and unconditionally guaranteed all of the issued public debt securities IR-New Jersey. IR-New Jersey unconditionally guaranteed payment of the principal, premium, if any,

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS continued

and interest on IR-Limited’s 4.75% Senior Notes due in 2015 in aggregate principal amount of $300 million. The guarantee is unsecured and provided on an unsubordinated basis. The guarantee ranks equally in right of payment with all of the existing and future unsecured and unsubordinated debt of IR-New Jersey. In addition, public debt securities issued by IR-Global are fully and unconditionally guaranteed by IR-Limited.

As a part of the reorganization of IR-Limited in 2009, the guarantee structure was updated to reflect the newly created legal structure under which (i) IR-International assumed the obligations of IR-Limited as issuer or guarantor, as the case may be, and (ii) IR-Ireland and IR-Limited fully and unconditionally guaranteed the obligations under the various indentures covering the currently outstanding public debt of IR-International, IR-Global and IR-New Jersey. Neither IR-Ireland nor IR-Limited has issued or intends to issue guarantees in respect of any indebtedness incurred by Trane.

29. SHARE CAPITAL

Ingersoll-Rand plc, an Irish public limited company (IR-Ireland), is the successor to IR-Limited, following a corporate reorganization that became effective on 1 July 2009 (the Ireland Reorganization). Upon consummation, the shares of IR-Limited Class A common shares were cancelled and all previous holders were issued IR-Ireland ordinary shares. The Ireland Reorganization was accounted for as a reorganization of entities under common control and accordingly, did not result in any changes to the consolidated amounts of assets, liabilities and shareholders’ equity. See Note 2 for a further discussion of the Ireland Reorganization.

Called up share capital

The authorized share capital of IR-Ireland is 1,185,040,000 shares, consisting of (1) 1,175,000,000 ordinary shares, par value $1.00 per share, (2) 40,000 ordinary shares, par value EUR 1.00 and (3) 10,000,000 preference shares, par value $0.001 per share. No preference shares were outstanding at 31 December 2010 or 2009.

At 31 December 2010, a reconciliation of ordinary shares is as follows:

Total $m
31 December 2009	320.6
Shares issued under incentive plans	7.6

31 December 2010	328.2

Treasury Stock

The Group treats ordinary shares of the parent owned by a subsidiary as treasury stock. These shares are recorded at cost and included in the shareholders’ funds section. As a result of the acquisition of Trane in June 2008, the Group issued 45.4 million IR-Limited Class A common shares to fund the equity portion of the consideration. In June 2009, IR-Limited cancelled the remaining 52.0 million shares (representing 14% of outstanding shares at the time of cancellation) in anticipation of the Ireland Reorganization that became effective on 1 July 2009. At 31 December 2010, a subsidiary of the Company held 25,249 ordinary shares in trust for a deferred compensation plan. These ordinary shares have been reflected as treasury shares in the consolidated balance sheet.

30. SHARE-BASED COMPENSATION

The Group records share-based compensation awards using a fair value method and recognizes compensation expense for an amount equal to the fair value of the share-based payment issued in its consolidated financial statements.

On 3 June 2009, the shareholders of the Company approved the amendment and restatement of the Incentive Stock Plan of 2007, which authorizes the Company to issue stock options and other share-based incentives. As a result, the total number of shares authorized by the shareholders was increased to 27.0 million, of which 11.2 million remains available as of 31 December 2010 for future incentive awards.

Modifications Relating to the Reorganization

In connection with the Ireland Reorganization discussed in Note 2, on 1 July 2009, IR-Ireland assumed the existing obligations of IR-Limited under the equity incentive plans and other similar employee award plans of Ingersoll Rand (collectively, the Plans), including all awards issued thereunder. Furthermore, the Plans were amended by IR-Limited to provide (1) that ordinary shares of IR-Ireland will be issued, held available or used to measure benefits as appropriate under the Plans, in lieu of the Class A common shares of IR-Limited, including upon exercise of any options or share appreciation rights or upon the vesting of restricted stock units or performance units issued under those Plans; and (2) for the appropriate substitution of IR-Ireland for IR-Limited in those Plans.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS continued

Compensation Expense

Share-based compensation expense is included in administrative expenses. The following table summarizes the expenses recognized:

	2010 $m	2009 $m
Stock options	30.8	36.8
RSUs	13.7	6.6
Performance shares	28.6	22.4
Deferred compensation	1.5	2.7
SARs and other	1.3	2.4

Pre-tax expense	75.9	70.9
Tax benefit	(29.0)	(27.1)
After tax expense	46.9	43.8

Amounts recorded in continuing operations	46.8	43.8
Amounts recorded in discontinued operations	0.1	—

Total	46.9	43.8

Stock Options / Restricted Stock Units

On 12 February 2009, the Compensation Committee of the Company’s Board of Directors approved a change to the Group’s equity grant approach whereby options are no longer used as the predominant equity vehicle for eligible participants; instead a mix of options and restricted stock units (RSUs) are utilized. The RSUs vest ratably over three years and any accrued dividends will be paid in cash at the time of vesting. As a result of this change, eligible participants received (i) stock options, (ii) RSUs or (iii) a combination of both stock options and RSUs under the Company’s Incentive Stock Plan of 2007.

The average fair value of the stock options granted for the year ended 31 December 2010 and 2009 was estimated to be $10.16 per share and $5.82 per share, respectively, using the Black-Scholes option-pricing model. The following assumptions were used:

	2010	2009
Dividend yield	1.43%	1.97%
Volatility	37.38%	43.19%
Risk-free rate of return	2.36%	1.76%
Expected life	5.10 years	5.10 years

The fair value of each of the Company’s stock option awards is expensed on a straight-line basis over the required service period, which is generally the three-year vesting period of the options. However, for options granted to retirement eligible employees, the Group recognizes expense for the fair value of the options at the grant date. Expected volatility is based on the historical volatility from traded options on the Company’s stock. The risk-free rate of return is based on the yield curve of a zero-coupon U.S. Treasury bond on the date the award is granted with a maturity equal to the expected term of the award. Historical data is used to estimate forfeitures within the Group’s valuation model. The Group’s expected life of the stock option awards is derived from historical experience and represents the period of time that awards are expected to be outstanding.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS continued

Changes in options outstanding under the plans for the years 2009 and 2010 are as follows:

	Shares subject to option	Weighted- average exercise price	Aggregate intrinsic value (millions)	Weighted- average remaining life
31 December 2008	27,215,227	31.11
Granted	4,165,032	17.34
Exercised	(1,543,323)	21.45
Cancelled	(1,978,853)	31.99

31 December 2009	27,858,083	29.54
Granted	2,631,467	31.72
Exercised	(7,255,729)	20.81
Cancelled	(1,527,593)	35.63

Outstanding 31 December 2010	21,706,228	$32.30	$321.7	5.3

Exercisable 31 December 2010	15,054,145	$33.77	$201.1	4.3

As part of the acquisition of Trane, 7.4 million Trane options were converted at the option of the holders into options to acquire shares of IR-Limited Class A common shares based on the option exchange ratio set forth in the merger agreement.

The following table summarizes information concerning currently outstanding and exercisable options:

	Options outstanding			Options exercisable
Range of exercise price	Number outstanding at 31 December 2010	Weighted- average remaining life	Weighted- average exercise price	Number exercisable at 31 December 2010	Weighted- average remaining life	Weighted- average exercise price
$0.00 - $10.00	15,690	0.2	$9.43	15,690	0.2	$9.43
10.01 - 20.00	4,321,976	5.9	16.88	1,985,013	4.2	16.97
20.01 - 30.00	2,172,480	3.4	23.40	2,168,146	3.4	23.41
30.01 - 40.00	11,413,974	5.2	36.16	7,919,744	4.2	37.26
40.01 - 50.00	3,655,108	5.7	43.19	2,888,552	5.4	43.13
50.01 - 60.00	127,000	6.0	52.40	77,000	5.8	53.46

$9.18 - $55.22	21,706,228	5.3	$32.30	15,054,145	4.3	$33.77

At 31 December 2010, there was $20.5 million of total unrecognized compensation cost from stock option arrangements granted under the plan, which is related to unvested shares of non-retirement eligible employees. This compensation will be recognized over the required service period, which is generally the three-year vesting period. The aggregate intrinsic value of options exercised during the year ended 31 December 2010 and 2009 was $142.1 million and $16.5 million, respectively.

Generally, stock options vest ratably over a three-year period from their date of grant and expire at the end of ten years.

The fair value of each of the Company’s RSU awards is measured as the grant-date price of the Company’s shares and is expensed on a straight-line basis over the three year vesting period. For RSUs granted to retirement eligible employees, the Group recognizes expense for the fair value of the RSUs at the grant date. RSUs vest ratably over a three-year period.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS continued

The following table summarizes RSU activity during the year ended 31 December 2010:

	RSUs	Weighted- average grant date fair value
Outstanding and unvested at 31 December 2008	—	$—
Granted	921,182	16.85
Vested	(6,521)	16.85
Cancelled	(49,905)	16.85

Outstanding and unvested at 31 December 2009	864,756	$16.85
Granted	839,865	32.22
Vested	(290,868)	16.95
Cancelled	(113,579)	23.71

Outstanding and unvested at 31 December 2010	1,300,174	$26.14

At 31 December 2010, there was $18.6 million of total unrecognized compensation cost from RSU arrangements granted under the plan, which is related to unvested shares of non-retirement eligible employees. This compensation will be recognized over the required service period, which is generally the three-year vesting period.

Stock Appreciation Rights

All stock appreciation rights (SARs) outstanding as of 31 December 2010 are vested and expire ten years from the date of grant. All SARs exercised are settled with the Company’s ordinary shares.

The following table summarizes the information for currently outstanding SARs:

	Shares subject to exercise	Weighted- average exercise price	Aggregate intrinsic value (millions)	Weighted- average remaining life
Outstanding at 31 December 2008	1,073,472	34.02
Granted	—	—
Exercised	(29,038)	22.73
Cancelled	(73,662)	36.18

Outstanding at 31 December 2009	970,772	34.02
Granted	—	—
Exercised	(273,724)	31.44
Cancelled	(86,066)	35.38

Outstanding 31 December 2010	610,982	$35.31	$7.2	3.3

Exercisable 31 December 2010	610,982	$35.31	$7.2	3.3

Performance Shares

The Group has a Performance Share Program (PSP) for key employees. The program provides awards based on performance against pre-established objectives. The target award level is expressed as a number of the Company’s ordinary shares. All PSP awards are settled in the form of ordinary shares. As of 31 December 2010, the Group’s target award level for eligible employees is approximately 1.8 million shares.

On 4 October 2008, the Compensation Committee approved certain changes to the Group’s long-term incentive compensation programs to be implemented beginning with the 2009 performance year. Under these changes, the performance period under the Group’s PSP Program was changed from one year to three years starting with year 2009 in order to increase the long-term nature of incentive compensation for PSP participants. In addition, these PSP awards are based on the Company’s relative EPS growth as compared to the industrial group of companies in the S&P 500 Index over the three-year performance period. To transition between the previous one-year PSP program and the revised three year PSP program, there is a one-time PSP award with a two-year performance period for 2009 through 2010, which is based on the Company’s EPS growth relative to the industrial group of companies in the S&P 500 Index and the publicly announced Trane acquisition synergy savings.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS continued

Deferred Compensation

The Group allows key employees to defer a portion of their eligible compensation into a number of investment choices, including ordinary share equivalents. Any amounts invested in ordinary share equivalents will be settled in ordinary shares at the time of distribution.

Other Plans

The Group maintains a shareholder-approved Management Incentive Unit Award Plan. Under the plan, participating key employees were awarded incentive units. When dividends are paid on ordinary shares, phantom dividends are awarded to unit holders, one-half of which is paid in cash, the remaining half of which is credited to the participants’ accounts in the form of ordinary share equivalents. The value of the actual incentive units is never paid to participants, and only the fair value of accumulated ordinary share equivalents is paid in cash upon the participants’ retirement. The number of ordinary share equivalents credited to participants’ accounts at 31 December 2010 is 89,266.

The Company has issued stock grants as an incentive plan for certain key employees, with varying vesting periods. All stock grants are settled with the Company’s ordinary shares. At 31 December 2010, there were 277,824 stock grants outstanding, all of which were vested.

31. BUSINESS SEGMENT INFORMATION

The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies except that the operating segments’ results are prepared on a management basis that is consistent with the manner in which the Group disaggregates financial information for internal review and decision making. The Group largely evaluates performance based on operating income and operating margins. Intercompany sales between segments are considered immaterial.

On 30 December 2010, the Group completed the divestiture of its gas microturbine generator business, which was sold under the Energy Systems brand, to Flex Energy, LLC. The business, which was previously reported as part of the Industrial Technologies segment, designs, manufactures, markets, distributes, and services gas powered microturbine generators which feature energy efficient design and low emissions technology. Segment information has been revised to exclude the results of this business for all periods presented.

On 4 October 2010, the Group completed the divestiture of its European refrigerated display case business, which was sold under the KOXKA brand, to an affiliate of American Industrial Acquisition Corporation (AIAC Group). The business, which was previously reported as part of the Climate Solutions segment, designs, manufactures and markets commercial refrigeration equipment through sales branches and a network of distributors throughout Europe, Africa and the Middle East. KOXKA had two manufacturing facilities in Spain and employed 445 people. Segment information has been revised to exclude the results of this business for all periods presented.

Each reportable segment is based primarily on the types of products it generates. The operating segments have been aggregated as required by U.S. GAAP. A description of the Group’s reportable segments is as follows:

The Climate Solutions segment delivers energy-efficient refrigeration and HVAC solutions throughout the world. Encompassing the transport and stationary refrigeration markets as well as the commercial HVAC markets, this segment offers customers a broad range of products, services and solutions to manage controlled temperature environments. This segment includes the market-leading brands of Hussmann, Thermo King and Trane.

The Residential Solutions segment provides safety, comfort and efficiency to homeowners throughout North America and parts of South America. It offers customers a broad range of products, services and solutions including mechanical and electronic locks, energy-efficient HVAC systems, indoor air quality solutions, advanced controls, portable security systems and remote home management. This segment is comprised of well-known brands like American Standard, Schlage and Trane.

The Industrial Technologies segment provides products, services and solutions that enhance energy efficiency, productivity and operations. It offers its global customers a diverse and innovative range of products including compressed air systems, tools, pumps, fluid handling systems, as well as golf, utility, and rough terrain vehicles. It also includes a diverse range of service offerings including full coverage and preventative maintenance service contracts, service parts, installation, and remanufactured compressors and tools. This segment includes the Club Car, Ingersoll Rand, and ARO market-leading brands.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS continued

The Security Technologies segment is a leading global provider of products and services that make environments safe, secure and productive. The segment’s market-leading products include electronic and biometric access control systems and software, locks and locksets, door closers, exit devices, steel doors and frames, portable security devices, as well as time, attendance and personnel scheduling systems. These products serve a wide range of markets including the commercial construction market, healthcare, retail, maritime and transport industries as well as educational and governmental facilities. This segment includes the CISA, LCN, Schlage and Von Duprin brands.

A summary of operations by reportable segments for the years ended 31 December were as follows:

	2010 $m	2009 $m
Climate Solutions
Turnover	7,800.8	7,211.2
Operating profit	598.2	430.9
Operating profit as a percentage of turnover	7.7%	6.0%
Depreciation and amortization	206.0	208.3
Capital expenditures	67.0	93.5

Residential Solutions
Turnover	2,121.7	2,001.5
Operating profit	181.6	122.9
Operating profit as a percentage of turnover	8.6%	6.1%
Depreciation and amortization	107.4	108.4
Capital expenditures	35.9	43.5

Industrial Technologies
Turnover	2,485.2	2,170.0
Operating profit	310.4	178.5
Operating profit as a percentage of turnover	12.5%	8.2%
Depreciation and amortization	41.5	42.9
Capital expenditures	31.3	23.0

Security Technologies
Turnover	1,671.4	1,719.1
Operating profit	323.9	323.7
Operating profit as a percentage of turnover	19.4%	18.8%
Depreciation and amortization	39.0	39.3
Capital expenditures	14.6	25.9

Total turnover	14,079.1	13,101.8

Operating profit from reportable segments	1,414.1	1,056.0
Unallocated corporate expense	(166.6)	(183.7)

Total operating profit	1,247.5	872.3

Total operating profit as a percentage of turnover	8.9%	6.7%
Depreciation and amortization from reportable segments	393.9	398.9
Unallocated depreciation and amortization	43.2	22.9

Total depreciation and amortization	437.1	421.8

Capital expenditures from reportable segments	148.8	185.9
Corporate capital expenditures	30.7	18.2

Total capital expenditures	179.5	204.1

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS continued

Turnover by destination and long-lived assets by geographic area for the years ended 31 December were as follows:

	2010 $m	2009 $m
Turnover
United States	8,661.1	8,217.9
Non-U.S.	5,418.0	4,883.9

Total	14,079.1	13,101.8

32. GUARANTOR INFORMATION

Ingersoll-Rand plc, an Irish public limited company (IR-Ireland), is the successor to Ingersoll-Rand Company Limited, a Bermuda company (IR-Limited), following a corporate reorganization that became effective on 1 July 2009 (the Ireland Reorganization). IR-Limited is the successor to Ingersoll-Rand Company, a New Jersey corporation (IR-New Jersey), following a corporate reorganization that occurred on 31 December 2001 (the Bermuda Reorganization). Both the Ireland Reorganization and the Bermuda Reorganization were accounted for as a reorganization of entities under common control and accordingly, did not result in any changes to the consolidated amounts of assets, liabilities and shareholders’ equity.

As a part of the Bermuda Reorganization, IR-Limited issued non-voting, Class B common shares to IR-New Jersey and certain IR-New Jersey subsidiaries in exchange for a $3.6 billion note and shares of certain IR-New Jersey subsidiaries. The note, which is due in 2011, has a fixed rate of interest of 11% per annum payable semi-annually and imposes certain restrictive covenants upon IR-New Jersey. At 31 December 2010, $1.0 billion of the original $3.6 billion note remains outstanding. In 2002, IR-Limited contributed the note to a subsidiary, which subsequently transferred portions of the note to several other subsidiaries. Accordingly, the subsidiaries of IR-Limited remain creditors of IR-New Jersey.

In addition, as part of the Bermuda Reorganization, IR-Limited fully and unconditionally guaranteed all of the issued public debt securities of IR-New Jersey. IR-New Jersey unconditionally guaranteed payment of the principal, premium, if any, and interest on IR-Limited’s 4.75% Senior Notes due in 2015 in the aggregate principal amount of $300 million. The guarantee is unsecured and provided on an unsubordinated basis. The guarantee ranks equally in right of payment with all of the existing and future unsecured and unsubordinated debt of IR-New Jersey.

As part of the Ireland Reorganization, the guarantor structure was further revised to present IR-Ireland as the ultimate parent company and Ingersoll-Rand International Holding Limited (IR-International) as a stand-alone subsidiary. In addition, the guarantee structure was updated to reflect the newly created legal structure under which (i) IR-International assumed the obligations of IR-Limited as issuer or guarantor, as the case may be, and (ii) IR-Ireland and IR-Limited fully and unconditionally guaranteed the obligations under the various indentures covering the currently outstanding public debt of Ingersoll-Rand plc and its subsidiaries. Neither IR-Ireland nor IR-Limited has issued or intends to issue guarantees in respect of any public indebtedness incurred by Trane. Also as part of the Ireland Reorganization, IR-Limited transferred all the shares of IR-Global to IR-International in exchange for a note payable that initially approximated $15.0 billion, which was then immediately reduced by the settlement of net intercompany payables of $4.1 billion. At 31 December 2010, $10.8 billion remains outstanding.

33. MINORITY INTERESTS

	2010 $m	2009 $m
At 1 January	103.9	100.7
Share of profit for the financial year	22.9	24.9
Dividends to minorities	(20.2)	(20.2)
Acquisition/divestiture of minority interests	(3.9)	(1.5)
Other	(7.9)	—

	94.8	103.9

34. LOANS TO DIRECTORS

Under Section 31, Companies Act 1990 the Company is prohibited from making a loan or quasi-loan to a director of the Company. The directors confirm that they are in compliance with the legislation.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS continued

35. CAPITAL EXPENDITURE COMMITMENTS

	2010 $m	2009 $m
Capital expenditure that has been authorised by the Directors but not yet been contracted	—	—

36. MOVEMENT ON RESERVES

	Share Premium $m	Other Reserves $m	Profit and Loss Account $m	Total $m
At 1 January 2009	2,246.0	(450.8)	4,547.4	6,342.6
Currency translation	—	67.3	—	67.3
Change in value of marketable securities and cash flow hedges	—	(0.8)	—	(0.8)
Pension and OPEB adjustments	—	(50.0)	—	(50.0)
Shares issued under incentive stock plans	26.1	—	—	26.1
Accretion of exchangeable notes	10.0	—	—	10.0
Share-based compensation	68.2	—	—	68.2
Unrealized loss on marketable securities	(0.1)	—	—	(0.1)
Corporate reorganisation	(2,316.7)	—	2,316.7	—
Dividends	—	—	(160.8)	(160.8)
Profit for the period	—	—	451.3	451.3
Other	(2.6)	—	—	(2.6)

At 31 December 2009	30.9	(434.3)	7,154.6	6,751.2

Currency translation	—	1.8	—	1.8
Change in value of marketable securities and cash flow hedges	—	7.9	—	7.9
Pension and OPEB adjustments	—	99.6	—	99.6
Shares issued under incentive stock plans	143.8	—	(2.0)	141.8
Accretion of exchangeable notes	—	13.3	—	13.3
Share-based compensation	—	73.5	—	73.5
Acquisition/divestiture of minority interests	—	—	(4.5)	(4.5)
Dividends	—	—	(90.5)	(90.5)
Profit for the period	—	—	642.2	642.2
Other	—	—	(0.2)	(0.2)

At 31 December 2010	174.7	(238.2)	7,699.6	7,636.1

37. RELATED PARTY DISCLOSURES

The principal related party relationships requiring disclosure in the consolidated financial statements pertain to the existence of subsidiaries and associates and transactions with these entities entered into by the Group and the identification of key management personnel as addressed in greater detail below.

Subsidiaries and Associates

The consolidated financial statements include the results of operations, financial positions and cash flows of the company and its subsidiaries and associates over which the company has control or otherwise qualify for consolidation or equity accounting. A listing of the principal subsidiaries and associates is provided in Note 38. Associates not consolidated or equity accounted are included in Note 13 to the consolidated financial statements.

Trading Transactions

There were no transactions requiring disclosure under Section 38B of the Irish Companies Act, 1986.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS continued

Compensation of Key Management Personnel of the Group

Key management personnel are the Company’s executive and non-executive directors and the following is the aggregate compensation of these directors.

	2010 $m	2009 $m
Fees	3.0	2.4
Remuneration and benefit in kind	2.3	2.4
Bonus	2.6	2.9

	7.9	7.7

38. PRINCIPAL SUBSIDIARIES AND ASSOCIATES

The principal subsidiary and associate undertakings at 31 December 2010, all of which are included in the consolidated financial statements, are listed below:

Name	Nature of Business	Registered Office and Country of Incorporation	Percent of Ownership
A.B.S. – R.I.C.A.	Trading Company	10, Rue de Fontenay, Chatillon, 92320, France	100%

A/S Parts Limited	Trading Company	Hindley Green DLC, Swan Lane, Hindley Green, Wigan, Lancashire, WN2 4EZ, England	100%

Administradora Lockey CA	Manufacturing & Distribution	Callejon Los Pinos, Zona Industr, Los Teques, Venezuela	50%

Airco Limited	Trading Company	7th Floor, Ploenchit Centre, No. 2 Sukhumvit Road, Kwaeng Klongtoey, Khet Klonftoey, Bangkok, Thailand	50%

Airtec Limited	Manufacturing & Distribution	Hindley Green DLC, Swan Lane, Hindley Green, Wigan, Lancashire, WN2 4EZ, England	100%

Alimenterics Inc.	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%

Alimenterics International Inc.	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%

Alliance Compressors Inc.	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%

Alliance Compressors LLC	Manufacturing & Distribution	100 Industrial Drive, Natchitoches, LA 71457, United States	25%

Amair Limited	Trading Company	No. 999/1 Moo 9, Bangna-Trad KM. 19 Road, Tambon Bang Chaloong,Amphoe Bang Plee, Samutprakarn Province, Thailand	50%

American Standard Inc.	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%

American Standard Philippine Holdings Inc.	Holding Company	2nd Floor Felisa Bldg., 108 Herrera Street, Legaspi Village, Makati, Metro Manila, 1200, Philippines	100%

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS continued

Name	Nature of Business	Registered Office and Country of Incorporation	Percent of Ownership
Armoro, Inc.	Non-operating	7345 Orangewood Avenue, Garden Grove, California, United States	100%

Aro De Venezuela, C.A.	Manufacturing & Distribution	Edificio Aldemo, 6 Piso, Avenida Venezuela, El Rosal, Caracas, Venezuela	100%

A-S Energy, Inc.	Trading Company	6200 Troup Highway, Tyler, Smith, Texas, 75707, United States	100%

Asi Receivables Funding LLC	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%

B&K Credit Inc.	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%

B&K Manufacturing Corporation	Manufacturing & Distribution	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%

Beijing Bocom Video Communication Systems Co., Ltd.	Trading Company	7F, Bld A, Wentelai Center, Xidawang Rd, Beijing, China	80%

Beijing Metal Door Co. Ltd.	Manufacturing & Distribution	No. 6, Caiyuan Road, Nancai Town, Shunyi District, Beijing, China	17%

Best Matic International Limited	Trading Company	Paragon Business Park, Chorley New Road. Horwich, Bolton BL6 6JN Lancashire, UK	100%

Best Matic Vermogensverwaltungs Gmbh	Trading Company	Am Nauheimer Bach 24 West, 6350 Bad Neuheim, Germany	100%

BMM, Inc.	Non-operating	810 West 3rd Avenue, Columbus, Ohio, 43212, United States	100%

Bricard S.A.	Manufacturing & Distribution	1, Rue Paul-Henri Spaak, Saint Thibault de Vignes, 77463, France	100%

C.A.P. Sales Limited	Non-operating	Hindley Green DLC, Swan Lane, Hindley Green, Wigan, Lancashire, WN2 4EZ, England	100%

Cacir, S.A.S.	Manufacturing & Distribution	72, Z1, Rue Jacquard, Lagny Sur Marne, 77400, France	100%

Capsule Trane Connecticut Inc.	Non-operating	P. O. Box 977, Farmington, Connecticut, 06034, United States	100%

Cardwell Trane Greenville Inc.	Holding Company	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%

Checker Flag Parts, Inc.	Trading Company	2003 W. Rose Garden Lane, Phoenix, Arizona, 85027	100%

Chesley Industries, Inc.	Trading Company	20775 Chesley Drive, Farmington, Michigan, 48024, United States	100%

Cisa (UK) PLC.	Non-operating	Lordswood Revenge Road, Kent, Chatham, ME58UK, England	100%

Cisa Cerraduras S.A.	Manufacturing & Distribution	Poligono Industrial de Coslada, Avenida de Fuentemar 26-28, 28820 Coslada, Madrid, Spain	100%

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS continued

Name	Nature of Business	Registered Office and Country of Incorporation	Percent of Ownership
Cisa S.p.A.	Manufacturing & Distribution	n. 6, Via Oberdan, Faenza, Italy	100%

Climate Solutions France	Non-operating	Batiment Clemencia, 196 rue Houdan, Sceaux, 92330, France	100%

Clean Air, Inc.	Manufacturing & Distribution	2711, Centerville Road, Suite 400, Wilmington, New Castle, Delaware,	100%

Club Car Limited	Trading Company	c/o Cst Nexia Limited, Chartered Accounts, L3, Cst Nexia Centre, 22 Amersham Way, Manukua City, New Zealand	100%

Club Car, LLC.	Manufacturing & Distribution	4125 Washington Road, Evans, Columbia, Georgia, 30809	100%

Comercial Ingersoll-Rand (Chile) Limitada	Trading Company	El Cortijo Enterprises Ctr, Av. Amerio Vespucio 2568, Conchali, Santiago, Chile	100%

Comingersoll-Comercio E Industria De Equipamentos, S.A.R.L.	Trading Company	Linda-a-Velha, Carnaxide, Estrado, Rue A, 9-A, Portugal	21%

Commercial Refrigeration Co.	Trading Company	1700 North Soto Street, Los Angeles, California, 90033, United States	100%

Compagnie Ingersoll-Rand S.A.S.	Trading Company	Zone du Chene Sorcier, Boite Postale 62, 78346, Les Clayes sous Bois, France	100%

Compressed Air Parts Limited	Trading Company	Greenbank House, Swan Lane, Hindley Green, Wigan WN2 4AR, UK	100%

Compressed Air Parts, Inc.	Trading Company	Village of Painted Post, County of Chemung, New York, United States	100%

Contract Refrigeration Ltd.	Trading Company	11-17 Walls Road, P.O. Box 12303, Penrose, New Zealand, Auckland, New Zealand	100%

Crystal Refrigeration, Inc.	Trading Company	710 E. 59th Street, Davenport, Iowa, 52807, United States	100%

D. Purdue & Sons Ltd.	Trading Company	44 3rd Avenue, Cape Town, Western Cape 7490, South Africa	100%

Dfm Trane Oklahoma Corp.	Holding Company	6000 N. W. 2nd Street, Oklahoma City, Oklahoma, 73127, United States	100%

Diasorin International B. V.	Trading Company	Koningsweg 4, Soest, 3762 EC, Netherlands	100%

Diasorin International Inc.	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%

Dor-O-Matic (Illinois) LLC	Non-operating	111, Congressional Blvd., Suite 200, Carmel, Indiana, 46032	100%

Dor-O-Matic Of Mid Atlantic States, Inc.	Trading Company	6505 S. Crescent Blvd., Pennsauken, New Jersey, 08110, United States	100%

D-R Acquisition, LLC	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS continued

Name	Nature of Business	Registered Office and Country of Incorporation	Percent of Ownership
Dr Holding Corp.	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%

Dradnats Inc.	Non-operating	1990 Industrial Boulevard, Stillwater, Minnesota, 55082, United States	100%

Earthforce America, Inc.	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%

Ebb Holdings Limited	Holding Company	c/o ABG Secretary Inc., Parker House, Wildey Business Park, Wildey Road, St. Michaels, Barbados	100%

Eco Kompressoren B.V.	Trading Company	10 Lange Dreef, Vianen, Zoetermeer, 4131 NH, Netherlands	100%

Editions Cam	Trading Company	5-7 Avenue Albert Einstein, 78190, Trappes, France	99%

Electronic Technologies Corporation USA	Trading Company	11819 North Pennsylvania Street, Carmel, Indiana, 46032, United States	100%

Emerson Electric, s.r.o.	Trading Company	1528 Praha 9, Ostroveskeho 34, Prague, Czech Republic	10%

Facservices, LLC	Non-operating	1400 Vallwoord Parkway Suite 101, Carrollton, TX 75006, North America	100%

Filairco Inc.	Manufacturing & Distribution	L-1 D-3 Ninoy Aquino Avenue, Brgy, San Dionisio, The Philippines, Paranaque City	100%

Filairco Technical Services Co. Inc.	Trading Company	6th Floor, King’s Court II, Building 2129, Pasong Tamo Street, Makati City, Philippines	25%

Fu Hsing Industrial (Shanghai) Co., Ltd.	Manufacturing & Distribution	Xiwang Rd., Malu Town, Jiading, Shanghai 201801	51%

Fu Jia Hardware Products (Shanghai) Co., Ltd.	Trading Company	Xiwang Rd., Malu Town, Jiading, Shanghai 201801	51%

Fu Yang Investment Company Limited	Holding Company	Building 2, 336 Changsheng Rd., Gushan District, Kaohsiung City 804, Taiwan Province of China	100%

Fwj Inc.	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%

Ghh-Rand Schraubenkompressoren Gmbh	Manufacturing & Distribution	Steinbrinkstr. 1, D-46145 Oberhausen, Germany	100%

Guangzhou Hussmann Refrigeration Company, Ltd.	Trading Company	Dong Feng Dong Rd.,Bldg 1, Ste 804,836 Dong Fun Plaza, 510080 Guangzhou, China	100%

Hang Zhou A-S Air Conditioning Technical Service Co. Ltd.	Manufacturing & Distribution	Room 2619, No. 528 Yan’An Road, Xia Cheng District, Zhejiang Province, Hangzhou City, China	70%

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS continued

Name	Nature of Business	Registered Office and Country of Incorporation	Percent of Ownership
Harrow Industries Llc	Manufacturing & Distribution	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%

Harrow Products (Delaware) LLC	Trading Company	155 Chestnut Ridge Road, Montvale, NJ 07645, United States	100%

Harrow Products LLC	Trading Company	155 Chestnut Ridge Road, Montvale, NJ 07645, United States	100%

Hermann Trane Harrisburg Inc.	Holding Company	2570 Interstate Drive, Harrisburg, Pennsylvania, 17110-9601, United States	100%

Hibon Inc.	Manufacturing & Distribution	12055, Côte de Liesse, Dorval, Quebec, H9P 1B4, Canada	100%

Houston Trane, Inc.	Trading Company	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%

Hussmann (Europe) Limited	Trading Company	Suite1/1 The Skypark 3, 14 Elliot Place, Glasgow, G3 8EP, England	100%

Hussmann (Thailand) Company Limited	Trading Company	7 1/2 Moo 1, Sethakit 1 Road, Tambol Suanluang, Samutsakorn Province, Amphur Kratoomban, Thailand	75%

Hussmann Australasia Limited	Trading Company	11-17 Walls Road, P.O. Box 12303, Penrose, New Zealand, Auckland, New Zealand	100%

Hussmann Canada Holdings Limited	Holding Company	51 Worcester Road, Toronto, Ontario, M9W 4K2, Canada	100%

Hussmann Canada Inc.	Trading Company	5 Cherry Blossom Road, Unit #3, Cambridge, Ontario, N3H 4R7, Canada	100%

Hussmann Chile S.A.	Trading Company	Av. Americo Vespucio D1260, Quilicura, Santiago, Chile	100%

Hussmann Corporation	Manufacturing & Distribution	12999 Saint Charles Rock Road, Bridgeton, Missouri, 63044, United States	100%

Hussmann Do Brasil Ltda.	Trading Company	Avenida Esperanto, 443, Cilo 2, Jardim Sao Francisco de Assis, Londrina, Paraná, 80067-100, Brazil	100%

Hussmann Holdings Limited	Holding Company	Suite1/1 The Skypark 3, 14 Elliot Place, Glasgow, G3 8EP, England	100%

Hussmann Holdings, Inc.	Holding Company	12999 St. Charles Rock Road, Bridgeton, Missouri, 63044, United States	100%

Hussmann International, Inc.	Holding Company	12999 Saint Charles Rock Road, Bridgeton, Missouri, 63044, United States	100%

Hussmann Mechanical Corporation	Non-operating	NRS, Atlanta, Georgia, United States	100%

Hussmann Netherlands B.V.	Non-operating	140, Teleportboulevard, 1043 EJ, Amsterdam, Netherlands	100%

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS continued

Name	Nature of Business	Registered Office and Country of Incorporation	Percent of Ownership
Hussmann Service Do Brasil Ltda.	Trading Company	Avenida Esperanto, 443, Cilo 2, Jardim Sao Francisco de Assis, Londrina, Paraná, 80067-100, Brazil	100%

Hussmann Services Corporation	Trading Company	12999 Saint Charles Rock Road, Bridgeton, Missouri, 63044, United States	100%

Hussmann Tempcool (Hong Kong) Limited	Holding Company	Unit 12, 9/F Well Fung Industrial Centre, 58-76 Ta Chuen Ping Street, Kwai	100%

Hussmann Tempcool (Malaysia) Limited	Holding Company	No. 30 Jalan TSB 2, Taman Perindustrian Sungai Buloh, 47000 Petaling Jaya, Selangor Darul Ehsan, Malaysia	100%

Hussmann Tempcool (Singapore) Pte. Ltd.	Trading Company	121 Genting Lane, 349572, Singapore	100%

Hussmann Tempcool Holdings Pte. Ltd.	Holding Company	121 Genting Lane, 349572, Singapore	50%

Hussmann-American, S. De R.L. De C.V.	Trading Company	Arroz 166, Sta. Isabel Industrial, Iztapalpan 09820	100%

Hussmann-Mexico, S. De R.L. De C.V.	Trading Company	Arroz 166, Santa Isabel Industrial, Iztapalapa, D.F., 09820, Mexico	100%

Hussmann-Servicios, S. De R.L. De C.V.	Trading Company	Nuevo Leon, Monterrey, Mexico	100%

Hussmann-Thai Holding Co., Ltd.	Holding Company	21/147-150, Thai Wah Tower II, 24th Floor, South Sathorn Road, Khwaeng Tungmahamek, Khet Sathorn, Bangkok Metropolis, Thailand	100%

Idp Acquisition, LLC	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%

Improved Machinery, Inc.	Non-operating	150 Burke Street, Nashua, New Hampshire, 03061 United States	100%

Industrial Chill Servicing Private Ltd.	Holding Company	c/o Multiconsult Ltd., Rogers House, 5 President John Kennedy Street, Port Louis, Mauritius	100%

Industrial Y Minera Norteña S. A.	Non-operating	Felix Guzman No. 21, Col. El Parque, Naucalpan je Juarez, Estaedo de Mexico, Mexico, Latin America	49%

Industrias Frigorificas, S.A. De C.V.	Trading Company	Carretera Mexico Laredo KM 1009, Nuevo Leon, Cienega de Flores, 65550, Mexico	100%

Ingersoll-Rand (Australia) Ltd.	Trading Company	Landmark Building, Level 2, 454 Nepean Highway, Victori, Frankston, 3199, Australia	100%

Ingersoll-Rand (Barbados) Corporation	Non-operating	c/o Corporate Managers (Barbados) Ltd., First Floor, Trident House, Lower Broad Street, Bridgetown, Barbados	100%

Ingersoll-Rand (Barbados) Holding Incorporated	Holding Company	13th Floor, Printing House, 6 Duddell Street, Central, Hong Kong	100%

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS continued

Name	Nature of Business	Registered Office and Country of Incorporation	Percent of Ownership
Ingersoll-Rand (Chang Zhou) Tools Co., Ltd.	Trading Company	Region A, Jintan Huacheng, Changzhou, China	100%

Ingersoll-Rand (China) Industrial Equipment Manufacturing Co., Ltd.	Manufacturing & Distribution	Pangjin Road, Wujiang Economics Development Zone, Jiangsu Province, Wujiang, China	100%

Ingersoll-Rand (China) Investment Company Limited	Non-operating	468, Wenjing Road, Minhang, Shanghai, China	100%

Ingersoll-Rand (Gibraltar) Holding Limited	Non-operating	57/63, Line Wall Road, Gibraltar	100%

Ingersoll-Rand (Gibraltar) International Holding Limited	Holding Company	57/63 Line Wall Road, PO Box 99, Gibraltar	100%

Ingersoll-Rand (Gibraltar) International United Limited	Non-operating	57/63 Line Wall Road, PO Box 99, Gibraltar	100%

Ingersoll-Rand (Guilin) Tools Company Limited	Manufacturing & Distribution	Qimashan, Chaoyang Road, Guilin Municipality, Guangxi Zhang Autonomous Region,PRC	90%

Ingersoll-Rand (Hong Kong) Holding Company Limited	Holding Company	Unit 1506, 15/F, Wing On House, 71 Des Voeux Road, Central Hong Kong	100%

Ingersoll-Rand (Hong Kong) Limited	Trading Company	23F/625 King’s Road, North Point, Hong Kong	100%

Ingersoll-Rand (India) Limited	Trading Company	106 Bellary Road, Amruthahalli, Byatarayanpura, Bangalore, 560 092, India	74%

Ingersoll-Rand (Linzhou) Renewable Energy Company Limited	Trading Company	No. 4335 Yindu Road, Xinzhuang Industrial Zone, 200231, Shanghai	100%

Ingersoll-Rand (Shanghai) Trading Co., Ltd.	Trading Company	4355, Yindu Road, Xinzhuang Industrial Zone, Shanghai, China	100%

Ingersoll-Rand AB	Trading Company	5L, Krossverksgatan, Limhamn, 216 16, Sweden	100%

Ingersoll-Rand Air Solutions Hibon SARL	Manufacturing & Distribution	2, Avenue Jean-Paul Sartre 59447 Wasquehal Cedex, France	100%

Ingersoll-Rand Architectural Hardware (Australia) Pty. Limited	Manufacturing & Distribution	437 Rosebank Road, Avondale Box 19034, Avondale, Auckland, New Zealand	100%

Ingersoll-Rand Architectural Hardware Limited	Manufacturing & Distribution	437 Rosebank Road, Avondale Box 19034, Avondale, Auckland, New Zealand	100%

Ingersoll-Rand Argentina S.A.I.C.	Non-operating	c/o Brons & Salas, Marcelo T. de Alvear, 624 Piso, 1058 Buenos Aires, Argentina	100%

Ingersoll-Rand Asia Pacific Inc.	Non-operating	139, Hennessy Road, Unit A-E, 15/F, China Overseas Building, Wanchai, Hong Kong	100%

Ingersoll-Rand Best-Matic AB	Trading Company	5L, Krossverksgatan, Limhamn, 216 16, Sweden	100%

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS continued

Name	Nature of Business	Registered Office and Country of Incorporation	Percent of Ownership
Ingersoll-Rand Beteiligungs Und Grundstucksverwaltungs Gmbh	Holding Company	Kuhbrueckenstr. 18, Hameln, D-31785, Germany	100%

Ingersoll-Rand Canada, Inc.	Trading Company	51 Worcester Road, Rexdale, Ontario, M9W 4K2, Canada	100%

Ingersoll-Rand China Limited	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%

Ingersoll-Rand Climate Control Holding Company LLC	Holding Company	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%

Ingersoll-Rand Company	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%

Ingersoll-Rand Company (Chile) Y Cia Ltda.	Trading Company	Avenida el Bosque Norte 0107, Of. 41, Las Condes, Santiago, Chile	100%

Ingersoll-Rand Company Limited (UK)	Trading Company	Greenbank House, Swan Lane, Hindley Green, Wigan WN2 4AR, England	100%

Ingersoll-Rand Company Limited (Bermuda)	Holding Company	c/o Appleby Services (Bermuda) Ltd., Canon’s Court, 22 Victoria Street, Hamilton, HM 12, Bermuda	100%

Ingersoll-Rand Company Of Peru S.A.	Non-operating	Barrios Fuentes Urquiaga, Julian Arias Araguez 250, Lima, Peru	100%

Ingersoll-Rand Company South Africa (Pty.) Limited	Trading Company	Michele Ferrero Business Park, Innes Road, Jet Park, Gauteng, Witfield, 1467, South Africa	100%

Ingersoll-Rand Construction Services, Inc.	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%

Ingersoll-Rand Cz S.R.O.	Manufacturing & Distribution	Sumperska No. 1345, Unicov, 78391, Czech Republic	100%

Ingersoll-Rand De Puerto Rico, Inc.	Non-operating	Avenida FDR No. 132, Marginal, Office 3B, Hato Rey, 00918, Puerto Rico	100%

Ingersoll-Rand Do Brasil Ltda.	Trading Company	Alameda Caiapos, 311 - Tamboré, Barueri, São Paulo, 06460-110, Brazil	100%

Ingersoll-Rand Energy Systems Corporation	Manufacturing & Distribution	32 Exeter Street, Portsmouth, New Hampshire, 03801	100%

Ingersoll-Rand Energy Technologies LLC	Non-operating	1209 Orange Street, Wilmington, DE 19801, United States	100%

Ingersoll-Rand Energy Techologies (Aviara) LLC	Non-operating	1209 Orange Street, Wilmington, DE 19801, United States	100%

Ingersoll-Rand Energy Techologies (Project Ddi) LLC	Non-operating	1209 Orange Street, Wilmington, DE 19801, United States	100%

Ingersoll-Rand Energy Techologies (Project East) LLC	Non-operating	1209 Orange Street, Wilmington, DE 19801, United States	100%

Ingersoll-Rand Energy Techologies (Project Horton) LLC	Non-operating	1209 Orange Street, Wilmington, DE 19801, United States	100%

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS continued

Name	Nature of Business	Registered Office and Country of Incorporation	Percent of Ownership
Ingersoll-Rand Enhanced Recovery Company	Non-operating	2320 One Williams Center, Tulsa, Oklahoma, 74172, United States	100%

Ingersoll-Rand Equipements De Production S.A.	Trading Company	Sin Le Noble 59450, 111, Avenue Roger Salengro, Douai, France	100%

Ingersoll-Rand Equipment Manufacturing Czech Republic S.R.O.	Manufacturing & Distribution	Havirska 202, Kolin IV, PSC 28059, Czech Republic	100%

Ingersoll-Rand European Financial Services plc.	Non-operating	Hindley Green DLC, Swan Lane, Hindley Green, Wigan, Lancashire, WN2 4EZ, England	100%

Ingersoll-Rand European Holding Company B.V.	Holding Company	Produktieweg 10, Zoeterwoude, 2382PB, Netherlands	100%

Ingersoll-Rand European Sales Limited	Trading Company	Hindley Green DLC, Swan Lane, Hindley Green, Wigan, Lancashire, WN2 4EZ, England	100%

Ingersoll-Rand Finance Islandi Slf.	Non-operating	Stórhöfða 21, 110 Reykjavík, Iceland,	100%

Ingersoll-Rand Financial Services Corporation	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%

Ingersoll-Rand Financial Services Limited	Non-operating	Greenbank House, Swan Lane, Hindley Green, Wigan WN2 4AR, UK	100%

Ingersoll-Rand Fu Hsing Holdings Limited	Holding Company	Codan Managements (BVI) Ltd., Romasco Place, Wichams Cay 1, PO Box 3140, Road Town, Tortola,	51%

Ingersoll-Rand Fu Hsing Limited	Trading Company	139, Hennessy Road, Unit A-E, 15/F, China Overseas Building, Wanchai, Hong Kong	51%

Ingersoll-Rand Funding Ltd.	Non-operating	c/o Appleby Services (Bermuda) Ltd., Canon’s Court, 22 Victoria Street, Hamilton, HM 12, Bermuda	100%

Ingersoll-Rand Global Holding Company Limited	Holding Company	c/o Appleby Services (Bermuda) Ltd., Canon’s Court, 22 Victoria Street, Hamilton, HM 12, Bermuda	100%

Ingersoll-Rand Global Investments Limited	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%

Ingersoll-Rand Gmbh	Non-operating	20 Wilhelmstrasse, Muelheim an der Ruhr, 45468, Germany	100%

Ingersoll-Rand Government Solutions Inc.	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%

Ingersoll-Rand Holdings & Finance International S.A.R.L	Non-operating	16, Avenue Pasteur, Grand Duchy of Luxembourg, L2311, Luxembourg	100%

Ingersoll-Rand Holdings Limited	Holding Company	Hindley Green DLC, Swan Lane, Hindley Green, Wigan, Lancashire, WN2 4EZ, England	100%

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS continued

Name	Nature of Business	Registered Office and Country of Incorporation	Percent of Ownership
Ingersoll-Rand Hungary Central Europe Group Financing LLC	Non-operating	Dohany u. 12, Budapest, H-1074, Hungary	100%

Ingersoll-Rand Iberica, S.L.	Trading Company	Calle Tierra de Barros, 2, Poligono Industrial de Coslada, 28820 Coslada (Madrid), Spain	100%

Ingersoll-Rand Industrial Products Pvt. Ltd.	Manufacturing & Distribution	37-A, Site 4, Sahibabad Industrial Area, Ghaziabad, 201 010, India	100%

Ingersoll-Rand Industrial Refrigeration, Inc.	Trading Company	12999 Saint Charles Rock Road, Bridgeton, Missouri, 63044, United States	100%

Ingersoll-Rand Industrial Solutions Holding Corporation	Holding Company	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%

Ingersoll-Rand Infrastructure Holding Corporation	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%

Ingersoll-Rand International (India) Limited	Manufacturing & Distribution	106 Bellary Road, Amruthahalli, Byatarayanpura, Bangalore, 560 092, India	100%

Ingersoll-Rand International Finance Limited	Non-operating	170/175 Lakeview Drive, Airside Business Park, Swords, Co. Dublin, Ireland	100%

Ingersoll-Rand International Holding Corporation	Holding Company	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%

Ingersoll-Rand International Holding Limited	Holding Company	c/o Appleby Services (Bermuda) Ltd., Canon’s Court, 22 Victoria Street, Hamilton, HM 12, Bermuda	100%

Ingersoll-Rand International Limited	Trading Company	170/175 Lakeview Drive, Airside Business Park, Swords, Co. Dublin, Ireland	100%

Ingersoll-Rand International Sales LLC	Non-operating	Ingersoll-Rand International Sales SA, 9, Route des Arsenaux, CH-1705 Fribourg, Switzerland	100%

Ingersoll-Rand International Inc.	Non-operating	One Centennial Avenue, Piscataway, New Jersey 08855, United States	100%

Ingersoll-Rand Investment Company S.A.	Non-operating	Route des Arsenaux 9, 1700 Fribourg, S59096, Switzerland	100%

Ingersoll-Rand Investments Limited	Non-operating	Hindley Green DLC, Swan Lane, Hindley Green, Wigan, Lancashire, WN2 4EZ, England	100%

Ingersoll-Rand Irish Holdings	Holding Company	Monivea Road, Mervue, Galway, Ireland	100%

Ingersoll-Rand Italia S.R.L.	Non-operating	Strada Provinciale Cassanese, Milan, 20060 Vignate, Italy	100%

Ingersoll-Rand Italian Holding LLC	Holding Company	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08805, United States	100%

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS continued

Name	Nature of Business	Registered Office and Country of Incorporation	Percent of Ownership
Ingersoll-Rand Italiana S.p.A.	Non-operating	Strada Provinciale Cassanese, 108, 20060 Vignate, Milan, Italy	100%

Ingersoll-Rand ITS Japan Ltd.	Trading Company	LS Building, 1-17, Kami Ohsaki 1 chome, Tokyo, Shinagawa-ku, Japan	100%

Ingersoll-Rand Japan, Ltd.	Trading Company	LS Building 2F, 1-1-17 Kami-Osaki, Tokyo, Shinagawa-ku, 141-0021, Japan	100%

Ingersoll-Rand Klimasysteme Deutschland Gmbh	Trading Company	Friedrich-Ebert Street 134, Duisburg, 47229, Germany	100%

Ingersoll-Rand Korea Limited	Trading Company	395-152 Seogyo-dong, Mapo-ku, 121- 840, Seoul, Korea	100%

Ingersoll-Rand Liability Management Company	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%

Ingersoll-Rand Limited (Zambia)	Non-operating	c/o Martin & Co., Permanent House, Cairo Road, Lusake, Zambia	100%

Ingersoll-Rand Lux Euro Financing S.ar.L.	Non-operating	16, Avenue Pasteur, Grand Duchy of Luxembourg, L2311, Luxembourg	100%

Ingersoll-Rand Lux Finance Holding S.AR.L.	Non-operating	16, Avenue Pasteur, Grand Duchy of Luxembourg, L2311, Luxembourg	100%

Ingersoll-Rand Lux Holdings S.Ar.L.	Non-operating	16, Avenue Pasteur, Grand Duchy of Luxembourg, L2311, Luxembourg	100%

Ingersoll-Rand Lux International S.A.R.L.	Non-operating	16, Avenue Pasteur, Grand Duchy of Luxembourg, L2311, Luxembourg	100%

Ingersoll-Rand Lux Roza III S.A.R.L.	Non-operating	16, Avenue Pasteur, Grand Duchy of Luxembourg, L2311, Luxembourg	100%

Ingersoll-Rand Lux Roza S.A.R.L.	Non-operating	16, Avenue Pasteur, Grand Duchy of Luxembourg, L2311, Luxembourg	100%

Ingersoll-Rand Luxembourg United S.A.RL.	Non-operating	69A, Boulevard de la Petrusse, L-2320, Luxembourg	100%

Ingersoll-Rand Machinery (Shanghai) Company Limited	Trading Company	Waigaoqiao Free Trade Zone, 301 Xi Ya Road, 200121, Shanghai, China	100%

Ingersoll-Rand Malaysia Co. Sdn. Bhd.	Trading Company	Level 41 Suite, Menara Masix, City Centre, Kuala Lumpur, 40088, Malaysia	100%

Ingersoll-Rand Netherlands B.V.	Trading Company	Produktieweg 10, Zoeterwoude, 2382PB, Netherlands	100%

Ingersoll-Rand Philippines, Inc.	Trading Company	Km 22 East Service Road, South Superhighway, Cupang, 1771, Muntinlupa City, Philippines	100%

Ingersoll-Rand Plus, LP	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%

Ingersoll-Rand Polska Sp.Zo.O	Trading Company	Rondo ONZ-1, Warsaw, 00-124, Poland	100%

Ingersoll-Rand Rodamientos Holding, S.L.	Holding Company	Calle Tierra de Barros 2, Poligono Industrial de Coslada, Coslada, 28820, Madrid, Spain	100%

Ingersoll-Rand Roza II S.AR.L.	Non-operating	16, Avenue Pasteur, Grand Duchy of Luxembourg, L2311, Luxembourg	100%

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS continued

Name	Nature of Business	Registered Office and Country of Incorporation	Percent of Ownership
Ingersoll-Rand S.A.	Non-operating	Boulevard de Perolles 55, c/o Ingersoll-Rand S.A., Fribourg, CH-1700, Switzerland	100%

Ingersoll-Rand S.A. De C.V.	Trading Company	Boulevard Centro Industrial #11, Fracc. Industrial Puente de Vigas, Edo. de, Tlalnepantla	100%

Ingersoll-Rand Sales Company, LLC	Trading Company	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08805, United States	100%

Ingersoll-Rand Schlage Lock Holding Company LLC	Holding Company	538 Oakmead Parkway, Sunnyvalle, California 94085, United States	100%

Ingersoll-Rand Security And Safety Holding Corporation	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%

Ingersoll-Rand Security Technologies A/S	Manufacturing & Distribution	3, Mirabellevej, Randers, 8900, Denmark	100%

Ingersoll-Rand Security Technologies B.V.	Non-operating	Havenweg 24a, NL-4131, New Mexico, Vianen, Netherlands	100%

Ingersoll-Rand Security Technologies Limited	Holding Company	Bescot Crescent, Walsall, West Midlands, WS1 4DL, England	100%

Ingersoll-Rand Security Technologies Nv	Non-operating	Industrielaan 36, Ternat, B-1730, Belgium	100%

Ingersoll-Rand Service B.V.	Trading Company	Produktieweg 10, Zoeterwoude, 2382PB, Netherlands	100%

Ingersoll-Rand Service GMBH	Trading Company	20 Wilhelmstrasse, Muelheim an der Ruhr, 45468, Germany	100%

Ingersoll-Rand Services & Engineering Company	Non-operating	Boulevard de Perolles 55, c/o Ingersoll-Rand S.A., Fribourg, CH-1700, Switzerland	100%

Ingersoll-Rand Services And Trading LLC	Trading Company	Derbenevskaya Plaza, 1-st Derbenevski Pereulok, 5, Office 602, Moscow, 115114, Russia	100%

Ingersoll-Rand Services Company	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%

Ingersoll-Rand Servicios, S.A.	Trading Company	Tierra de Barros, 2, Poligono Industrial de Coslada, Madrid, 28820, Spain	100%

Ingersoll-Rand South East Asia (Pte.) Ltd.	Non-operating	42 Benoi Road, Singapore 2262, Singapore	100%

Ingersoll-Rand Spanish Holding LP	Holding Company	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08805, United States	100%

Ingersoll-Rand Superay Holdings Limited	Holding Company	13th Floor, Printing House, 6 Duddell Street, Central, Hong Kong	100%

Ingersoll-Rand Svenska AB	Trading Company	Box 145, V Gotalands Lan, Goteborg kommun, Hisings, Karra, 42502, Sweden	100%

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS continued

Name	Nature of Business	Registered Office and Country of Incorporation	Percent of Ownership
Ingersoll-Rand Technical And Services Limited	Non-operating	170/175 Lakeview Drive, Airside Business Park, Swords, Co. Dublin, Ireland	100%

Ingersoll-Rand Technical And Services S.A.R.L.	Non-operating	Boulevard de Perolles 55, c/o Ingersoll-Rand S.A., Fribourg, CH-1700, Switzerland	100%

Ingersoll-Rand Tool Holdings Limited	Holding Company	13th Floor, Printing House, 6 Duddell Street, Central, Hong Kong	100%

Ingersoll-Rand Transportation Services Company	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%

Ingersoll-Rand Treasury Ltd.	Holding Company	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08805, United States	100%

Ingersoll-Rand UK Ltd.	Non-operating	Hindley Green DLC, Swan Lane, Hindley Green, Wigan, Lancashire, WN2 4EZ, England	100%

Ingersoll-Rand US Trane Holdings Corporation	Holding Company	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%

Ingersoll-Rand Western Hemisphere Trade Corporation	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%

Ingersoll-Rand World Trade Limited	Non-operating	c/o Appleby Services (Bermuda) Ltd., Canon’s Court, 22 Victoria Street, Hamilton, HM 12, Bermuda	100%

Ingersoll-Rand Worldwide Capital S.A.R.L.	Non-operating	69A, Boulevard de la Petrusse, L-2320, Luxembourg	100%

Ingersoll-Rand Worldwide, Inc.	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%

Ingersoll-Rand Zimbabwe (Private) Ltd.	Non-operating	c/o Pearl Assurance House, Samara Machel Avenue, Harare, Zimbabwe	100%

Ingersoll-Rand, Inc.	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%

Integrated Access Systems, Inc.	Manufacturing & Distribution	2 Cranberry Road, Parsippany, Morris, New Jersey, 07054, United States	100%

Interflex AG	Manufacturing & Distribution	Tafernhof, Mellingerstrasse 207, Baden-Dattwil, CH-5405, Switzerland	100%

Interflex Datensysteme Gesmbh	Manufacturing & Distribution	Hietzinger Haupstrasse 74, A-1130, Wien, Austria	100%

Interflex Datensysteme Gmbh & Co. Kg	Manufacturing & Distribution	Interflex Datensysteme GmbH, Zettachring 16, D-70567, Stuttgart, Germany	100%

Interflex N.A., Inc.	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS continued

Name	Nature of Business	Registered Office and Country of Incorporation	Percent of Ownership
Interflex Time & Access Ltd.	Trading Company	Interflex Time and Access Ltd., 26 Brindley Road, City Park Business, M16 9HQ, Village Manchester, England	100%

Inversora Lockey De Venezuela Ca	Manufacturing & Distribution	Callejon Los Pinos, Zona Industr, Los Teques, Venezuela	56%

Inversora Lockey Ltda.	Trading Company	Edificio Bachue, Interior 137, Carrera 10 127-27 of 807, Bogota, Colombia	100%

IR Climate Receivables Funding Inc.	Non-operating	One Centennial Avenue, Suite 3001, Piscataway, Middlesex, New Jersey, 08855, United States	100%

IRTC II Corporation	Non-operating	One Centennial Avenue, Suite 3001, Piscataway, Middlesex, New Jersey, 08855, United States	100%

IR Deutsche Holding Gmbh	Holding Company	Schwarzwaldstrasse 15, 77871 Renchen	100%

I-R E-Medical, Inc.	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	70%

IR Emniyet Ve Guvenlik Sistemleri Sanayi A.S.	Manufacturing & Distribution	No: 45 Kar Plaza Kat 12, Kayisdagi Cad. Karaman Ciftlik Yolu, Icerenkoy, Istanbul, 34752, Turkey	100%

IR Industrial Receivables Funding LLC	Non-operating	c/o The Corporation Trust Company, 1209 Orange Street Wilmington, DE 19801, United States	100%

IR Investment Holding Co. Ltd.	Holding Company	Hindley Green DLC, Swan Lane, Hindley Green, Wigan, Lancashire, WN2 4EZ, England	100%

IR Receivables Funding Trust	Non-operating	Wilmington Trust Company 1100 North Market Streeet, Wilmington, DE 19890	100%

IR Security And Safety (South East) Limited	Non-operating	Bescot Crescent, Walsall, West Midlands, WS1 4DL, England	100%

IR Security And Safety (Tayforth) Limited	Trading Company	Bescot Crescent, Walsall, West Midlands, WS1 4DL, England	100%

IR Security And Safety Architectural Hardware Limited	Non-operating	Bescot Crescent, Walsall, West Midlands, WS1 4DL, England	100%

IR Security And Safety Thomson Group Limited	Non-operating	Bescot Crescent, Walsall, West Midlands, WS1 4DL, England	100%

IR Security Receivables Funding LLC	Non-operating	One Centennial Avenue, Suite 3001, Piscataway, Middlesex, New Jersey, 08855, United States	100%

IR Services S.A.R.L.	Trading Company	5-7 Avenue Albert Einstein, 78190, Trappes, France	100%

IR Techno Holding Company Limited	Holding Company	13th Floor, Printing House, 6 Duddell Street, Central, Hong Kong	100%

Itargila Mineracao Ltda.	Trading Company	Rua Honorato Spiandorin 189 - Portao 02, City of Jundiai, State of Sao Paulo, City of Jundiai, Brazil	80%

Ives Trane Ny, Inc.	Holding Company	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS continued

Name	Nature of Business	Registered Office and Country of Incorporation	Percent of Ownership
Jado Italia s.r.l.	Manufacturing & Distribution	Viale Europa, 30/C/2, 20090 Cusago, Milano, Italy	100%

Jta China Import Limited	Trading Company	908 - 909A, 9th Floor, AIA Tower, 183 Electric Road, North Point, Hong Kong	100%

Koxka France SARL	Trading Company	Batiment Clemencia, 196 rue Houdan, Sceaux, 92330, France	100%

Krack Corporation	Trading Company	1300 North Arlington Heights Road, Suite 130, Itasca, Illinois, 50143, United States	100%

Lockey Corp.	Trading Company	717 Ponce de Leon Blvd., Coral Gables, Florida, 33134, United States	100%

Luoyang Hussmann Refrigeration Company Ltd.	Manufacturing & Distribution	4 A Sha Chang East Road, Henan, P. R. China, Luoyang, 471009, China	100%

Maltaitech Corporation Sdn. Bhd.	Non-operating	Lot 5A and 5B Bentong Industrial Estate, 28700 Bentong, Pahang, Malaysia	51%

Marlorch, Inc.	Non-operating	59 Field Street, Torrington, Connecticut, 06790, United States	100%

Mcalpine Australia Pty Limited	Trading Company	Units 1 and 2, 171-175 Newton Road, Wetherill Park, New South Wales, Australia	100%

Mcalpine Hussmann (Australia) Pty Limited	Trading Company	Units 1 and 2, 171-175 Newton Road, Wetherill Park, New South Wales, Australia	100%

Mcalpine Hussmann Limited	Trading Company	11-17 Walls Road, P.O. Box 12303, Penrose, New Zealand, Auckland, New Zealand	100%

Mcalpine Hussmann Pty Limited	Trading Company	Units 1 and 2, 171-175 Newton Road, Wetherill Park, New South Wales, Australia	100%

Mcalpine Industries Limited	Trading Company	11-17 Walls Road, P.O. Box 12303, Penrose, New Zealand, Auckland, New Zealand	100%

Minera Industrial Regiomontana, S.A.	Non-operating	Via Morelos No. 330, Col. Santa Clara Coatitla, Ecatepec Edo. de Mex., Mexico	100%

Mjm Hong Kong Ltd.	Trading Company	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%

Mongrue Trane Massachusetts, Inc.	Holding Company	81 Bay State Road, Wakefield, Massachusetts, 01880, United States	100%

Nanjing Ingersoll-Rand Compressor Co., Ltd.	Manufacturing & Distribution	No. 88 Jiang Dong Nan Lu, Nanjing Municipality, Jiangsu Province, 21002, China	80%

Nelson Refrigeration Inc.	Trading Company	12110 Cary Circle, La Vista, Nebraska, 68128, United States	100%

Newman Tonks (Amersham) Limited	Non-operating	Bescot Crescent, Walsall, West Midlands, WS1 4DL, England	100%

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS continued

Name	Nature of Business	Registered Office and Country of Incorporation	Percent of Ownership
Newman Tonks (Overseas Holdings) Limited	Holding Company	Bescot Crescent, Walsall, West Midlands, WS1 4DL, England	100%

Newman Tonks Brussels N.V.	Trading Company	Marcel Thirylaan 216, 1200 Brussels, Belgium	100%

Newman-Tonks Management Services Limited	Non-operating	Bescot Crescent, Walsall, West Midlands, WS1 4DL, England	100%

Nornbau Beschlage Und Ausstattungs Gmbh	Manufacturing & Distribution	Schwarzwaldstrasse 15, Postfach 1261, Renchen, D-77871, Germany	100%

Normbau France S.A.S.	Manufacturing & Distribution	Chemin de la Chartreuse, Bischwiller, 67240, France	100%

North West Compressed Air Company Ltd.	Trading Company	Hindley Green DLC, Swan Lane, Hindley Green, Wigan, Lancashire, WN2 4EZ, England	100%

NT Group Properties Limited	Non-operating	Bescot Crescent, Walsall, West Midlands, WS1 4DL, England	100%

NT Leamington Limited	Non-operating	Bescot Crescent, Walsall, West Midlands, WS1 4DL, England	100%

NT Legge Limited	Non-operating	Bescot Crescent, Walsall, West Midlands, WS1 4DL, England	100%

NT Sittingbourne Limited	Non-operating	Bescot Crescent, Walsall, West Midlands, WS1 4DL, England	100%

NT South Africa	Manufacturing & Distribution	P.O. Box 123720, Liebenberg Road, Alrode, 1451, South Africa	100%

NWCA Ltd.	Manufacturing & Distribution	Hindley Green DLC, Swan Lane, Hindley Green, Wigan, Lancashire, WN2 4EZ, England	100%

Officina Meccaniche Industriali SRL	Manufacturing & Distribution	via Dell’Artigianato 34, 34070 Fogliano Redipuglia, Gorizia, Italy	100%

Perfect Pitch, L.P.	Non-operating	c/o The Corporation Trust Company, 1209 Orange Street Wilmington, DE 19801, United States	100%

Pinko Palino Inc.	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%

Plurifilter D.o.o.	Manufacturing & Distribution	Obrtna Cona 6, 1370 Logatec, Slovenia	100%

Prime Air Limited	Manufacturing & Distribution	7th Floor, Ploenchit Centre, No. 2 Sukhumvit Road, Kwaeng Klongtoey, Khet Klonftoey, Bangkok, Thailand	100%

PT Ingersoll-Rand Indonesia	Trading Company	Bandung, West Java	100%

PT Trane Indonesia	Trading Company	Landmark Centre I, Lt. 16, Jl., Jend. Sudirman, No. 1, Setiabudi, Jakarta, 12910, Indonesia	100%

R&O Immobilien Gmbh	Holding Company	Keniastraße, 38, Duisburg, 47269, Germany	100%

Rand Trane Dallas Inc.	Holding Company	13821 Diplomate, Dallas, Texas, 75234, United States	100%

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS continued

Name	Nature of Business	Registered Office and Country of Incorporation	Percent of Ownership
Recognition Systems, LLC	Manufacturing & Distribution	1520 Dell Avenue, Campbell, California, 95008, United States	100%

Refrigeration Engineering, Inc.	Trading Company	3123 Wilson Drive, Grand Rapids, Michigan, 49534, United States	100%

Refrigeration Service & Design, Inc.	Trading Company	511 East 4th Street, Marshfield, Wisconsin, 54449, United States	100%

Reftrans, S.A.	Manufacturing & Distribution	Calle San Jose 140-142, Apartado de Correos 97, Poligono Industrial El Pla,Sant Feliu de Llobregat, 08980 Barcelona, Spain	85%

Roconeco Limited	Non-operating	Hindley Green DLC, Swan Lane, Hindley Green, Wigan, Lancashire, WN2 4EZ, England	100%

Rogers Refrigeration Co., Inc.	Trading Company	1918 Northwood Drive, Salisbury, Maryland, 21801, United States	100%

Sbg Holding Corp.	Holding Company	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%

Schlage De Mexico S.A. De C.V.	Non-operating	9654 Siempre Viva Road, Suite #3, San Diego, California, 92154, United States	100%

Schlage Lock Company LLC	Manufacturing & Distribution	2720 Tobey Drive, Indianapolis, Indiana, 46219, United States	100%

Security One Systems Of Jacksonville, Inc.	Trading Company	5747, N. Andrews Way, Ft. Lauderdale, Florida, 33309, United States	100%

Security One Systems, Inc.	Trading Company	5747, N. Andrews Way, Ft. Lauderdale, Florida, 33309, United States	100%

Separal B.V.	Trading Company	Marcel Thirylaan 216, 1200 Brussels, Belgium	100%

Servicefirst Aircon Private Ltd.	Trading Company	1003 Alpha, Hiranandani Business Park, Hiranandani Garden Powai, Mumbai, 400076, India	100%

Shanghai Air-Tec Compressor Solutions Co., Ltd.	Manufacturing & Distribution	No.5209 South Hongmei Road, Minhang, Shanghai, China	100%

Shanghai Bocom Video Communication System Co., Ltd.	Trading Company	Unit B, 9th Floor, Bldg C, Qinghua Tongfang Information Center, 11 Langshan Road, North High Tech Industrial Zone, Shenzhen, China	100%

Shanghai Ingersoll-Rand Compressor Limited	Manufacturing & Distribution	Minhang Economic and Technology Zone, Peoples Republic, Shanghai	100%

Shenzhen Bocom System Engineering Co. Ltd.	Trading Company	Unit B, 9th Floor, Bldg C, Qinghua Tongfang Information Center, 11 Langshan Road, North High Tech Industrial Zone, Shenzhen, China	100%

Silver Holding Corp.	Holding Company	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%

Société Trane SAS	Manufacturing & Distribution	1 Rue des Ameriques, Golbey, 88190, France	100%

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS continued

Name	Nature of Business	Registered Office and Country of Incorporation	Percent of Ownership
Spanashview	Non-operating	Monivea Rd., Galway, Mervue, Ireland	100%

Standard Centennial Property LLC	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%

Standard Compressors Inc.	Holding Company	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%

Standard Industrial Mineral Products Corp.	Non-operating	Purok 2, Calaboso Road, Sto. Tomas, Binan, Laguna, Philippines	40%

Standard Resources And Development Corp	Non-operating	Unit 304, 3rd Floor, Jovan Condominium, Shaw Boulevard, Mandaluyong City, Metro Manila, Philippines	40%

Standard Trane Insurance Company	Non-operating	c/o Paul, Frank & Collins, Attorney’s At Law, P. O. Box 1307, One Church Street, Burlington, Vermont, 05402-1307, United States	100%

Standard Trane Insurance Ireland Limited	Non-operating	38/39 Fitzwilliam Square, Dublin 2, Ireland	100%

Standard Trane Warranty Company	Non-operating	6200 Troup Hwy, Tyler, Texas, 75707, United States	100%

T.I. Solutions (Israel) Ltd.	Trading Company	27 Leshanki Street, New Industrial Zone, Rishon Le Zion, Israel	100%

Tac Distribution Pte. Ltd.	Trading Company	No. 9 Tuns Link 1, Singapore, 638587, Singapore	100%

Taiwan Fu Hsing Industrial Co. Ltd.	Manufacturing & Distribution	55-10 Been Chou Rd, Kangshan, Kaohsiung Tsien	10%

Tast Limited	Holding Company	Charn Issara Tower, 9th Floor, 942/142-3 Rama IV Rroad, Kwaeng Suriyawongse,	30%

Tavant Technologies, Inc.	Non-operating	3114 Scott Blvd., Santa Clara, California, 95054, United States	20%

Taylor Industries, Inc.	Trading Company	4360 112th Street, Urbandale, Iowa, 50322, United States	100%

Temperature Consultants Limited	Trading Company	11-17 Walls Road, P.O. Box 12303, Penrose, New Zealand, Auckland, New Zealand	100%

Terry D. Carter Service Co., Inc.	Trading Company	11536 Commonwealth Drive, Louisville, Kentucky, 40299, United States	100%

The Trane Company	Non-operating	5595 Equity Avenue, Reno, Nevada, 89502, United States	100%

Thermo King Belgium N.V.	Trading Company	Eurolaan 3, 2690 Temse, Belgium	100%

Thermo King Container Temperature Control (Suzhou) Corporation Ltd.	Manufacturing & Distribution	Suzhou Industrial Park, 2A & 2B Suchun Industrial Square, Suchun East Road, Jiangsu Province, Suzhou, 215021, China	90%

Thermo King Container -Denmark A/S	Trading Company	Industrivej 2, DK-5550 Langeskov, Denmark	100%

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS continued

Name	Nature of Business	Registered Office and Country of Incorporation	Percent of Ownership
Thermo King Corporation	Manufacturing & Distribution	314 West 90th Street, Minneapolis, Minnesota, 55420, United States	100%

Thermo King Dalian Transport Refrigeration Company, Limited	Manufacturing & Distribution	No. 5 District, Che Gong Miao Industrial Zone, Shenzhen, Guang dong Province, 51808	75%

Thermo King De Puerto Rico, Inc.	Manufacturing & Distribution	Zeno Gandia Industrial Area, P.O. Box 144060, Arecibo, 00613, Puerto Rico	100%

Thermo King Do Brasil, Ltda.	Manufacturing & Distribution	Avenida Esperanto, 443, Cilo 2, Jardim Sao Francisco de Assis, Londrina, Paraná, 80067-100, Brazil	100%

Thermo King Enterprises Company	Trading Company	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%

Thermo King European Manufacturing Limited	Non-operating	Monivea Road, Mervue, Galway, Ireland	100%

Thermo King India Private Limited	Trading Company	106 Bellary Road, Amruthahalli, Byatarayanpura, Bangalore, 560 092, India	100%

Thermo King Ireland Limited	Non-operating	Monivea Road, Mervue, Galway, Ireland	100%

Thermo King Services Limited	Non-operating	Monivea Road, Mervue, Galway, Ireland	100%

Thermo King Svc, Inc.	Trading Company	314 West 90th Street, Minneapolis, Minnesota, 55420, United States	100%

Thermo King Total Kare Limited	Non-operating	Monivea Road, Mervue, Galway, Ireland	100%

Thermo King Trading Company	Trading Company	314 West 90th Street, Minneapolis, Minnesota, 55420, United States	100%

Thermo King Transportkoeling B.V.	Trading Company	Driemanssteeweg 60, Rotterdam, 3084CB, Netherlands	100%

TJ Technical Services Limited	Trading Company	World Standard Limited, Unit 1, 3/F, Sun Hung Kai Centre, 30 Harbour Road, Wanchai, Hong Kong	100%

TM Air Conditioning Sdn. Bhd.	Trading Company	2047 Lorong Perusahaan 10, Perai, 13600, Malaysia	100%

Torrington Sales Limited	Non-operating	c/o Bar & Karrer, Brandschenckenstrasse 90, Zurich, CH-8027, Switzerland	100%

Touch-Plate International, Inc.	Trading Company	4 Embarcadero Center, San Francisco, CA 94111, United States	100%

Trane (Colchester) Ltd.	Manufacturing & Distribution	Halifax Way, Earls Colne Business, Earls Colne, Colchester, Essex, CO6 2NS, England	100%

Trane (Ireland) Limited	Trading Company	F7 Centrepoint Business Park, Oak Road, Dublin, 12, Ireland	100%

Trane (Malaysia) Sdn. Bhd.	Trading Company	Suite 18.01, 18th Floor, MWE Plaza No. 8, Lebuh, Farquhar, Penang, Malaysia	100%

Trane (Schweiz) Gmbh / Trane (Suisse) S.À.R.L.	Trading Company	Lerzenstrasse 8, Dietikon, CH-8953, Switzerland	100%

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS continued

Name	Nature of Business	Registered Office and Country of Incorporation	Percent of Ownership
Trane (Thailand) Ltd.	Non-operating	Charn Issara Tower, 9th Floor, 942/142-3 Rama IV Road, Kwaeng Suriyawongse, Khet Bangrak, Bangkok Metropolis,	100%

Trane (UK) Ltd.	Trading Company	Harrow House, Bessemer Road, Basingstroke, , Hampshire, RG21 3NB, England	100%

Trane Air Conditioning Products Limited	Non-operating	c/o Maples and Calder, PO Box 309, Ugland House, South Church Street, George Town, Grand Cayman, KY1-1104, Cayman Islands	100%

Trane Air Conditioning Systems (China) Co. Ltd.	Manufacturing & Distribution	No. 88 Suzhou Road East Jiangsu Province, China	100%

Trane Air Inc.	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%

Trane Airconditioning Bv	Trading Company	Koningsweg 4, Soest, 3762 EC, Netherlands	100%

Trane Airconditioning Pte. Ltd.	Trading Company	c/o Arfat Selvam & Gunasingham, 30 Raffles Place #12-00, Caltex House, 947622, Singapore	100%

Trane Aire Acondicionado S.L.	Trading Company	Avenido Andalucia, KM.10,300, P. A. E. Neisa Sur, Madrid, 28021, Spain,	100%

Trane America LLC	Non-operating	3650 Highpoint P.O. Box 34597, San Antonio, TX 78217, United States	100%

Trane Asia Pacific Ltd.	Non-operating	908-909A, 9th Floor, AIA Tower, 183 Electric Road, North Point, Hong Kong	100%

Trane Aviation LLC	Non-operating	c/o The Corporation Trust Company, 1209 Orange Street Wilmington, DE 19801, United States	100%

Trane Bahamas Ltd.	Holding Company	c/o Lennox Paton, Fort Nassau Centre, Marlborough Street, P.O. Box N-4875, Nassau, Bahamas	100%

Trane Bermuda Ltd.	Non-operating	Clarendon House, 2 Church Street, HM 11, Hamilton, Bermuda	100%

Trane Brands, Inc.	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%

Trane BVBA	Trading Company	1932 St-Stevens-Woluwe, Bruxelles/Brussel, Belgium	100%

Trane Canada ULC	Trading Company	4051 Gordon Baker Road, Suite 200, Scarborough, Ontario, M1W 2P3, Canada	100%

Trane Canada LP	Non-operating	2840 Stanfield Road, Mississauga, Ontario, L4Y 1S2, Canada	100%

Trane Central America, Inc.	Trading Company	7650 NW 19th Street, Suite 270, Miami, Florida, 33126	100%

Trane Central Plant I, LLC	Non-operating	4833 White Bear Parkway, St. Paul, Minnesota, 55110, United States	100%

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS continued

Name	Nature of Business	Registered Office and Country of Incorporation	Percent of Ownership
Trane China Holdings Limited	Holding Company	c/o Maples and Calder, PO Box 309, Ugland House, South Church Street, George Town, Grand Cayman, KY1-1104, Cayman Islands	100%

Trane Comfort Solutions Inc.	Trading Company	111 Lott Court, West Columbia, South Carolina, 29169, United States	100%

Trane Cr Spol sro.	Trading Company	Thamova 183/11, 18600 Praha 8, Karlin, Czech Republic	100%

Trane Credit Inc.	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%

Trane De Argentina S.A.	Trading Company	c/o Brons & Salas Abogados, Maipú 1210, 5to Piso, Buenos Aires, C1006ACT, Argentina, Latin America	100%

Trane De Chile S.A.	Manufacturing & Distribution	Calle Nueva 1820, Huechuraba, Santiago, Chile, Latin America	100%

Trane De Colombia S. A.	Trading Company	Edificio Elite Center, Carrera 14 N. 98-73 of 402-403-404, Bogota, Colombia, Latin America	100%

Trane Design Centre Private Ltd.	Non-operating	No. 3, Vijayaraghava Road, 2nd Floor, T. Nagar, Chennai, India	100%

Trane Deutschland Gmbh	Trading Company	Keniastr, 38, Bonn, D-47269, Germany	100%

Trane Do Brasil Industria E Comercio De Productos Para Condicionamento De Ar Ltda.	Trading Company	Rua Pinheirinho, 144, Jabaquara, State of São Paulo, City of São Paulo, 04321-170, Brazil	100%

Trane Dominicana, C. Por A.	Trading Company	c/o Jorge Mera & Villegas, Calle Pablo Casals #12, Piantini, Santo Domingo, Dominican Republic, Latin America	100%

Trane Dutch Holdings B.V.	Trading Company	Koningsweg 4, Soest, 3762 EC, Netherlands	100%

Trane Euronet G.I.E.	Non-operating	1 rue des Ameriques, Golbey, 88190, France	100%

Trane Europe Holdings B.V.	Holding Company	Koningsweg 4, Soest, 3762 EC, Netherlands	100%

Trane Export LLC	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%

Trane Finance Limited	Holding Company	c/o Appleby Services (Bermuda) Ltd., Canon’s Court, 22 Victoria Street, Hamilton, HM 12, Bermuda	100%

Trane Finance SPRL	Non-operating	Chausse de Wavre, 1789, Brussels, 1160, Belgium	100%

Trane Foreign Trading Company Ltd.	Holding Company	c/o Appleby Services (Bermuda) Ltd., Canon’s Court, 22 Victoria Street, Hamilton, HM 12, Bermuda	100%

Trane France Holdings Sarl	Holding Company	1 rue des Ameriques, Golbey, 88190, France	100%

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS continued

Name	Nature of Business	Registered Office and Country of Incorporation	Percent of Ownership
Trane General Corporation	Trading Company	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%

Trane Germany Holdings mbH	Holding Company	Röntgenstrasse 9, Wittlich, D-54516, Germany	100%

Trane GmbH	Trading Company	Campus 21, Liebermannstrasse F03 201 2345 Brunn/Gebirge, Austria	100%

Trane Gp Inc.	Holding Company	4051 Gordon Baker Road, Suite 200, Scarborough, Ontario, M1W 2P3, Canada	100%

Trane Hellas SA	Trading Company	18, Erifilis str, Halandri, Athens, 15232, Greece	100%

Trane Holding Co.	Holding Company	c/o McInnes Cooper, 1300-1559 Upper Water Street, Halifax, Nova Scotia, B3J 3R7, Canada	100%

Trane Holdings BV	Holding Company	Koningsweg 4 Soest 3762 EC Netherlands	100%

Trane Holdings Company YK	Holding Company	4-10, Minamishinagawa 6-chrome, Shinagawa-ku, Toyko, 140-0004, Japan	100%

Trane Holdings LLC	Holding Company	1209 Orange Street, Wilmington, DE 19801, United States	100%

Trane Hungary KFT	Trading Company	Dayka Gabor u 3, Budapest, 1118, Hungary	100%

Trane Ibv Ltd.	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%

Trane Inc.	Holding Company	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%

Trane Inc. Of Delaware	Holding Company	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%

Trane India Ltd.	Trading Company	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%

Trane India Private Limited	Trading Company	1003 Alpha, Hiranandani Business Park, Hiranandani Garden Powai, Mumbai, 400076, India	100%

Trane International Inc.	Holding Company	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%

Trane IP Inc.	Non-operating	85 North Edison Way, Reno, Nevada, 89502, United States	100%

Trane Italia S.R.L	Trading Company	Viale Europa, 30/C/2, 20090 Cusago, Milano, Italy	100%

Trane Japan, Ltd.	Trading Company	TOC Building 6F, 22-17 Nishigotandam 7- chrome, Shinagawa-Ku, Toyko, Japan	100%

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS continued

Name	Nature of Business	Registered Office and Country of Incorporation	Percent of Ownership
Trane Klima Ticaret AS	Trading Company	Aytar Cad Metro IS Hani 10 Kat 3, F. Levent 80600, Istanbul, Turkey	100%

Trane Korea, Inc.	Trading Company	3rd Floor, Keonwoo Bldg, 680-1 Yeoksam-dong, Kangnam-ku, Seoul, Korea	100%

Trane Kuwait Airconditioning Co WLL	Trading Company	P.O. Box 42039, Shuwaikh Ind. Area, 70651, Kuwait	50%

Trane L.P.	Non-operating	c/o Appleby Services (Bermuda) Ltd., Canon’s Court, 22 Victoria Street, Hamilton, HM 12, Bermuda	100%

Trane Leasing Inc.	Non-operating	2105 Elm Hill Pike, Nashville, Tennessee, 37210, United States	100%

Trane Logistica, S. A. de C. V.	Non-operating	Via Morelos No. 330, Col. Santa Clara Coatitla, Ecatapec Edo. de Mex., Mexico	100%

Trane Logistics Corporation	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%

Trane Malaysia Sales & Services Sdn. Bhd.	Trading Company	Lot 3 & 5, Jalan PJS 11/1, Bandar Sunway, 46150 Petaling Jaya, West Malaysia, Selangor	100%

Trane Polska Sp Zoo	Trading Company	Ul. Kolejowa 5/7, Warsaw, 01-217, Poland	100%

Trane Publicidade, Móveis E Decorações Ltda.	Non-operating	Rua Honorato Spiandorin 269 - Portao 02, City of Jundiai – State of São Paulo, Colônia, Sao Paulo, 13200-000, Brazil	100%

Trane Puerto Rico Inc.	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%

Trane Qatar LLC	Holding Company	Building no (1) (Financial Square Building) in c ring road, Doha Qarar, Middle East	100%

Trane Romania S.R.L.	Trading Company	Sector 5, Str. Sf., Elefterie nr. 24, Bucharest, 050525, Romania	100%

Trane S.A.	Holding Company	c/o PHH Consulting, Heyer, Route de Chantemerle, 39, Granges-Paccot, 1763, Switzerland	100%

Trane S.A. de C.V.	Trading Company	21 Felix Guzman, Col. El Parque, Naucalpan, Edo, Mexico 53390	100%

Trane S.A.E.	Manufacturing & Distribution	45, Abdel Hamid Beclamy, Heliopolis, Cario, Egypt	97%

Trane Servicefirst, C.A.	Trading Company	Apartado Postal 62015, Caracas 1060A, Venezuela, Caracas, Venezuela, Latin America	100%

Trane Services Acquisition I Inc.	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%

Trane Services Company L.L.C.	Trading Company	45 Abdel Hamid Badawi Street, Heliopolis, Cairo, Egypt	100%

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS continued

Name	Nature of Business	Registered Office and Country of Incorporation	Percent of Ownership
Trane Sistemas Integrales S. de R.L. De C.V.	Trading Company	Félix Guzmán 21, El Parque de los Remedios y Joselillo, Naucalpan CP, 53398, Mexico	100%

Trane Sweden AB	Manufacturing & Distribution	Sockenvagen 534, Enskededalen, 121 34, Sweden	100%

Trane Systems Solutions of Panama Inc.	Trading Company	7650 NW 19th Street, Suite 270, Miami, Florida, 33126, United States	100%

Trane Taiwan Distribution Ltd.	Trading Company	6F-1, No. 338, Wen-Lin Road, Shih Lin 11, Taipei, Taiwan Province of China	100%

Trane Technologies LLC	Trading Company	15 Okruzhnoy Proezd, Moscow, 105187 Russia	100%

Trane U.S. Export Ltd.	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%

Trane U.S. Inc.	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%

Trane U.S. Logistics Inc.	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%

Trane Vidalia LLC	Non-operating	1201 Peach Street, N.E. Atlanta, GA 30361, United States	100%

Trane Vietnam Services Company Ltd.	Trading Company	No. 3 Ba Thang Hai Street, District 10, Ho Chi Minh City, Viet Nam	100%

Trane, S.A. de C.V.	Manufacturing & Distribution	Avenue Nafta No. 750, Parque Industrial Stiva Aeropuerto, Apocada, Nuevo Leon, 66600, Mexico	100%

Tratamaq CA	Manufacturing & Distribution	Callejon Los Pinos, Zona Industr, Los Teques, Venezuela	42%

Triangle Hussmann Refrigeration (Shanghai) Co. Ltd.	Trading Company	G/F Building 2, 288 Fu Te Road North, Wai Gao Qiao Bonded Zone,PuDong, Shanghai, 200137, China	100%

Triangle Refrigeration Pty. Ltd.	Trading Company	Units 1 and 2, 171-175 Newton Road, Wetherill Park, New South Wales, Australia	100%

Troc Air Conditioning, Ltd.	Trading Company	6F-1, No. 338, Wen-Lin Road, Shih Lin 11, Taipei, Taiwan Province of China	100%

Tsi Anstalt Ltd.	Holding Company	Staedtle 36, Vaduz, FL-9490, Liechtenstein	100%

Tys Limited	Trading Company	25th Floor, Devon House, Taikoo Place, 979 King’s Road, Quarry Bay, Hong Kong	100%

United Partner General Contracting Co WLL	Trading Company	Office no. 28, 3rd Floor Bldg. No. 11, Block Al Sawaber, Addullah Ahmed Al Ayoub & Brothers Complex, Middle, Al- Sharq, Kuwait	49%

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS continued

Name	Nature of Business	Registered Office and Country of Incorporation	Percent of Ownership
Von Duprin LLC	Non-operating	11819 North Pennsylvania Street, Carmel, Indiana, 46032, United States	100%

Wabco Standard Trane C.I.S.	Holding Company	Zubarev Lane 15, Building 1, Moscow, 129164, Russia	100%

WHS Refrigeration Systems, Inc.	Trading Company	5817 Femrite Drive, Madison, Wisconsin, 53704, United States	100%

Wilhelm Klein Gmbh	Holding Company	20 Wilhelmstrasse, Muelheim an der Ruhr, 45468, Germany	100%

William Newman & Sons, Limited	Non-operating	Bescot Crescent, Walsall, West Midlands, WS1 4DL, England	100%

Woodcliff Insurance Ltd.	Non-operating	c/o Appleby Services (Bermuda) Ltd., Canon’s Court, 22 Victoria Street, Hamilton, HM 12, Bermuda	100%

World Standard Ltd.	Non-operating	One Centennial Avenue, Piscataway, Middlesex, New Jersey, 08855, United States	100%

World Standard Trade Limited	Non-operating	c/o Maples and Calder, PO Box 309, Ugland House, South Church Street, George Town, Grand Cayman, KY1-1104, Cayman Islands	100%

Xceedid Corporation	Manufacturing & Distribution	500 Golden Ridge Road, Golden, Colorado, 80401, United States	100%

Zeks Compressed Air Solutions LLC	Manufacturing & Distribution	1302, Goshen Parkway, West Chester, Pennsylvania, 19380, United States	100%

7729502 Canada Inc., a/k/a Thermo King Maritime	Trading Company	51 Worchester, Toronto, Ontario, Canada, M9W4K2	100%

7727570 Canada Inc., a/k/a Thermo King Montreal	Trading Company	51 Worchester, Toronto, Ontario, Canada, M9W4K2	100%

7725596 Canada Inc., a/k/a Thermo King Ontario	Trading Company	51 Worchester, Toronto, Ontario, Canada, M9W4K2	100%

39. SIGNIFICANT EVENTS SINCE YEAR END

There have been no significant events affecting the company since the year end.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS continued

40. GENERAL INFORMATION

Ingersoll-Rand plc is a public limited company which is listed on the New York Stock Exchange and is incorporated and domiciled in the Republic of Ireland.

Registered office and registered number

170-175 Lakeview Drive

Swords

Co Dublin

Ireland

Registered Number 469272

Solicitors

Arthur Cox

Earlsfort Centre

Earlsfort Terrace

Dublin 2

Ireland

Independent Auditors

PricewaterhouseCoopers

Chartered Accountants and Registered Auditors

One Spencer Dock

North Wall Quay

Dublin 1

Ireland

41. APPROVAL OF FINANCIAL STATEMENTS

The consolidated financial statements were approved by the board of directors of the Company on 7 April 2011.

PricewaterhouseCoopers
One Spencer Dock
North Wall Quay
Dublin 1
Ireland
Telephone +353 (0) 1 792 6000
Facsimile +353 (0) 1 792 6200
I.D.E. Box No. 137
Internet www.pwc.com/ie

INDEPENDENT AUDITORS’ REPORT TO THE MEMBERS OF INGERSOLL-RAND PLC

We have audited the parent company financial statements of Ingersoll-Rand plc for the year ended 31 December 2010 on pages 99 – 105. These parent company financial statements have been prepared under the accounting policies set out in the statement of accounting policies on pages 100 – 101.

We have reported separately on the group financial statements of Ingersoll-Rand plc for the year ended 31 December 2010.

Respective responsibilities of directors and auditors

The directors’ responsibilities for preparing the Annual Report and the parent company financial statements in accordance with applicable Irish law and the accounting standards issued by the Accounting Standards Board and published by the Institute of Chartered Accountants in Ireland (Generally Accepted Accounting Practice in Ireland) are set out in the Statement of Directors’ Responsibilities.

Our responsibility is to audit the financial statements in accordance with relevant legal and regulatory requirements and International Standards on Auditing (UK and Ireland). This report, including the opinion, has been prepared for and only for the company’s members as a body in accordance with Section 193 of the Companies Act, 1990 and for no other purpose. We do not, in giving this opinion, accept or assume responsibility for any other purpose or to any other person to whom this report is shown or into whose hands it may come save where expressly agreed by our prior consent in writing.

We report to you our opinion as to whether the parent company financial statements give a true and fair view, in accordance with Generally Accepted Accounting Practice in Ireland, and have been properly prepared in accordance with Irish statute comprising the Companies Acts, 1963 to 2009. We state whether we have obtained all the information and explanations we consider necessary for the purposes of our audit, and whether the financial statements are in agreement with the books of account. We also report to you our opinion as to:

•	whether the company has kept proper books of account;

•	whether the directors’ report is consistent with the financial statements; and

•

whether at the balance sheet date there existed a financial situation which may require the company to convene an extraordinary general meeting of the company; such a financial situation may exist if the net assets of the company, as stated in the balance sheet, are not more than half of its called-up share capital.

We also report to you if, in our opinion, any information specified by law regarding directors’ remuneration and directors’ transactions is not disclosed and, where practicable, include such information in our report.

We read the Directors’ Report and consider the implications for our report if we become aware of any apparent misstatements or material inconsistencies with the parent company financial statements. Our responsibilities do not extend to any other information.

Basis of audit opinion

We conducted our audit in accordance with International Standards on Auditing (UK and Ireland) issued by the Auditing Practices Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the parent company financial statements. It also includes an assessment of the significant estimates and judgments made by the directors in the preparation of the parent company financial statements, and of whether the accounting policies are appropriate to the company’s circumstances, consistently applied and adequately disclosed.

PricewaterhouseCoopers
One Spencer Dock
North Wall Quay
Dublin 1
Ireland
Telephone +353 (0) 1 792 6000
Facsimile +353 (0) 1 792 6200
I.D.E. Box No. 137
Internet www.pwc.com/ie

INDEPENDENT AUDITORS’ REPORT TO THE MEMBERS OF INGERSOLL-RAND PLC – continued

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the parent company financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the parent company financial statements.

Opinion

In our opinion the parent company financial statements:

•	give a true and fair view, in accordance with Generally Accepted Accounting Practice in Ireland, of the state of the company’s affairs of the as at 31 December 2010; and

•	have been properly prepared in accordance with the Companies Acts, 1963 to 2009.

We have obtained all the information and explanations which we consider necessary for the purposes of our audit. In our opinion proper books of account have been kept by the company. The financial statements are in agreement with the books of account.

In our opinion the information given in the directors’ report is consistent with the financial statements.

The net assets of the company, as stated in the balance sheet on page 99 are more than half of the amount of its called-up share capital and, in our opinion, on that basis there did not exist at 31 December 2010 a financial situation which under Section 40 (1) of the Companies (Amendment) Act, 1983 would require the convening of an extraordinary general meeting of the company.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers

Chartered Accountants and Registered Auditors

Dublin

7 April 2011

Ingersoll-Rand plc

Company Balance Sheet

at 31 December 2010

	Note	2010 $m	2009 $m
Fixed Assets
Tangible assets	5	0.1	0.1
Financial assets	6	6,777.9	6,700.6

		6,778.0	6,700.7

Current Assets
Debtors	7	93.7	28.6
Cash at bank and in hand		0.4	0.6

		94.1	29.2
Creditors – Amounts falling due within one year	8	(10.3)	(6.8)

Net current assets		83.8	22.4

Total assets less current liabilities		6,861.8	6,723.1
Creditors – Amounts falling due greater than one year	9	(0.4)	(1.3)

Net assets		6,861.4	6,721.8

Capital and reserves
Called up share capital	10	328.2	320.6
Share premium account	11	174.7	30.9
Other reserves	11	101.4	27.6
Profit and loss account	11	6,257.1	6,342.7

Equity shareholders’ funds		6,861.4	6,721.8

Approved by the Board of Directors on 7 April 2011 and signed on its behalf by:

/s/ Richard Swift	/s/ Peter Godsoe
Richard Swift	Peter Godsoe
Director	Director

NOTES TO THE PARENT COMPANY FINANCIAL STATEMENTS

1. BASIS OF PREPARATION

The separate financial statements of Ingersoll-Rand plc (the Company) have been prepared in accordance with accounting standards generally accepted in Ireland and Irish statute comprising the Companies Acts, 1963 to 2009. Accounting standards generally accepted in Ireland in preparing financial statements giving a true and fair view are those published by the Institute of Chartered Accountants in Ireland and issued by the Accounting Standards Board.

The financial statements of Ingersoll-Rand plc present the balance sheet on a stand-alone basis, including related party transactions.

2. SIGNIFICANT ACCOUNTING POLICIES

Accounting convention: The financial statements have been prepared on a going concern basis and under the historical cost convention.

Functional currencies: Items included in these financial statements are measured using the currency of the primary economic environment in which Ingersoll-Rand plc operates (the “functional currency”). The financial statements are presented in United States dollars, which is the Company’s functional and presentation currency.

Financial assets: Ingersoll-Rand plc’s investments in its subsidiaries are stated at cost less any provision for impairment. The Company reviews investments for impairment if events or changes in circumstances indicate that the carrying value may be impaired. The Company assesses whether such indicators exist at each reporting date. Where the recoverable amount of the investment is less than the carrying amount, an impairment is recognized.

Share premium: The difference between the proceeds received on issue of shares and the nominal value of the shares is credited to the share premium account.

Dividends: Quarterly dividends on ordinary shares payable are recognized in the financial statements of the Company when they are paid.

Tangible fixed assets: Tangible assets other than land are stated at cost less accumulated depreciation. Depreciation is calculated in order to write off the net cost of tangible fixed assets, other than land, over their estimated useful lives by equal annual installments.

The estimated useful lives of tangible fixed assets by reference to which depreciation has been calculated are as follows:

Fixtures and furniture 3 – 10 years

Foreign Currencies: Monetary assets and liabilities denominated in foreign currencies are translated at the exchange rates ruling at the balance sheet date and turnover, costs and non-monetary assets at the exchange rates ruling at the dates of the transactions. Foreign currency gains or losses are credited or charged to the profit and loss account as they arise.

Taxation: Corporation tax is provided on taxable profits at current rates.

Deferred tax is provided on all timing differences that have originated but not reversed at the balance sheet date where transactions or events that result in an obligation to pay more tax in the future or a right to pay less tax in the future have occurred at the balance sheet date.

Timing differences are temporary differences between profits as computed for tax purposes and profits as stated in the financial statements, which arise because certain items of income and expenditure in the financial statements are dealt with in different years for tax purposes.

Deferred tax is measured at the tax rates that are expected to apply in the years in which the timing differences are expected to reverse based on tax rates and laws that have been enacted or substantively enacted by the balance sheet date. Deferred tax is not discounted. A deferred tax asset is only recognized when it is more likely than not the asset will be recoverable in the foreseeable future out of suitable taxable profits from which the underlying timing differences can be recovered.

NOTES TO THE PARENT COMPANY FINANCIAL STATEMENTS continued

Cash flow statement: The Company has utilized the exemption from preparing a cash flow statement under the provision of Financial Reporting Standard No. 1 ‘Cash Flow Statement’ (revised) and has not presented a cash flow statement. A consolidated cash flow statement has been presented in the Group consolidated financial statements of Ingersoll-Rand plc.

Share-based payments: The Company operates equity-settled share-based compensation plans. The fair value of the employee services received in exchange for the grant of the options has been valued using the Black-Scholes option-pricing model. In accordance with FRS 20 ‘Share-based Payments’, the resulting cost for the Company’s employees is charged to the profit and loss account over the vesting period. The value of the charge is adjusted to reflect expected and actual levels of options vesting. The cost for options granted to the Company’s subsidiaries’ employees represents additional capital contributions by the Company to its subsidiaries. An additional investment in subsidiaries has been recorded in respect of those options granted to the Company’s subsidiaries’ employees, with a corresponding increase in the Company’s shareholder equity. The additional capital contribution is based on the fair value at the grant date of the options issued, allocated over the life of the underlying grant’s vesting period. Refer to Note 30 in the Group financial statements for further discussion of the share-based compensation plans.

3. PROFIT FOR THE FINANCIAL YEAR

A profit of $5.0 million for the period 1 January to 31 December 2010 has been dealt with in the profit and loss account of Ingersoll-Rand plc, which, as permitted by section 3(2) of the Companies (Amendment) Act, 1986, is not presented in these financial statements.

4. AUDITORS’ REMUNERATION

	2010 $’000	2009 $’000
Audit of the company’s individual accounts	26.5	40.6
Other assurance services	106.0	154.9
Tax	13.3	—

	145.8	195.5

Note 7 of the consolidated financial statements provide additional details of fees paid by the Group.

5. FIXED ASSETS

	Fixtures and Fittings $m	Total $m
Cost or valuation
At 1 January 2010	0.1	0.1
Additions at cost	—	—

At 31 December 2010	0.1	0.1

Accumulated depreciation
At 1 January 2010	—	—
Charge for the year	—	—

At 31 December 2010	—	—

Net book amount

At 31 December 2009	0.1	0.1

At 31 December 2010	0.1	0.1

NOTES TO THE PARENT COMPANY FINANCIAL STATEMENTS continued

6. FINANCIAL ASSETS

$m
At 1 April 2009	—
Corporate reorganization	6,670.6
Additions	0.7
Capital contribution relating to share-based payments	29.3

At 31 December 2009	6,700.6
Additions	0.2
Capital contribution relating to share-based payments	77.1

At 31 December 2010	6,777.9

Corporate Reorganization

On 1 July 2009 the Company acquired 100% of the ordinary share capital of Ingersoll-Rand Company Limited, a company incorporated in Bermuda. The principal activity of Ingersoll-Rand Company Limited was an investment holding company.

The Company’s investment in Ingersoll-Rand Company Limited was recorded at fair value on the date of the reorganization based on the Company’s market capitalization at that date. This initial valuation became IR plc’s cost basis in Ingersoll-Rand Company Limited.

Additions in 2009

On 17 September, 2009 the Company incorporated a subsidiary, Ingersoll-Rand Government Solutions Limited, a company incorporated in Delaware, USA.

On 24 November, 2009 the Company incorporated a subsidiary, Ingersoll-Rand Funding Limited, a company incorporated in Bermuda.

Additions in 2010

On 6 December, 2010 the Company simultaneously acquired a 5.3% interest in Ingersoll-Rand Beteiligungs Und Grundstucksverwaltungs Gmbh from another Ingersoll-Rand Group company, recording an increase in its investment of $0.2 million in the subsidiary, and a 5.1% interest in R&O Immobilien Gmbh from another Ingersoll-Rand Group company, recording an increase in its investment of $0.03 million in the subsidiary.

Subsidiaries

Details of the Company’s direct subsidiaries as at 31 December 2010 are as follows:

Subsidiary company and registered office	Country of Incorporation	Principal Activity	Holding %
Ingersoll-Rand Company Limited	Bermuda	Holding	100%
Hamilton, Bermuda		Company
Ingersoll-Rand Government Solutions Limited	USA	Non-trading	100%
4833 White Bear Parkway
St. Paul, MN 55110, U.S.A
Ingersoll-Rand Funding Limited	Bermuda	Treasury	100%
Canons Court, 22 Victoria Street		Company
Hamilton, Bermuda HM12
Ingersoll-Rand Beteiligungs Und Grundstucksverwaltungs	Germany	Holding	5.3%
Kuhbrueckenstr. 18, Hameln, D-31785		Company
Germany
R&O Immobilien Gmbh	Germany	Holding	5.1%
Keniastraße, 38, Duisburg, 47269		Company
Germany

NOTES TO THE PARENT COMPANY FINANCIAL STATEMENTS continued

7. DEBTORS

	2010 $m	2009 $m
Amounts falling due within one year:
Amounts due from group undertakings	—	1.5
Loan advance to a group undertaking	93.4	26.3
Other debtors	0.2	0.1
Prepayments	0.1	0.1
Deferred tax	—	0.6

	93.7	28.6

Amounts due from group undertakings in the form of inter-company loans are interest free and are repayable upon demand. These inter-company balances are eliminated in the group consolidation.

Deferred tax

The Company has unrecognized deferred tax assets of $2.374 million as at 31 December 2010. No deferred tax asset has been recognized in respect of these amounts due to the unpredictability of future taxable profit streams.

8. CREDITORS – AMOUNTS FALLING DUE WITHIN ONE YEAR

	2010 $m	2009 $m
Amounts falling due within one year:
Trade creditors	1.1	3.6
Irish PAYE	0.3	0.2
Dividend withholding tax	0.6	0.7
Amounts due to group undertakings	7.1	2.1
Sundry creditors	1.2	0.3

	10.3	6.8

Creditors for taxation and social welfare included in the table above:
Irish PAYE	0.3	0.2
Dividend withholding tax	0.6	0.7

	0.9	0.9

Trade creditors principally comprise amounts outstanding for trade purchases and ongoing costs. The directors consider that the carrying amount of trade creditors approximates to their fair value.

Amounts due to group undertakings falling due within one year are unsecured, and repayable on demand.

9. CREDITORS – AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR

	2010 $m	2009 $m
Amounts falling due after one year:
Sundry creditors	0.4	1.3

NOTES TO THE PARENT COMPANY FINANCIAL STATEMENTS continued

10. CALLED UP SHARE CAPITAL

Ordinary shares of $1.00 each	2010 $m	2009 $m
Authorised:
1,175,000,000 ordinary shares of $1 par value	1,175.0	1,175.0
10,000,000 preference shares of $0.001 par value	—	—

At 31 December 2009 and 2010	1,175.0	1,175.0

Allotted and fully paid:	Ordinary shares number	Ordinary shares $m
At 1 July 2009 ordinary shares of $1 par value issued as part of the Reorganisation	319,166,220	319.2
Issue of ordinary shares of $1 par value in respect of share based payment plans	1,449,836	1.4

At 31 December 2009	320,616,056	320.6
Issue of ordinary shares of $1 par value in respect of share based payment plans	7,574,295	7.6

At 31 December 2010	328,190,351	328.2

Ordinary shares of €1.00 each	2010 €m	2009 €m
Authorised:
40,000 ordinary shares of €1.00 EUR par value	—	—

	—	—

Allotted and fully paid:	Ordinary shares number	Ordinary shares €m
At 1 April 2009 – 40,000 ordinary shares of €1 Euro par value issued	40,000	—
At 1 July 2009 – 40,000 ordinary shares of €1 Euro par value redeemed	(40,000)	—

At 31 December 2009 and 2010	—	—

Forty thousand ordinary shares were allotted for €1 Euro per share in cash on incorporation, and were later redeemed by the Company for €40,000 Euros.

A subsidiary of the Company held 25,429 and 26,074 ordinary shares in trust for a deferred compensation plan in 2010 and 2009, respectively.

11. RESERVES

	Share Premium $m	Other Reserves $m	Profit and Loss Account $m	Total $m
At 1 April 2009	—	—	—	—
Shares issued upon reorganisation	6,351.4	—	—	6,351.4
Court approved reduction of capital	(6,351.4)	—	6,351.4	(0.0)
Issue of ordinary equity shares	30.9	—	—	30.9
Share-based payment reserve	—	27.6	—	27.6
Dividends	—	—	(44.8)	(44.8)
Profit for the period	—	—	36.0	36.0

At 31 December 2009	30.9	27.6	6,342.6	6,401.1
Issue of ordinary equity shares	143.8	—	—	143.8
Share-based payment reserve	—	73.8	—	73.8
Dividends	—	—	(90.5)	(90.5)
Profit for the period	—	—	5.0	5.0

At 31 December 2010	174.7	101.4	6,257.1	6,533.2

On 20 July 2009, the Irish High Court approved the creation of distributable reserves of Ingersoll-Rand plc through the

NOTES TO THE PARENT COMPANY FINANCIAL STATEMENTS continued

reduction of the share premium account, so as to facilitate the ongoing payment of dividends to the shareholders of the Company and to effect the repurchase of shares. The court order authorizing the creation of distributable reserves was filed with the Registrar of Companies in Ireland and became effective on 23 July 2009.

Equity dividends of $90.5 million ($0.28c per share) were paid to ordinary shareholders by the Company in 2010.

12. FINANCIAL INSTRUMENTS

The Company does not undertake hedging activities on behalf of itself or any other companies within the Group. Financial instruments in the Company primarily take the form of loans to subsidiary undertakings.

13. GUARANTEES

The Reorganization from Bermuda to Ireland became effective on 1 July 2009, at which time Ingersoll-Rand plc replaced Ingersoll-Rand Company Limited (“IR-Limited”) as the ultimate parent company. Concurrently with the completion of the Reorganization, IR-Limited completed the transfer of all the outstanding shares of Ingersoll-Rand Global Holding Company Limited (“IR-Global”) to Ingersoll-Rand International Holding Limited (“IR-International”), another indirect subsidiary of IR-Limited incorporated in Bermuda, whereupon IR-International assumed the obligations of IR-Limited as an issuer or guarantor, as the case may be, under the indentures governing the Group’s outstanding notes, medium-term notes and debentures.

IR plc and IR-Limited also fully and unconditionally guarantee the payment obligations of IR-International, IR-Global and Ingersoll-Rand Company (“IR-New Jersey”), a indirect subsidiary of IR-Limited incorporated in New Jersey, as the case may be, as the issuers of debt securities under these indentures. Neither IR plc nor IR-Limited intends to issue guarantees in respect of any indebtedness incurred by Trane. In addition, any securities issued by IR-Limited that were convertible, exchangeable or exercisable into Class A common shares of IR-Limited are now convertible, exchangeable or exercisable, as the case may be, into the ordinary shares of IR plc. See Note 23 of the consolidated financial statements for disclosure of the debt and credit facilities related to the Group.

14. CONTINGENCIES

In order to avail of the exemption contained in Section 17 of the Companies (Amendment) Act, 1986, the parent Company, Ingersoll-Rand plc, has guaranteed the liabilities of its subsidiary undertakings registered in Ireland. As a result, the subsidiary undertakings have been exempted from the provisions of Section 7 of the Companies (Amendment) Act, 1986. Details of the Group’s principal subsidiaries have been included at Note 38 to the consolidated financial statements. The Irish subsidiaries of the Group covered by the Section 17 exemption are Airside Manufacturing Limited, Ingersoll-Rand Irish Holdings, Spanashview, Thermo King Ireland Limited, Thermo King European Manufacturing Limited, Thermo King Total Kare Limited and Ingersoll-Rand International Limited.

15. RELATED PARTY TRANSACTIONS

The Company has not disclosed any related party transactions as it has availed of the exemption available under the provisions of FRS 8 ‘Related Party Disclosures’ 3 (c) which exempts disclosure of transactions entered into between two or more members of a group, provided that any subsidiary which is a party to the transaction is wholly owned by a member of that group.

16. APPROVAL OF FINANCIAL STATEMENTS

The Company financial statements were approved by the board of directors of the Company on 7 April 2011.